UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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CVS Health Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CVS Health®

2025

Notice of Annual Meeting of Stockholders and Proxy Statement

May 15, 2025 | Virtual Meeting at 8:00 a.m., Eastern Time | www.virtualshareholdermeeting.com/CVS2025

The Annual Meeting will be held solely by means of remote communication to allow our stockholders to participate regardless of their geographic location. This Notice of 2025 Annual Meeting and Proxy Statement is being mailed or transmitted beginning on or about April 4, 2025 to stockholders of record at the close of business on March 17, 2025.

Our strategic priorities are accelerating our journey to becoming America’s leading and most trusted health care company.

Our priorities

Best-in-class businesses

Strong integrated capabilities

Leading digital strategy and tech-enabled simplicity and efficiency

Disciplined capital stewardship

Message from Our Executive Chair, Our Chief Executive Officer and Our Lead Independent Director

Dear Fellow Stockholders:

Our aspiration is to be the leading and most trusted health care company in America. We believe this is possible because of the businesses we have, the strategy we are executing, and most importantly, our colleagues who serve 185 million people across our country.

Our integrated model allows us to deliver greater access, simpler experiences, lower costs and better outcomes. In short, we are uniquely positioned to provide the things people want the most from health care.

Financial performance

We are confident that the changes made in 2024 have set CVS Health® on a strong path for the future. We took decisive actions to improve the long-term sustainability of our Aetna® business, continued to implement our innovative and transparent pharmacy models, increased our focus on operational excellence and enhanced our leadership team. In 2024, we delivered $372.8 billion in revenue, generated $9.1 billion in operating cash flow and returned nearly $3.4 billion to stockholders.

Maximizing value

Our ongoing commitment to driving innovation and integrating our businesses creates value for patients, members, customers and stockholders. In 2024, we made significant progress with our industry-first pharmacy models, CVS CostVantage™ and CVS Caremark TrueCost™. In addition, Cordavis™ contributed to net client savings of almost $1 billion by redefining the biosimilar drug marketplace. Our integrated teams helped Aetna achieve exceptional Star Ratings, with 88% of our Medicare Advantage members in 4-Star plans or higher.

Technology at the foundation

Technology helps create exceptional experiences for our consumers while simplifying how our colleagues work. We redesigned our CVS Health app in January 2025 to seamlessly connect users to our services and to the care they need — all in one place. Our clinicians can use artificial intelligence to summarize case notes, which frees up their time to engage with patients more deeply. Through the strategic and responsible use of technology, we are streamlining and connecting experiences for the millions of people we serve.

Management updates

Our management team and Board of Directors work together on the advancement of the Company’s strategic plan. We proactively engage with stockholders to enhance our understanding and to be responsive to your perspectives and preferences.

We made key leadership team updates in 2024 to drive focused execution of our strategy, including David’s appointment as President and Chief Executive Officer (“CEO”) and Roger’s appointment as Executive Chair of the Board. In addition, Prem Shah was appointed Group President, CVS Health. In this newly created role, Prem is responsible for operational performance and integrated value creation across our CVS Caremark®, Pharmacy & Consumer Wellness and Health Care Delivery businesses. Steve Nelson also joined the leadership team as the newly appointed President of Aetna, bringing deep expertise leading managed care and health care delivery companies. Steve is working closely with David to build on and accelerate the plan to improve performance at Aetna. In addition, Heidi Capozzi was appointed Executive Vice President and Chief People Officer leading the human resources, labor relations, compensation and benefits and corporate social responsibility teams.

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Board changes

We made a number of changes to our Board, including naming Mike Mahoney as Lead Independent Director to help provide dynamic Board leadership while maintaining strong independent oversight. We also enhanced our highly qualified Board with the appointment of four new directors, Leslie Norwalk, Larry Robbins, Guy Sansone and Doug Shulman, further sharpening our ability to achieve our bold ambitions. They bring skills that complement those of other Board members, including significant proficiency in health care, health services and other regulated industries, as well as areas corresponding to the evolution of our business.

We’d like to express our gratitude to J.P. Millon, who is retiring in May after having served on our Board since March 2007. J.P.’s extensive background in the pharmacy benefit management, pharmaceutical and life sciences businesses has been instrumental in the growth of the Company, and we wish him well in his future endeavors. We also acknowledge the many contributions of Nancy-Ann DeParle and Mary Schapiro, who have provided over eleven years and eight years, respectively, of diligent service to the Board and are not standing for re-election this year. Nancy-Ann has chaired our Nominating and Corporate Governance Committee for the past five years as our Board and management team has been updated, and her experience as the “health care czar” under President Obama has made her an invaluable member of the Health Services and Technology Committee since it was formed in 2016. Mary’s background as the former Chairman of the U.S. Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) has made her a vital contributor to our Audit Committee, as well as our Investment and Finance Committee during its separate existence in the key years following the Aetna merger. We thank both Nancy-Ann and Mary and wish them the best in the future.

Annual Meeting of Stockholders

We will host our Annual Meeting of Stockholders virtually at 8:00 a.m. ET on May 15, 2025 to allow our stockholders to participate regardless of location. As a stockholder, your vote is important to us and we encourage you to vote at your earliest convenience.

In 2025, we are building momentum across our businesses to drive our strategy forward and meet our financial commitments. Thank you for your investment in CVS Health. Your support is critical as we work to deliver simply better health for all Americans.

Sincerely,

Roger N. Farah Executive Chair of the Board	J. David Joyner President and Chief Executive Officer	Michael F. Mahoney Lead Independent Director

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Notice of Annual Meeting of Stockholders

Date and Time

May 15, 2025

8:00 a.m., Eastern Time

Eligibility to Vote

Stockholders of record at the close of business on March 17, 2025 may vote at the Annual Meeting.

Location

The Annual Meeting will be held exclusively online at . www.virtualshareholdermeeting.com/CVS2025

How to Vote

Your vote is important to the future of CVS Health. You are eligible to vote if you were a stockholder of record at the close of business on March 17, 2025. Even if you plan to attend the Annual Meeting virtually, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand:

Use the internet www.proxyvote.com

Use A Mobile Device Scan this QR Code

Call Toll-Free 1-800-690-6903

Mail Your Proxy Card Follow the instructions on your voting form

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 15, 2025:

The proxy statement and 2024 Annual Report to Stockholders (the “2024 Annual Report”), which includes our Annual Report on Form 10-K and our audited financial statements, are available at www.proxyvote.com and at www.cvshealthannualmeeting.com.

Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials.

You are cordially invited to join our 2025 Annual Meeting of Stockholders, to be held on Thursday, May 15, 2025, at 8:00 a.m., Eastern Time. Our Annual Meeting will be conducted exclusively online.

Items to be Voted		Board Recommendation
1	Elect the 13 director nominees named in this proxy statement;	FOR Each director nominee
2	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025;	FOR
3	Say on pay, an advisory vote to approve the Company’s executive compensation;	FOR
4	Act on 1 stockholder proposal, if properly presented; and	AGAINST

Conduct any other business properly brought before the Annual Meeting.

By Order of the Board of Directors,

Kristina V. Fink

Senior Vice President, Corporate Secretary and Chief Governance Officer
CVS Health Corporation
One CVS Drive
Woonsocket, Rhode Island 02895
(principal executive office)

April 4, 2025

Your vote is important.

Our proxy statement and proxy card are being mailed or transmitted to stockholders entitled to vote at the Annual Meeting beginning on or about April 4, 2025. Whether or not you plan to attend the Annual Meeting, please vote your shares. In addition to voting by mail or during the Annual Meeting by following the instructions available on the Annual Meeting website, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please read your voting instructions to see which of these options are available to you. Even if you are attending the Annual Meeting virtually, we strongly encourage you to vote in advance by Internet, phone or mail.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, beginning on or about April 4, 2025, we are mailing a Notice of Internet Availability to many of our stockholders instead of paper copies of our proxy statement and our 2024 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2024 Annual Report and proxy card.

The Annual Meeting will be accessible only at www.virtualshareholdermeeting.com/CVS2025 (the “Annual Meeting website”). We encourage you to access the Annual Meeting website prior to the start time and allow ample time to log into the Annual Meeting webcast and test your computer system. To be admitted to the Annual Meeting, you must enter the 16-digit control number found on the proxy card, Notice of Internet Availability or voting instruction form that accompanied your proxy materials when requested by the Annual Meeting website. You also may vote during the Annual Meeting by following the instructions available on the Annual Meeting website.

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CVS Health at a Glance

CVS Health is:

Accelerating opportunities to drive integrated value

Demonstrating progress towards key measures of success across the enterprise, enabling us to deliver on our financial commitments

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Proxy Statement Highlights

This summary highlights selected information in this proxy statement – please review the entire document before voting.

All of our Annual Meeting materials are available at www.cvshealthannualmeeting.com. There, you can download electronic copies of our 2024 Annual Report and proxy statement and use the link to vote.

Voting Items

ITEM

1	Election of directors Our 13 continuing directors are seasoned leaders who bring a mix of skills and qualifications to our Board of Directors
	FOR each director nominee	See page 10

ITEM

2

Ratify the appointment of the Company’s independent registered public accounting firm for 2025

Based on its recent evaluation, our Audit Committee believes that the retention of Ernst & Young LLP is in the best interests of the Company and its stockholders

	FOR	See page 41

ITEM

3

Say on pay - an advisory vote on the approval of the Company’s executive compensation

Our executive compensation program reflects our unwavering commitment to paying for performance and reflects feedback received from stockholder outreach

	FOR	See page 43

ITEM

4	Stockholder proposal See the Board of Directors’ statement of opposition AGAINST the stockholder proposal
	AGAINST	See page 104

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The CVS Health Board

Jean-Pierre Millon, an independent member of the Board of Directors (the “Board”), who has reached our mandatory retirement age, is retiring from the Board at the 2025 Annual Meeting. In addition Nancy-Ann M. DeParle and Mary L. Schapiro will not be standing for re-election. At the time of the Annual Meeting, the size of the Board will be reduced to 13 directors. You are asked to vote on the election of the following 13 nominees to serve on the Board of CVS Health Corporation (“CVS Health” or the “Company”). All directors are elected by a majority of votes cast, and all presently serve on the Board. The information below reflects the current leadership and expected membership of each of the Board’s committees after the Annual Meeting.

Name	Principal Occupation	Age	Director Since	Current Board Roles	Other Public Company Boards
Fernando Aguirre	Former Chairman, President and CEO of Chiquita Brands International, Inc.	67	2018	IND, A (Chair), MP&D	2
Jeffrey R. Balser, M.D., Ph.D.	President and CEO of Vanderbilt University Medical Center	63	2022	IND, A, HS&T (Chair), E	None
C. David Brown II	Partner; Former Member of Executive Committee of Nelson Mullins Riley & Scarborough LLP	73	2007	IND, MP&D (Chair), N&CG	None
Alecia A. DeCoudreaux	President Emerita of Mills College at Northeastern University and Former Executive at Eli Lilly and Company	70	2015	IND, HS&T, N&CG	1
Roger N. Farah	Executive Chair of the Board of CVS Health Corporation; Former Executive at Tory Burch and Ralph Lauren	72	2018	E (Chair)	1
Anne M. Finucane	Chair of the Board of Rubicon Carbon and Former Vice Chairman of Bank of America Corporation	72	2011	IND, A, MP&D, E	1
J. David Joyner	President and CEO of CVS Health Corporation	60	2024	E	None
J. Scott Kirby	CEO and a Member of the Board of United Airlines Holdings, Inc.	57	2023	IND, HS&T, N&CG	1
Michael F. Mahoney	Chairman of the Board, President and CEO of Boston Scientific Corporation	60	2023	LID, MP&D, N&CG (Chair), E	1
Leslie V. Norwalk	Strategic Counsel at Epstein Becker & Green P.C.	59	2024	HS&T	4[1]
Larry M. Robbins	Founder, Chief Executive Officer and Portfolio Manager of Glenview Capital Management, LLC	55	2024	IND, A	1
Guy P. Sansone	Chairman and Chief Executive Officer of H2 Health	60	2024	IND, A	1
Douglas H. Shulman	Chairman and Chief Executive Officer of OneMain Holdings, Inc.	57	2024	IND, MP&D	1

IND - Independent LID - Lead Independent Director	A - Audit E - Executive	HS&T - Health Services and Technology	MP&D - Management Planning and Development	N&CG - Nominating and Corporate Governance

[1]	Ms. Norwalk intends to reduce the number of public company boards on which she serves during this proxy season by not standing for re-election at one of them.

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Our Directors Nominated for Election at the Annual Meeting

The demographic information presented below is based on voluntary self-identification by each director nominee. Additional biographical information regarding each director nominee is set out starting on page 12.

Audit Committee Financial Experts	Tenure	CEO Experience

Financial Expertise

Qualified as
Financial Experts

Financially Literate

Four nominees who are members of our current Audit Committee are designated Audit Committee Financial Experts.

Six other nominees have qualifications to be financial experts, and the remaining three are financially literate.

	0-4 years 5-9 years 10+ years Our directors bring a balance of experience and fresh perspective to our boardroom. The average tenure of our director nominees is 4.9 years.	Eight of our director nominees serve/have served in CEO roles; all of the nominees possess extensive leadership experience Age 50-59 years 60-69 years 70-74 years

Director Nominee Expertise, Skills and Experience

Our director nominees possess expertise, key skills and relevant experience in several different categories identified by the Board as important to effectively oversee the Company’s strategy, risks and management. While many of our nominees have skills and experience in most or all of these important categories, the following graphic identifies the five most relevant categories for each nominee (in addition to Senior Leadership, which all of them possess). See page 11 for an individual skills matrix, along with details as to how these skills and expertise link to the Company’s strategy.

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Board and Corporate Governance Highlights

The Board continually evaluates the Company’s corporate governance policies and practices to ensure that the right mix of individuals is present in our boardroom to best serve our stockholders by ensuring effective oversight of our strategy and management. We are committed to maintaining the highest standards of corporate governance and have established a strong and effective framework by which the Company is governed.

2024-2025 Board and Corporate Governance Developments	Further Information

•   Jeffrey R. Balser, M.D., Ph.D., was appointed Chair of the Health Services and Technology Committee (“HS&T Committee”) in September 2024 in anticipation of the retirement of Mr. Millon. The Nominating and Corporate Governance Committee (“N&CG Committee”) determined that Dr. Balser’s deep health care knowledge and leadership provide the necessary qualifications for him to serve as the Chair of the HS&T Committee.

» page 34

•   On October 17, 2024, J. David Joyner was appointed President and CEO and joined the Board and its Executive Committee. The Board believes that his deep understanding of our integrated business will help the Board oversee how CVS Health addresses the challenges our industry faces, more rapidly advance the operational improvements the Company is initiating and fully realize the value we can uniquely create.

» page 25

•   In connection with the CEO transition, also on October 17, 2024, the Board appointed Roger N. Farah as Executive Chair of the Board. Mr. Farah had previously served as our Independent Chair of the Board since May 2022.

» pages 14, 25, 30

•   In order to help the Board and management navigate the challenges the Company has been facing as it executes on its strategic imperatives, the Board has established a new leadership structure that allocates responsibilities among Mr. Farah, our Executive Chair, Mr. Joyner, our CEO, and Michael F. Mahoney, our Lead Independent Director. The Board believes that this allocation provides for dynamic Board leadership while maintaining strong independence and oversight.

» page 30

•   On November 17, 2024, the Board increased its size by four directors, and elected Leslie V. Norwalk, Larry M. Robbins, Guy P. Sansone and Douglas H. Shulman. This followed productive discussions with Glenview Capital Management, LLC. All directors were considered pursuant to the Board’s normal course candidate evaluation and selection process. These new directors bring new perspectives and deep market and industry experience relevant to our focus on driving greater financial and operational performance.

» page 20

•   At the time of the election of new directors in November 2024, Ms. Norwalk was appointed to the HS&T Committee, Mr. Sansone was appointed to the Audit Committee and Mr. Shulman was appointed to the Management Planning and Development Committee (“MP&D Committee”).

» pages 20, 33-35
• With the retirement of Jean-Pierre Millon, and Nancy-Ann M. DeParle and Mary L. Schapiro not standing for re-election, our Board size will decrease to 13 directors at the time of the Annual Meeting.	» page 21

•   Mr. Mahoney was appointed Chair of the N&CG Committee in March 2025, succeeding Ms. DeParle. The N&CG Committee determined that Mr. Mahoney’s recent appointment as the Board’s Lead Independent Director, his leadership expertise and his experience serving as a public company director make him an excellent choice to serve as Chair of the N&CG Committee.

» page 37

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2024-2025 Board and Corporate Governance Developments	Further Information
Board Communication and Stockholder Rights

•   Our Board supports and participates in our stockholder outreach program and has responded to stockholder input with changes in our compensation program and governance practices.

•   See our Certificate of Incorporation, By-laws and Corporate Governance Guidelines at https://investors.cvshealth.com under “Governance Documents”.

» pages 8-9, 55-56
Director Alignment with Stockholder Interests
• Generally, 75% of our non-employee directors’ annual retainer is paid in shares of CVS Health common stock.	» pages 38-40
• Directors must own at least 10,000 shares of CVS Health common stock within five years of election to our Board.	» pages 39, 107

•   Total director meeting attendance averaged approximately 97%, and other than two directors elected very shortly before the last regularly scheduled meetings of the year, each director nominee attended at least 75% of the meetings of the Board and the committees of which he or she was a member.

» page 38
• The Board is focused on ensuring it has the right skills in place to oversee execution of Company strategy as we navigate a challenging business environment.	» pages 5, 11, 12-18
• Our overboarding policy generally limits service by our directors to four total public company boards and also restricts public company audit committee service.	» pages 19-20
Board Oversight of Risk
• Full Board and individual committees focus on understanding and assessing Company risks.	» pages 25-28

•   Our Executive Chair, Lead Independent Director and our CEO are focused on the Company’s and the Board’s risk management efforts and ensure that enterprise risks are appropriately brought to the Board and/or its committees for review.

» pages 25-28, 29-31

•   The Board also reviews the Company’s succession planning, including in the case of the incapacitation, retirement or removal of the CEO. The CEO and Chief People Officer provide an annual report to the Board recommending potential successors, and the Board reviews succession planning with respect to the Company’s other key executives.

» page 24

•   The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the Board, as appropriate. Each of the Board’s standing committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. Each of the Board committees can engage advisors and experts as each committee deems necessary in connection with its risk oversight responsibilities.

» pages 25-28

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Stockholder Outreach – Governance and Compensation Actions

Stockholder Engagement

We have a long-standing stockholder outreach and engagement program through which we discuss and seek feedback on our long-term strategy, corporate governance, executive compensation program, disclosure practices and sustainability and impact programs. Our outreach and engagement program helps us better understand stockholder priorities and perspectives, gives us an opportunity to elaborate upon our initiatives with relevant experts and fosters constructive dialogue. We share feedback and insights from our engagement with stockholders and other stakeholders with our Board, as appropriate, and take the feedback and insights into consideration as we review and evolve our practices and disclosures. In addition to CVS Health’s annual stockholder outreach and engagement program, the Company seeks stockholder input throughout the year during events, including but not limited to quarterly earnings calls, industry presentations and conferences, Company-hosted events and presentations and securities analyst meetings.

This year, meetings with our stockholders took place in two phases: the first in early fall, and the second over the winter following the announcement of several changes related to the Company’s leadership and the Board. This second phase included follow-up conversations with certain stockholders with whom we initially engaged during the first phase, as well as engagements with stockholders we were not able to meet with earlier. In the aggregate, at the Board’s direction, management reached out to 32 stockholders representing approximately 57% of our outstanding stock and ultimately met with 19 stockholders representing approximately 46% of our outstanding stock. This includes meetings with smaller stockholders and other investor organizations who proactively requested to engage with us. We also contacted the leading proxy advisory firms. Roger Farah, our Executive Chair, participated in engagements with eight stockholders representing approximately 40% of our outstanding stock, as well as a proxy advisory firm.

We also engaged with each of the stockholders who submitted proposals for inclusion in this proxy statement. As a result of productive discussions with stockholder proponents, one stockholder proposal related to a proposed workers’ rights assessment and report was withdrawn based on the commitments made regarding enhanced disclosure in our upcoming Impact Reports.

We were pleased to engage in productive conversations with our stockholders in recent months. During the first phase of engagement, we discussed topics relevant to the Company’s strategy, Board composition and oversight, corporate governance and our environmental and social initiatives. We also discussed the structure of our executive compensation program and steps we have taken in recent years to align our compensation program with our evolving business strategy and stockholder experience and reflect their feedback. The Compensation Discussion and Analysis (“CD&A”) section of this proxy statement provides details on the executive compensation topics that were addressed with stockholders. Conversations during the second phase of engagement were primarily focused on Company updates from recent months, including executive leadership changes, changes to Board leadership structure and Board refreshment.

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[1]	Source: Capital IQ; represents percentage of outstanding shares as of March 17, 2025.

The key issues we discussed with our stockholders are summarized below:

Board Composition and Oversight; Corporate Governance

•   Board composition and the relevant qualifications and skillsets our directors possess to deliver impactful oversight of the Company

•   Recent refreshment of the Board, including how new directors’ skills and experiences align with our strategic initiatives, and how the Board thinks about refreshment going forward

•   Board responsibility for the oversight of Company strategy and key risk areas, including cyber and information security

•   The Board’s role in, and oversight of, recent executive leadership changes, including evaluation of CEO candidates

•   The evolution of the Board’s leadership structure, including appointment of an Executive Chair and Lead Independent Director and the division of responsibilities among the CEO, Executive Chair and Lead Independent Director

Compensation Actions

•   Updates to the long-term incentive compensation program effective for 2024, informed by careful deliberation and consideration of feedback following proactive engagement with our stockholders

•   Considerations around our compensation program to ensure alignment with our long-term strategic and operational goals, and compensation actions that support our recent leadership changes (see the CD&A beginning on page 47 for details)

Environmental and Social Strategy

•   Our Healthy 2030 strategy, and how it guides our commitment to improving the health of the people and communities we serve

•   Steps we have taken to support our workforce and the well-being and development of our colleagues

•   Our commitment to meeting stockholders’ expectations regarding robust and detailed disclosure on our workforce strategies

•   Key climate-related initiatives and disclosures addressing plastics, deforestation, biodiversity and greenhouse gas emissions

For more information on our executive compensation program, see the letter from the MP&D Committee beginning on page 45, “Stockholder Outreach and Engagement” beginning on page 55 and “Elements of Our Annual Executive Compensation Program” beginning on page 61.

For more information on corporate governance at CVS Health, please refer to pages 10-40 of this proxy statement and to the Corporate Governance pages of our Investor Relations website at https://investors.cvshealth.com.

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Corporate Governance and Related Matters

ITEM

1	Election of Directors
The Board of Directors unanimously recommends a vote FOR the election of all director nominees.

Our Board of Directors has nominated 13 candidates for election as directors at the Annual Meeting. All 13 nominees currently serve as directors. If elected, each nominee will hold office until the next annual meeting and until their respective successors have been duly elected and have qualified. All of the nominees are expected to attend the Annual Meeting.

The N&CG Committee believes that the Board is well-balanced and that it fully and effectively addresses the Company’s needs. Our nominees are seasoned leaders, all of whom hold or held senior executive leadership positions, who bring to the Board skills, qualifications and perspectives gained during their tenure at a wide array of public companies, private companies, non-profits, governmental and regulatory agencies and other organizations. We have indicated below for each nominee certain experience, qualifications, attributes and skills that led the N&CG Committee and the Board to conclude that the nominee should continue to serve as a director. Based on the N&CG Committee’s review of the nominees’ backgrounds and their past performance as CVS Health directors, the N&CG Committee and the Board believe that each of the nominees can and will devote an adequate amount of time to the effective execution of each nominee’s responsibilities as a director and member of their respective committees, and possesses the qualifications identified above.

Majority Voting

As discussed in this proxy statement on page 113 and elsewhere, directors are elected by a majority of the votes cast at the Annual Meeting (assuming that the election is uncontested). Under our By-laws, each nominee who is a current director is required to submit an irrevocable resignation, which resignation would become effective upon (1) that person not receiving a majority of the votes cast in an uncontested election, and (2) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board. The Board, acting on the recommendation of the N&CG Committee, will no later than at its first regularly scheduled meeting following certification of the stockholder vote, determine whether to accept the resignation of an unsuccessful incumbent. Absent a determination by the Board that a compelling reason exists for concluding that it is in the best interests of the Company for an unsuccessful incumbent to remain as a director, the Board will accept that person’s resignation. In the event any resignation is not accepted, the Board will disclose the rationale for its determination.

Board Skills and Attributes Matrix

We believe that our directors possess deep industry knowledge and expertise, are committed to representing the long-term interests of our stockholders and have the highest personal and professional ethics. Our Board is composed of directors with a broad range of perspectives and professional and personal experiences, which we believe is critical for achieving our strategic goals.

The following matrix displays the five primary skills that the Board and the nominee considered to be most relevant to each of our director nominees (in addition to the Senior Leadership skill, which each nominee possesses). This matrix is not intended to be an exhaustive list of each nominee’s skills, attributes or areas of principal contributions to the Board, and each possesses skills in addition to those presented in this matrix. More information about each director nominee can be found in the section entitled “Biographies of our Incumbent Board Nominees.”

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Skills & Experience and How They Link to the Company’s Strategy
Business Development and Corporate Transactions Impart insight to advance growth agenda of our strategic initiatives
Business Operations Provide guidance on the Company’s operations to help us to optimize our business strategy
Corporate Governance and Sustainability Help our Board fulfill its oversight function for environmental sustainability, community engagement and corporate social responsibility matters effectively
Finance Particularly well-suited to overseeing the quality and integrity of our financial statements
Health Care and Health Services Possess deep knowledge of the business challenges and opportunities facing our Company in the health care industry

Public Policy and Government Affairs

Offer insight into the regulatory environment of the many jurisdictions in which we operate, their legislative and administrative priorities, and the implications for our business

Regulated Industries Has a valuable perspective on how an extensive regulatory framework intersects with strategic and operational planning, including outside the health care industry

Risk Management

Are particularly adept at identifying and assessing the varied risks facing our Company, including the legal, regulatory and political environment and provide oversight of compliance standards

Senior Leadership Have experience overseeing senior leadership, finance, marketing and execution of business strategy from a management, board or governance perspective
Technology and Innovation Contribute expertise regarding product innovation and evolving customer, member and client expectations
Attributes/Background
Independent
CVS Health Director Since	11/18	9/22	3/07	3/15	11/18	1/11	10/24	10/23	11/23	11/24	11/24	11/24	11/24
Age	67	63	73	70	72	72	60	57	60	59	55	60	57
Gender	M	M	M	F	M	F	M	M	M	F	M	M	M
Black or African American
Hispanic/Latino
White

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Biographies of our Incumbent Board Nominees

Fernando Aguirre, 67
Independent Director	Director Qualification Highlights
Former Chairman, President and CEO of Chiquita Brands International, Inc. CVS Health director since: November 2018	Business Operations Corporate Governance and Sustainability Finance Health Care and Health Services Regulated Industries

CVS Health Board Committees:

Audit (Chair); Management, Planning and Development

Other Public Boards:

Barry Callebaut AG; Synchrony Financial

Education:

B.S., Southern Illinois University, Edwardsville

Biographical Information

Mr. Aguirre is the former Chairman, President and Chief Executive Officer of Chiquita Brands International, Inc. (“Chiquita”), a global distributor of consumer products, having served as Chiquita’s President and Chief Executive Officer from January 2004 to October 2012 and its Chairman from May 2004 to October 2012. Prior to joining Chiquita, Mr. Aguirre worked for more than 23 years in brand management, general management and turnarounds at The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products. Mr. Aguirre began his P&G career in 1980, serving in various capacities including President and General Manager of P&G Brazil, President of P&G Mexico, Vice President of P&G’s global snacks and U.S. food products, and President of global feminine care. Mr. Aguirre was a member of the board of directors of Aetna from 2011 until the closing of the closing of Aetna’s merger transaction with CVS Health in 2018 (the “Aetna Transaction”), when he became a director of CVS Health. Mr. Aguirre also serves as a director of Barry Callebaut AG, a manufacturer of high-quality chocolate and cocoa products, and is chair of its nomination and compensation committee, and as a director of Synchrony Financial, a consumer financial services company, and is chair of Synchrony’s nominating and corporate governance committee.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Aguirre brings to the Board extensive consumer products, global business and executive leadership experience. As a former Chairman and CEO of a large public company that produces and distributes consumer products worldwide, he has significant brand management and international experience that is valuable to the Board’s strategic and operational understanding of global markets. Mr. Aguirre’s experience and service on other large public company boards, where he has served as chair of various committees, positions him well as the Chair of our Audit Committee and member of the Management Planning and Development Committee.

Jeffrey R. Balser, M.D., Ph.D., 63
Independent Director	Director Qualification Highlights
President and Chief Executive Officer of Vanderbilt University Medical Center and Dean of Vanderbilt University School of Medicine CVS Health director since: September 2022	Finance Health Care and Health Services Regulated Industries Risk Management Technology and Innovation

CVS Health Board Committees: Health Services and Technology (Chair); Audit; Executive Other Public Boards: None Education: B.S., Tulane University; M.D. and Ph.D., Vanderbilt University

Biographical Information

Dr. Balser has served as the chief executive of Vanderbilt University Medical Center (“VUMC”) since 2009 and has been President and Chief Executive Officer since 2016, when VUMC became an independent health care company. He has also served as the Dean of the Vanderbilt University School of Medicine since 2008. Dr. Balser is a member of the National Academy of Medicine and serves on its governing council. He previously served on the board of Varian Medical Systems, Inc., an oncology treatment device and software maker that was publicly traded, from October 2018 until Varian was acquired by Siemens Healthineers AG in April 2021.

Skills and Qualifications of Particular Relevance to CVS Health

Dr. Balser’s business experience includes large regional quaternary health delivery system leadership, human capital management, senior business management experience including a number of community hospital and medical practice acquisitions, overall risk management expertise through oversight of VUMC’s quality, compliance and corporate integrity activities, and financial expertise through management of its financial statements and VUMC’s separation from Vanderbilt University. His experience as a physician scientist includes leading NIH-funded research in various areas of pharmacogenomics and spearheading growth in personalized medicine at VUMC from research concepts to bedside care, integrating advances in informatics, discovery science, and precision genomics. Under his leadership, VUMC has become an academic leader in health information technology. His education and experience as an M.D. with a Ph.D. in pharmacology are considered by the Board to be tremendous assets as the Company has expanded into health care delivery services. The Board believes that Dr. Balser’s deep health care knowledge and leadership bring great value to his role as the Chair of our Health Services and Technology Committee.

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C. David Brown II, 73
Independent Director	Director Qualification Highlights
Partner and Former Member of the Executive Committee of Nelson Mullins Riley & Scarborough LLP CVS Health director since: March 2007	Business Development and Corporate Transactions Corporate Governance and Sustainability Health Care and Health Services Public Policy and Government Affairs Risk Management

CVS Health Board Committees:

Management Planning and Development (Chair); Nominating and Corporate Governance

Other Public Boards:

None

Education:

B.S.B.A., University of Florida; J.D., University of Florida College of Law

Biographical Information

Mr. Brown has been a partner of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), a national law firm, since the August 2018 merger of Nelson Mullins and the Florida-based Broad and Cassel, of which Mr. Brown was Chairman from March 2000 through the time of the merger. He was also a member of the executive committee of Nelson Mullins until he rotated off the committee in December 2021. He served as the lead director of Rayonier Advanced Materials Inc., a leading specialty cellulose production company, until his retirement from that board in May 2020. Mr. Brown previously served on the board of Caremark Rx, Inc. from March 2001 until the closing of the merger transaction involving CVS Health and Caremark, when he became a director of CVS Health.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Brown’s legal expertise and health care experience are highly valued by the Board, as is his ability to analyze and interpret complex issues and facilitate Board engagement. He has a broad background in large-scale corporate and real estate transactions, both domestically and internationally. Mr. Brown has significant health care experience, including through his oversight of UF Health while serving as Chairman of the Board of Trustees for the University of Florida and as a member of the board of directors and executive committee of Orlando Health, a not-for-profit health care network. The Board believes that Mr. Brown’s experience adds knowledge and leadership depth to the Board.

Alecia A. DeCoudreaux, 70
Independent Director	Director Qualification Highlights
President Emerita of Mills College at Northeastern University and Former Executive at Eli Lilly and Company CVS Health director since: March 2015	Corporate Governance and Sustainability Health Care and Health Services Public Policy and Government Affairs Regulated Industries Risk Management

CVS Health Board Committees:

Health Services and Technology; Nominating and Corporate Governance

Other Public Board:

Parnassus Funds/Parnassus Income Funds

Education:

B.A., Wellesley College; J.D., Maurer School of Law at Indiana University

Biographical Information

Ms. DeCoudreaux is President Emerita of the former Mills College, a liberal arts college for women with graduate programs for women and men, which is now known as Mills College at Northeastern University, having served a five-year term as President from July 2011 through June 2016. Previously, Ms. DeCoudreaux served in a number of leadership roles at Eli Lilly and Company, a global pharmaceutical manufacturer (“Eli Lilly”), including as Vice President and Deputy General Counsel, Specialty Legal Team, from 2010-2011, Vice President and General Counsel, Lilly USA, from 2005-2009, and Secretary and Deputy General Counsel of Eli Lilly from 1999-2005. During her 30-year career with Eli Lilly, Ms. DeCoudreaux also previously served as Executive Director of Lilly Research Laboratories, Director of Federal Government Relations, Director of State Government Relations and Director of Community Relations. In addition, Ms. DeCoudreaux has served on a number of charitable, educational, for profit and nonprofit boards, including as both a trustee and board chair at Wellesley College. She currently serves as Lead Independent Trustee and Chair of the Board of Trustees of Parnassus Funds/Parnassus Income Funds, a family of investment funds that integrates environmental, social and governance factors and fundamental investment principles.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. DeCoudreaux has more than 30 years of experience in the pharmaceutical industry, and her experience as an attorney in that field and in the area of corporate governance makes her a great asset to our Board. In addition, the Board values her experience and perspective on state and federal government relations in the highly regulated health care industry, as well as her focus on community relations given our more than 9,000 retail locations across the U.S.

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Roger N. Farah, 72
Non-Independent Director	Director Qualification Highlights
Executive Chair of the Board of CVS Health Corporation and Former Executive at Tory Burch and Ralph Lauren CVS Health director since: November 2018	Business Development and Corporate Transactions Business Operations Corporate Governance and Sustainability Finance Risk Management

CVS Health Board Committee: Executive (Chair) Other Public Board: The Progressive Corporation Education: B.S., University of Pennsylvania

Biographical Information

Mr. Farah has been Executive Chair of the Board of CVS Health since October 2024 and previously served as Independent Chair of the Board of CVS Health beginning in May 2022. He is the former Chairman of the Board and a director of Tiffany & Co., a retailer of jewelry and specialty products, having served in that role from October 2017 to January 2021. He served as Executive Director of Tory Burch LLC, a retailer of lifestyle products, from March 2017 to September 2017, having previously served as Co-Chief Executive Officer and director from September 2014 to February 2017. He is former Executive Vice Chairman of Ralph Lauren Corporation, a retailer of lifestyle products, having served in that position from November 2013 to May 2014, and previously served as President and Chief Operating Officer (“COO”) from April 2000 to October 2013, and a director from April 2000 to August 2014. During his 40-plus year career in retailing, Mr. Farah also held director and/or executive positions with Venator Group, Inc. (now Foot Locker, Inc.), R.H. Macy & Co., Inc., Federated Merchandising Services, the central buying and product development arm of Federated Department Stores, Inc., Rich’s/Goldsmith’s Department Stores, and Saks Fifth Avenue, Inc. Mr. Farah was a member of the board of directors of Aetna from 2007 until the closing of the Aetna Transaction, when he became a director of CVS Health. He was a director of Metro Bank PLC, a financial services company, until his retirement from that board in March 2020. He currently serves as a director of The Progressive Corporation, an insurance company that provides auto, personal residential property, business, general liability and other insurance and related services.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Farah brings extensive business and leadership experience to our Board. He has strong marketing, brand management and consumer insights from his over 40 years of experience in the retail industry. His former positions as Executive Vice Chairman, President and COO of Ralph Lauren and Executive Director and Co-CEO of Tory Burch give Mr. Farah important perspectives on the complex financial and operational issues facing the Company. The Board believes that his experience as a board chair and executive leading consumer-facing companies makes him very well suited to serve as Executive Chair of our Board.

Anne M. Finucane, 72
Independent Director	Director Qualification Highlights
Chair of the Board of Rubicon Carbon and Former Vice Chairman of Bank of America Corporation CVS Health director since: January 2011	Business Development and Corporate Transactions Corporate Governance and Sustainability Public Policy and Government Affairs Regulated Industries Risk Management

CVS Health Board Committees: Audit; Management Planning and Development; Executive Other Public Board: Williams Sonoma, Inc. Education: B.A., University of New Hampshire

Biographical Information

Ms. Finucane has been a Senior Advisor of the TPG Climate Rise Fund (“TPG”), an investment fund focused on various climate sub-sectors, since September 2022 and the Chair of the Board of Rubicon Carbon, a carbon credit firm and a TPG portfolio company, since November 2022. Previously, Ms. Finucane served as Chairman of the Board of Bank of America Europe from July 2018 through December 2022. Ms. Finucane served as a Vice Chairman of Bank of America Corporation, an international financial services company, from July 2015 until her retirement in December 2021. From 2006 through July 2015, Ms. Finucane served as Global Chief Strategy and Marketing Officer for Bank of America and served as Northeast Market President from 2004 through July 2015. As a member of the executive management team, Ms. Finucane was responsible for the strategic positioning of Bank of America and led the company’s environmental, social and governance, sustainable finance, capital deployment and global public policy efforts. She established and co-chaired the company’s Sustainable Finance Committee, which included a $1 trillion environmental business initiative, deploying capital to help accelerate the transition to a low-carbon, sustainable economy, and was chair of Bank of America’s Environmental, Social and Governance Committee. She currently serves as a director of Williams Sonoma, Inc., a retailer of kitchen and home products.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. Finucane’s experience in the highly regulated financial services industry, in consumer strategies and marketing given the Company’s consumer focus, and in public policy and government affairs throughout the U.S., provides our Board with valuable insight in those key areas as we execute our strategy. Her distinguished career in banking also makes her a valued member of the Audit and Management Planning and Development Committees.

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J. David Joyner, 60
Non-Independent Director	Director Qualification Highlights
President and Chief Executive Officer of CVS Health Corporation CVS Health director since: October 2024	Business Development and Corporate Transactions Business Operations Health Care and Health Services Regulated Industries Technology and Innovation

CVS Health Board Committee: Executive Other Public Boards: None Education: B.S., The Rawls College of Business at Texas Tech University

Biographical Information

Mr. Joyner became Chief Executive Officer and President of CVS Health on October 17, 2024. Prior to this appointment, Mr. Joyner had served as the Executive Vice President and President of Pharmacy Services of the Company since January 2023. From September 2020 to January 2023, Mr. Joyner served as an advisor to enterprises in the health care space. Mr. Joyner previously served in various roles at the Company and its predecessors, including as Executive Vice President – Sales and Account Services, CVS Caremark from 2004 through December 2019. Mr. Joyner began his career at Aetna before joining Caremark Prescription Services in 1993. Mr. Joyner also has been a member of the Advisory Council of the Rawls College of Business of Texas Tech University since July 2020.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Joyner has 37 years of health care and pharmacy benefit management experience primarily at CVS Health and predecessor organizations, and has also served on the boards of several private equity-backed health care companies. He began his career at Aetna as an employee benefit representative before joining Caremark Prescription Services as a regional sales manager. He then served as executive vice president of sales and account services at CVS Caremark and executive vice president of sales and marketing at CVS Health. His deep understanding of our integrated business will help the Board oversee how CVS Health addresses the challenges our industry faces, more rapidly advance the operational improvements our Company requires, and fully realize the value we can uniquely create.

J. Scott Kirby, 57
Independent Director	Director Qualification Highlights
Chief Executive Officer and Member of the Board of United Airlines Holdings, Inc. CVS Health director since: October 2023	Business Development and Corporate Transactions Finance Public Policy and Government Affairs Regulated Industries Technology and Innovation

CVS Health Board Committees:

Health Services and Technology; Nominating and Corporate Governance

Other Public Board:

United Airlines Holdings, Inc.

Education:

B.S., U.S. Air Force Academy; M.S., George Washington University

Biographical Information

Mr. Kirby has been the Chief Executive Officer and a member of the Board of Directors of United Airlines Holdings, Inc. (“United Airlines”), an international air carrier, since May 2020. Mr. Kirby also serves on the Executive Committee and the Finance Committee of the United Airlines Board of Directors. From August 2016 until May 2020, Mr. Kirby was President of United Airlines and was responsible for its operations, marketing, sales, alliances, network planning and revenue management. Prior to joining United Airlines, he was President of American Airlines from December 2013 until August 2016 and was President of US Airways from September 2006 until December 2013, when US Airways merged with American Airlines. He started his career at the Pentagon and in the technology sector. Mr. Kirby is a member of the Board of Directors of SONIFI Solutions, a privately held manufacturer of integrated technology and service platforms. He also currently serves as the Chairman of the Star Alliance Chief Executive Board, a global alliance consisting of 26 member airlines, and is a member of the Board of Governors of the International Air Transport Association, a trade association comprised of 240 of the world’s airlines. Mr. Kirby is also a member of the Board of Directors of the U.S. Air Force Academy Foundation.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Kirby is a well-known airline industry veteran, with a broad and accomplished three-decade-long career in significant leadership roles. Mr. Kirby brings valuable expertise to the Board from his experience with marketing, sales, alliances and network planning at United Airlines, as well as his education and background in technology. As CEO of a large public company who is responsible for its business and ongoing operations, he has experience and understanding of how to implement strategic priorities. These skills make him well qualified to serve as a member of the Health Services and Technology Committee and the Nominating and Corporate Governance Committee.

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Michael F. Mahoney, 60
Lead Independent Director (since March 2025)	Director Qualification Highlights
Chairman, President and CEO of Boston Scientific Corporation CVS Health director since: November 2023	Business Development and Corporate Transactions Business Operations Finance Health Care and Health Services Technology and Innovation

CVS Health Board Committees:

Management Planning and Development; Nominating and Corporate Governance (Chair); Executive

Other Public Board:

Boston Scientific Corporation

Education:

B.B.A., University of Iowa; M.B.A., Wake Forest University

Biographical Information

Mr. Mahoney has been the President of Boston Scientific Corporation (“Boston Scientific”), a global developer, manufacturer and marketer of medical devices, since October 2011, and has been Chief Executive Officer and a member of the Board of Directors of Boston Scientific since November 2012. He became Chairman of the Board of Directors of Boston Scientific in May 2016. Prior to joining Boston Scientific, Mr. Mahoney served as Worldwide Company Group Chairman of Johnson & Johnson’s DePuy franchise, an orthopedics and neurosciences business, from April 2007 through January 2011. From January 2001 through March 2007, he served as President and Chief Executive Officer of Global Healthcare Exchange, a leading medical supply chain solutions company. Mr. Mahoney began his career at General Electric Medical Systems, where he spent 12 years, culminating in the role of General Manager of the Healthcare Information Technology business. From October 2015 until September 2023, Mr. Mahoney served as a member of the Board of Directors of Baxter International Inc.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Mahoney has extensive experience leading global, medical products companies, including as Chairman, President and Chief Executive Officer of Boston Scientific. His management experience includes leading complex organizations in medical device and other healthcare-related businesses, expertise in building strong leadership teams, developing international markets, and a proven ability to execute successful business strategies and drive operational excellence. Mr. Mahoney also has significant knowledge of the global medical products business and extensive experience leading and operating within global, multi-faceted medical products companies as a result of his roles at Boston Scientific and Johnson & Johnson, which provides the important qualifications to serve as Lead Independent Director, and Chair of the Nominating and Corporate Governance Committee.

Leslie V. Norwalk, 59
Non-Independent Director	Director Qualification Highlights
Strategic Counsel at Epstein, Becker & Green, P.C. CVS Health director since: November 2024	Corporate Governance and Sustainability Health Care and Health Services Public Policy and Government Affairs Regulated Industries Risk Management

CVS Health Board Committee:

Health Services and Technology

Other Public Boards:

Arvinas, Inc., ModivCare Inc., Neurocrine Biosciences, Inc. and Globus Medical, Inc. (plans to step down from one public company board this proxy season)

Education:

B.A., Wellesley College, J.D., George Mason University

Biographical Information

Ms. Norwalk has served as Strategic Counsel to health care companies at Epstein, Becker & Green, P.C., a national law firm, since 2007. She also advises companies through EBG Advisors, a national strategy and management consultancy, and National Health Advisors, an advocacy firm. She serves as an advisor to private equity investors, including three private equity firms, particularly on health care matters. Ms. Norwalk currently sits on the boards of directors of Arvinas, Inc., a biotechnology company, ModivCare Inc., a technology-enabled healthcare services company, Neurocrine Biosciences, Inc., a biopharmaceutical company, Globus Medical, Inc., a medical device company, and several privately held health care entities. She is also a member of APCO Worldwide’s International Advisory Council. Ms. Norwalk formerly sat on the boards of NuVasive, Magellan Health, Centene and Endologix, among others, and is the former Acting Administrator for the U.S. Centers for Medicare & Medicaid Services (“CMS”) under the George W. Bush administration.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. Norwalk has deep knowledge of, and experience with, the health care industry and related government regulations, as well as corporate governance, health care compliance and risk management, which the Board believes provides important skills to serve on our Board and the Health Services and Technology Committee. Ms. Norwalk appreciates the concern held by some stockholders that she is serving on a number of public company boards. Her intention is to address that concern by reducing the number of public company boards on which she serves during this proxy season. Despite her service on a number of public company boards, the Company believes Ms. Norwalk is able to devote sufficient time and attention to her duties and to fulfill her responsibilities as a director of CVS Health. Ms. Norwalk’s deep knowledge of, and experience with, the health care industry and government regulations, as well as corporate governance and risk management, provide valuable guidance and insight to our Board.

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Larry M. Robbins, 55
Independent Director	Director Qualification Highlights
Founder and Chief Executive Officer of Glenview Capital Management, LLC CVS Health director since: November 2024	Business Development and Corporate Transactions Corporate Governance and Sustainability Finance Health Care and Health Services Risk Management

CVS Health Board Committee: Audit Other Public Board: Butterfly Network, Inc. Education: B.S., University of Pennsylvania

Biographical Information

Mr. Robbins is the Founder, Portfolio Manager and Chief Executive Officer of Glenview Capital Management, LLC. Prior to founding Glenview in 2000, Mr. Robbins spent six years as an analyst and partner at Omega Advisors on their U.S. equity long/short team. He joined Omega after three years at Gleacher & Company, a merger and acquisition advisory boutique in New York. For 30 years, Mr. Robbins has been a portfolio manager analyzing and advising leading publicly traded companies on financial reporting and controls, capital allocation and capital markets strategy and a broad range of governance, operational, communication and strategic issues. Mr. Robbins has been lead independent director and a member of the board of directors of Butterfly Network, Inc., a medical digital imaging company, since 2021. He is also an active supporter of education reform and serves as chairman of the board of Together Education, and he is a board member of the Relay Graduate School of Education, Robin Hood Foundation and Zearn.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Robbins is recognized as a seasoned investor with deep health care industry expertise. His leadership experience and success in advising companies throughout the health care sector and his extensive knowledge of financial accounting make him a valued member of the Board and the Audit Committee.

Guy P. Sansone, 60
Independent Director	Director Qualification Highlights
Co-Founder, Chairman and Chief Executive Officer of H2 Health CVS Health director since: November 2024	Business Development and Corporate Transactions Business Operations Finance Health Care and Health Services Technology and Innovation

CVS Health Board Committee: Audit Other Public Board: Pediatrix Medical Group, Inc. Education: B.S., University at Albany, SUNY

Biographical Information

Mr. Sansone has served as the Co-Founder, Chairman and Chief Executive Officer of H2 Health, a leading regional provider of physical rehabilitation services and clinician staffing solutions, since February 2020. Prior to that, he served as Managing Director at Alvarez & Marsal in New York, a financial advisory and consulting firm notable for its work in turnaround management and performance improvement of a number of large, high- profile businesses across the globe, where he served as Chairman of the firm’s Healthcare Industry Group, which he founded in 2004. Mr. Sansone is a member of the board of directors of several publicly traded and privately held health care companies, including Pediatrix Medical Group (formerly Mednax), a provider of physician services, Longevity Health Plans, a specialized Medicare Advantage health plan, Carisk Partners, a risk transfer, care coordination company, Ovation Healthcare, a provider of hospital management and advisory services, and ChenMed, an operator of medical centers. He formerly served on the board of directors of public company Magellan Healthcare and served on its audit and compliance committees.

Skills and Qualifications of Particular Relevance to CVS Health

Over the past 25-plus years, Mr. Sansone has invested in, advised and consulted as an executive to numerous companies, particularly in the health care industry, focusing on developing and evaluating strategic and operating alternatives designed to enhance value. His experience and expertise in the health care industry, as a public company audit committee member and in finance make him an excellent addition to our Board and its Audit Committee.

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Douglas H. Shulman, 57
Independent Director	Director Qualification Highlights
Chairman and Chief Executive Officer of OneMain Holdings, Inc. CVS Health director since: November 2024	Business Development and Corporate Transactions Finance Public Policy and Government Affairs Regulated Industries Technology and Innovation

CVS Health Board Committee:

Management Planning and Development

Other Public Board:

OneMain Holdings, Inc.

Education:

B.A., Williams College, M.P.A., Harvard JFK School of Government, J.D., Georgetown University

Biographical Information

Mr. Shulman has served as Chief Executive Officer of OneMain Holdings, Inc., a financial services company that is a leader in offering nonprime customers responsible access to credit, since 2018, and has been Chairman of the Board of OneMain since 2021. Prior to joining OneMain, Mr. Shulman was Senior Executive Vice President, Global Head of Client Service Delivery and was a member of the Executive Committee at BNY Mellon, a global financial services firm. Prior to BNY Mellon, he was a Senior Advisor at McKinsey & Company, and from 2008 to 2012, he served as the Commissioner of the Internal Revenue Service, where he directed a transformation of the agency’s technology, drove customer service metrics to historic levels and led important breakthroughs in addressing international tax evasion. Previously, Mr. Shulman was Vice Chairman and, before that, President of Markets, Services and Information at FINRA and its predecessor company, NASD, when it owned the Nasdaq Stock Market and the American Stock Exchange.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Shulman has significant experience managing large, complex organizations at the intersection of financial services, data and technology. The Board believes his background in technology and operations, financial and risk management expertise and regulatory and human capital management experience provide important skills and expertise for our Board and make him an excellent member of the Management Planning and Development Committee.

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Director Qualification Criteria

Recognizing that the selection of qualified directors is complex and crucial to the long-term success of the Company, the N&CG Committee has established in its charter guidelines for the identification and evaluation of candidates for membership on the Board. Under its charter, the N&CG Committee recommends to the Board criteria for Board membership and recommends individuals for membership on the Board. The N&CG Committee’s charter provides that candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors, taking into account each candidate’s other formal commitments. The N&CG Committee charter provides the following qualities in identifying and evaluating candidates for Board membership:

• Background, experience and skills • Character, reputation and personal integrity • Judgment • Independence	• Viewpoint • Commitment to the Company and service on the Board • Any other factors that the N&CG Committee may determine to be relevant and appropriate

The N&CG Committee makes these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of characteristics. Consistent with this philosophy and pursuant to the Corporate Governance Guidelines, the N&CG Committee will initiate a search that includes individuals who reflect diverse backgrounds and experiences that align with the Company’s workforce strategies that support our strategic objectives. The N&CG Committee also takes into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees. The N&CG Committee reviews these guidelines at least annually and modifies them as it deems appropriate.

Board Composition and Director Commitments Oversight

The N&CG Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the qualities mentioned above, the need for audit committee expertise, workload and corporate governance best practices. In evaluating the workload of nominees, our Corporate Governance Guidelines specify requirements relating to simultaneous service by directors on other public or private company boards or public company audit committees.

The Board believes that CVS Health and its stockholders have benefitted, and will continue to benefit, from the wide range of experience, knowledge and perspectives gained through our directors’ outside commitments. The Board also believes however, that it is critical for directors to dedicate sufficient time to their service on the Board and to its committees to which a director is appointed. Pursuant to the Corporate Governance Guidelines, every director must notify the Executive Chair and the Chair of the N&CG Committee before accepting any invitation to serve on a public or private company board and/or another public company’s audit committee. The N&CG Committee’s approval is required for public company board or audit committee memberships, as well as for directorships for private companies that may compete with CVS Health or may generate revenue from operations in the same or similar business lines as CVS Health. The Board generally considers service on the board of directors of a total of four public companies, including the Company’s Board, as the maximum number of public company directorships for directors. The Board will consider service on private company boards on a case-by-case basis, since the workload and responsibilities of such boards vary widely.

Policies that limit the number of boards our directors serve on are generally intended to address concerns that directors on multiple boards may lack sufficient time to perform their board duties effectively. The Board believes additional factors should be considered in determining whether a director on multiple boards should continue to serve on the Company’s Board. Among other things, the Board considers (a) whether the director dedicates the appropriate time, attention and energy to his or her duties, (b) the skills and abilities that a director brings to our Board, and (c) how a director contributes to the overall mix of perspectives and backgrounds on the Board. The Board discusses these considerations generally in connection with its annual evaluation and assessment process.

The Board reviewed the outside commitments of Ms. Norwalk as part of her recent appointment. Ms. Norwalk currently sits on five public company boards, including our Board, and intends to reduce the number of public company boards she sits on by one during this proxy season. Accordingly, the Board believes that Ms. Norwalk’s

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outside commitments do not impact her ability to fully exercise her duties and meaningfully contribute to CVS Health. The Board considered that Ms. Norwalk, who served as the Acting Administrator for CMS during the George W. Bush administration, brings critical knowledge and expertise in the area of health care and government regulations, which is a highly relevant and valuable skill set to the Board, particularly at this time. Since her appointment, she has been well prepared for and fully participating in Board and Committee meetings, and has also dedicated significant time outside of meetings to engage with, and provide advice and counsel to, members of management.

Director Skills and Attributes

The N&CG Committee values a broad range of skills and attributes as factors when selecting members to serve on the Board, of which our nominees possess. In addition, to ensure that it has access to a broad range of qualified and experienced and candidates, the N&CG Committee may use the services of an independent search firm to help identify and assist in the evaluation of candidates.

The N&CG Committee has engaged an independent search firm to help identify and evaluate director candidates to further strengthen our Board in the future. The N&CG Committee also maintains an ongoing list of potential candidates and considers recommendations made by the Board’s independent directors and by our stockholders, as discussed below. See “Stockholder Submission of Nominees” for more information. In addition, the N&CG Committee regularly reviews the Board skills matrix with the skills and experience most relevant to CVS Health and its business needs. These skills and attributes are presented in the Board Skills and Attributes Matrix on page 11 of this proxy statement.

Director Re-Nomination

The Board applies equal rigor to its director re-nomination process as it does to evaluating prospective directors to join the Board. Each year the N&CG Committee evaluates each director’s ability to continue his or her role on the Board in a number of categories, including:

Attendance and Active Participation	Attendance and interactive contributions at Board and committee meetings
Board and Director Evaluations	Feedback received during the annual Board evaluation and discussions between each individual director and the Executive Chair and the N&CG Committee Chair
Skills, Qualifications and Experience	Possession of core competencies and command of contemporary insight into risks and opportunities facing the Company and the extent to which the director contributes to the overall range of skills of the Board
Time Commitment and Outside Board Affiliations	Stringent evaluation of overboarding considerations, time commitment and potential conflicts of interest or independence concerns to assess a director’s capacity to serve on our Board
Stockholder Feedback	Assessment of stockholder feedback, including voting results received during the most recent annual stockholder meeting

2024 Non-Disclosure Agreement

On November 11, 2024, we entered into a Non-Disclosure Agreement (“NDA”) with Glenview Capital Management, LLC (“Glenview”). The NDA provides for, among other things, the sharing of certain of the Company’s confidential information with Glenview and imposes confidentiality and related obligations on Glenview and its affiliates and representatives with respect to such information. Pursuant to the NDA, the Company also agreed to increase the size of the Board by four directors and to appoint Ms. Norwalk and Messrs. Robbins, Sansone and Shulman to the Board. The NDA provides that the Company will nominate each of these directors for election at the Annual Meeting and use its reasonable best efforts to cause their election at the Annual Meeting. The Company also agreed to appoint Ms. Norwalk to the HS&T Committee and Mr. Sansone to the Audit Committee.

Under the terms of the NDA, Glenview and its affiliates and representatives have agreed to abide by certain customary standstill restrictions, which remain in effect until the 30th day prior to the commencement of the stockholder director nomination window for the Company’s 2026 annual meeting of stockholders, subject to earlier termination in certain limited circumstances. The Company and Glenview also agreed to certain non-disparagement obligations.

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Board Refreshment and Retirement Age

The N&CG Committee and the Board follow a thoughtful refreshment process to ensure the Board composition best reflects the most appropriate mix of skills and experiences to perform strong oversight of the Company’s strategic priorities. The N&CG Committee and the Board also strive to maintain a range of tenures on the Board. Longer-serving directors bring valuable experience and a deep understanding of our complex businesses and industry, along with a historical perspective of our past experiences and business cycles, and how these past experiences may inform our current strategy. Directors with shorter tenures are also critical to the advancement of our strategy, bringing different skills and experiences and contributing fresh perspectives.

Our Board has undergone significant refreshment in recent years, with the addition of new directors deepening the Board’s C-suite experience, financial expertise, health care industry knowledge, technology expertise and consumer perspective, and expanding the range of background, experience and skills.

The N&CG Committee and the Board believe that setting a retirement age for CVS Health directors is advisable to facilitate the addition of new directors. Accordingly, our Corporate Governance Guidelines provide that no director who is or would be over the age of 74 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director in exceptional circumstances. In the event any waiver is provided, the Board will disclose the rationale for its decision.

Mr. Millon, who has reached the Board’s mandatory retirement age, is retiring from the Board at the Annual Meeting after over 17 years as director of the Company. In addition, Ms. DeParle and Ms. Schapiro are not standing for re-election at the Annual Meeting. As a result, the Board will be reduced from 16 to 13 directors effective at the time of the Annual Meeting.

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Board Evaluation Process

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. The N&CG Committee oversees the Board’s annual evaluation process and periodically reviews the format of the evaluation process. The N&CG Committee periodically uses a third party facilitator in connection with the annual evaluation process to ensure that actionable feedback is solicited on the operation and effectiveness of the Board, Board committees and director performance.

When considering current directors for re-nomination to the Board, the N&CG Committee takes into account the performance of each director, which is part of the N&CG Committee’s annual Board evaluation process. We have enhanced the evaluation process, including engaging an independent third party to conduct director interviews every few years and adding a comprehensive questionnaire to the process beginning in 2021. The following represents the evaluation process conducted in respect of 2024:

2024 Multi-Step Evaluation Process

Over the years, the Board has taken a number of actions in response to the evaluation process including:

•	Revised Board meeting calendar to enhance in-person meeting time for discussion;
•	Streamlined Board committee structure and meeting cadence to enable a deeper focus on oversight of increasingly complex and changing business priorities and oversight needs;
•	Added new directors with skill sets and experience that align with the Company’s evolving business strategy;
•	Enhanced the onboarding process for new directors and continued the practice of inviting current directors to those sessions; and
•	Enhanced process for overseeing talent development and succession planning across the Executive Leadership Team (“ELT”) with additional opportunities to interact with members of management with varying degrees of seniority.

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Stockholder Submission of Nominees

The N&CG Committee will consider any director candidates proposed by stockholders who submit a written request to our Corporate Secretary (including via our proxy access by-law, described below) in accordance with the procedures set out in the Company’s By-laws. All candidates should meet the qualities discussed under “Director Qualification Criteria” on page 19. The N&CG Committee evaluates all director candidates and nominees in the same manner regardless of the source.

If a stockholder would like to nominate a person for election or re-election to the Board, he or she must provide notice to the Company as provided in our By-laws and described in this proxy statement. The notice must include, among other things, a written consent indicating that the candidate is willing to be named in the proxy statement for the meeting as a director nominee and to serve a full term as a director of the Company if elected, in addition to the information required by our By-laws and any other information that the SEC would require to be included in a proxy statement when a stockholder submits a proposal. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must also provide the Company with the notice and other information required by our By-laws and the universal proxy rules. The Company’s Corporate Governance Guidelines provide that the information required of a candidate nominated by a stockholder will be the same as the information required of a candidate nominated by the Board. The Company will follow the procedural and informational requirements for director candidates as set forth in the Corporate Governance Guidelines and the By-laws of the Company. The Board and the N&CG Committee believe that all candidates for the Board, including both candidates proposed by the Board and those proposed by stockholders, should be treated equitably with respect to administrative and evidentiary requirements. Therefore, all nominees will be subject to the same standards and informational requirements, which may include, among other requirements, the completion of the Company’s standard Directors and Officers Questionnaire and any biographical affidavit required by the National Association of Insurance Commissioners. In addition, in making recommendations for individuals to serve on the Board, the N&CG Committee shall determine the eligibility of candidates nominated by stockholders as permitted by the Company By-laws; provided that the N&CG Committee’s determination that the procedural requirements set forth in the By-laws have been met shall not be considered a recommendation of such candidate by the N&CG Committee, and shall only signify that the N&CG Committee is not aware of any information that would disqualify the candidate from serving on the Board. See “Other Information – Stockholder Proposals and Other Business for Our Annual Meeting in 2026” for additional information related to proposals, including any nominations, for our 2026 Annual Meeting.

CVS Health has had a proxy access by-law since January 2016. The key terms of our proxy access by-law are: a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years may nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two nominees or 20% of the Board provided that the stockholders and the nominees satisfy the requirements specified in the Company’s By-laws.

Independence Determinations for Directors

Under our Corporate Governance Guidelines, a substantial majority of our Board must be comprised of directors who meet the director independence requirements set forth in the Corporate Governance Rules of the New York Stock Exchange Listed Company Manual (the “NYSE Listed Company Manual”). Under the NYSE Listed Company Manual, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company.

Our Board has adopted categorical standards to assist in making director independence determinations. Any relationship that falls within the following standards or relationships will not, in itself, preclude a determination of independence. These categorical standards are set forth in Annex A to the Company’s Corporate Governance Guidelines, which are available on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx or upon request to our Corporate Secretary.

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2025 Independence Determinations

The N&CG Committee undertook its annual review of director independence in March 2025. At the recommendation of the N&CG Committee, the Board determined that each of Mmes. DeCoudreaux, DeParle, Finucane and Schapiro, Dr. Balser and each of Messrs. Aguirre, Brown, Kirby, Mahoney, Millon, Robbins, Sansone and Shulman is independent. Mr. Joyner is not an independent director because of his employment as President and CEO of the Company, Mr. Farah is not independent due to his role as Executive Chair, and Ms. Norwalk is not independent in light of her pre-existing and ongoing service as an expert witness in certain litigation involving the Company and its subsidiaries.

The Board’s Role and Activities in 2024

The Board acts as the ultimate decision-making body of the Company and advises and oversees management, which is responsible for the day-to-day operations of the Company. In carrying out its responsibilities, the Board reviews and assesses CVS Health’s long-term strategy, succession planning and its strategic, competitive and financial performance.

During 2024, the Board reviewed and oversaw the actions that management initiated to overcome the macroeconomic, industry, regulatory and Company-specific factors driving the challenges within its businesses, including the actions taken to allow CVS Health to focus on executing its strategy. Our integrated model uniquely enables us to deliver a simpler, connected experience that saves time, saves money and improves health. We continued to see progress in key areas of our business, while we address the industry-wide challenges that also have impacted our Company. The Board also provided leadership and support to management in connection with the efforts taken to lower the total cost of care, improve health outcomes, deepen patient engagement and increase loyalty through innovative models and price transparency. Specifically, we supported delivering on the promise of a simpler, more transparent, and more sustainable approach to retail pharmacy services, including the implementation of our innovative CVS CostVantage reimbursement model. Beginning in 2025, all commercial prescriptions dispensed through CVS Pharmacy® are contracted through this new model.

In 2024, CVS Health delivered total revenues of $372.8 billion, up 4.2% compared to 2023, and generated cash flows from operations in 2024 totaling approximately $9.1 billion. The Board approved the Company’s return of nearly $3.4 billion to stockholders in 2024 through our quarterly cash dividend of $0.665 per share.

The Board’s Role in Strategy and Succession Planning

As part of its review of the Company’s strategy, the Board:

•	Reviews the Company’s financial performance on a regular basis at Board meetings and through regular updates from management;
•	Periodically reviews and assesses the Company’s short and long-term strategy and performance, on both an absolute basis and in relation to the performance, practices and policies of its peers;
•	Receives updates regarding strategic matters throughout the year;
•	Receives reports from management, and expert external speakers often are invited to present to the Board; and
•	Provides input and oversight on short-term strategic goals and sets the long-term strategic direction of the Company at the annual strategy-focused meeting.

The Board also reviews the Company’s succession planning, including in the case of the incapacitation, retirement or removal of the CEO. The Board has access to external consultants, as needed. The CEO:

•	Provides an annual report to the Board recommending and evaluating potential successors, along with a review of any development plans recommended for such individuals; and
•	Provides the Board on an ongoing basis with recommendations as to a successor in the event of an unexpected emergency. The Board also reviews succession planning with respect to the Company’s other key executive officers and ensures that directors have substantial opportunities to engage with successor candidates, including emerging leaders.

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Executive Leadership Transitions in 2024

In October 2024, the Company announced that the Board appointed J. David Joyner as President and CEO and a director of CVS Health, replacing Karen S. Lynch, who stepped down from her position. The Board believes that Mr. Joyner’s deep understanding of our integrated business, familiarity with CVS Health and industry experience will help CVS Health more directly address the challenges CVS Health and our industry faces, more rapidly advance the operational improvements our Company is initiating and fully realize the value we can uniquely create. The Board’s decision to appoint Mr. Joyner was unanimous, following the culmination of a thorough process conducted by the Board, which included the consideration of a broad slate of internal and external candidates.

Prior to becoming President and CEO of the Company, Mr. Joyner had served as the Executive Vice President and President of Pharmacy Services of the Company since January 2023 and previously served as the Company’s Executive Vice President – Sales and Account Services, CVS Caremark, from March 2011 through December 2019. His career with CVS Health and its subsidiaries began in 1986, when he joined Aetna.

Also in October 2024, the Board appointed Roger N. Farah, who had been serving as Independent Chair of the Board, as Executive Chair. This change in role was made in order for Mr. Farah, who has over 40 years’ experience leading companies, to work more closely with Mr. Joyner, a first-time CEO. Mr. Farah has a long history and unique familiarity with the Company, having served as a member of the Board of Directors at Aetna from 2007 until the closing of the Aetna Transaction, when he became a director of our Board. Additionally, his former positions as Executive Vice Chairman, President and COO of Ralph Lauren and Executive Director and Co-CEO of Tory Burch have provided him with important perspectives on the complex issues currently facing the Company. In light of Mr. Farah becoming non-independent, the Board also determined that it would add a Lead Independent Director, and in March 2025 Michael F. Mahoney was named to that role, as further discussed beginning on page 30.

Following Mr. Joyner’s appointment as President and CEO, the Company implemented additional updates across our leadership team that underscore our commitment to delivering on our strategic imperatives and serving our stockholders. Most notably, Prem Shah was appointed as Executive Vice President (“EVP”) and Group President, a newly created position within the Company, with responsibility for the operational performance and integrated value creation from CVS Caremark, CVS Pharmacy and the Company’s Health Care Delivery businesses, including Oak Street Health and Signify Health. Additionally, Steve Nelson joined the Company as EVP and President of Aetna. Mr. Nelson previously served as CEO of UnitedHealthcare, a division of UnitedHealth Group, and during his tenure there, he held several leadership roles stewarding UnitedHealthcare’s commercial and government businesses to significant improvements in growth, profitability, employee engagement and culture and customer satisfaction.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight involves both the full Board and its committees, as well as members of management.

The Board’s risk oversight function:

•   The Board focuses on understanding Company-wide risks and ensuring that risk matters are appropriately brought to the Board and/or its committees for review.

•   The Board ensures that the Corporate Governance Guidelines, the Board’s leadership structure and the Board’s practices facilitate the effective oversight of risk and communication with management.

•   The Board received regular updates on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective committees.

The Board considers its role in risk oversight when evaluating the Company’s Corporate Governance Guidelines and the Board’s leadership structure. Both the Corporate Governance Guidelines and the Board’s leadership structure facilitate the Board’s oversight of risk and communication with management. Our Executive Chair, Lead Independent Director and our CEO are focused on CVS Health’s and the Board’s risk management efforts and ensure that risk matters are appropriately brought to the Board and/or its committees for their review.

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Risk Oversight Framework

Full Board and Committees

The Company believes that its Board leadership structure supports the Board’s oversight function. The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the Board, as appropriate. Each of the Board’s standing committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. Each of the Board committees can engage advisors and experts as the committee deems necessary in connection with its risk oversight responsibilities.

Audit Committee

The Audit Committee is the primary committee charged with carrying out risk oversight responsibilities on behalf of the Board, including reviewing financial, operational, compliance, reputational and strategic risks and developing steps to monitor, manage and mitigate those risks. The Audit Committee annually reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management, the Company’s independent registered public accounting firm and the Company’s internal auditors the Company’s major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures.

MP&D Committee

The MP&D Committee has oversight responsibility for the Company’s overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See “Compensation Risk Assessment” beginning on page 36 for additional information.

N&CG Committee The N&CG Committee oversees several other types of governance and policy related risks.

HS&T Committee

The HS&T Committee reviews and assesses risks arising from the Company’s provision of health care services and the steps taken to identify, monitor and mitigate those risks. It also oversees matters concerning advancing the quality of pharmacy and medical care, patient safety and experience and the oversight of the health, safety and environment program and technology investments and developments across the enterprise.

Management

While the Board and its committees oversee risk management, Company management is charged with managing risk. The Company has robust internal processes and an effective internal control environment that facilitate the identification and management of risks and regular communication with the Board. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

ELT Oversight

Business units and functional areas are responsible for identifying risks, assessing the likelihood and potential impact of significant risks, and reporting to the ELT, CVS Health’s most senior executive group, on actions to monitor, manage and mitigate significant risks.

The corporate risk management culture begins from the top with the ELT setting the tone on the importance of risk management with the support of the Board and its committees. The ELT mandates the management of identified risks through Risk Champions with guidance and oversight by the Company’s Enterprise Risk Management (“ERM”) function and support by the Risk Champions and the Chief Audit Executive.

Management Structure

The CEO and ELT, along with other senior management including the Treasurer, Chief Compliance Officer (“CCO”), Chief Audit Executive, Chief Accounting Officer, Chief Privacy Officer (“CPO”), Chief Information Security Officer (“CISO”), Chief Sustainability Officer and Corporate Secretary & Chief Governance Officer, periodically report to relevant Board committees and to the full Board on the Company’s risk management policies and practices, including risk assessments and evaluation of compliance and legal risks.

To ensure connections at all levels for identification of risks, CVS Health utilizes a multi-tiered risk management structure comprised of the delegates, risk owners, business unit reviewers, legal, then the Risk Champions, who support the ELT. The Audit Committee provides overall ERM program oversight and reviews management’s progress in managing risks. This structure allows for effective communication and information flow throughout the risk framework.

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The Board’s Role in Oversight of Cybersecurity and Information Governance

Management has responsibility to manage risk and bring to the Board’s attention the most material near-term and long-term risks to the Company. The Company’s CISO and its CPO lead management’s assessment and management of cybersecurity and information security risk. The CISO reports to the Company’s Chief Experience and Technology Officer (the “CETO”, formerly the Chief Digital, Data, Analytics and Technology Officer), who reports directly to the Company’s CEO. The CETO, CISO and CPO also regularly review cybersecurity and information governance matters with management.

The Board has delegated the responsibility for oversight of the Company’s cybersecurity and information security risk programs, as well as its privacy and information governance programs, to the Audit Committee. Pursuant to its oversight, the Audit Committee reviews the Company’s cybersecurity, information governance and privacy programs periodically, and at least annually. The Company’s CETO, CISO and CPO update the Audit Committee periodically, and at least annually, and the full Board as needed, on the Company’s cybersecurity programs, including with respect to particular threats, incidents or new developments in the Company’s risk profile.

In order to increase board fluency in cybersecurity and information governance matters, the directors participate in both internal and external programs on these subjects. During 2024, our directors attended informational sessions on technology matters, artificial intelligence (“AI”) and cybersecurity, including presentations by management and external experts.

For more information on the Company’s cybersecurity risk management and governance, see “Part 1. Item 1C. Cybersecurity” of CVS Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 12, 2025 (the “2024 Form 10-K”).

The Board’s Role in Oversight of Environmental Sustainability, Community Engagement and Corporate Social Responsibility Matters

The N&CG Committee, pursuant to its charter, is formally charged with oversight of the Company’s environmental sustainability, community engagement and corporate social responsibility strategy and performance. The Company’s Chief Governance Officer, Chief People Officer and Chief Sustainability Officer regularly update the N&CG Committee on relevant risks and opportunities, and the N&CG Committee provides feedback and direction on the Company’s approach to key issues. The N&CG Committee also reviews the Company’s annual Impact Report prior to its publication. Additionally, the Audit Committee regularly reviews and discusses the key risks identified in the ERM process with management, their potential impact on us and our operations, and our risk mitigation strategies and related disclosure matters. These risks may include risks related to climate change, sustainability and other related matters. Various matters under the purview of the Board’s other committees, namely the HS&T Committee and the MP&D Committee, also fall within sustainability or corporate social responsibility categories, for example the human capital and culture matters overseen by the MP&D Committee and discussed below. The 2024 Healthy 2030 Impact Report is available on the Company’s website at www.cvshealth.com/reporting and highlights of our Healthy 2030 strategy and achievements are included on the back page of this proxy statement.

The Board’s Role in Our Opioid Action Plan

Our Board is committed to supporting the Company’s efforts to reduce opioid misuse in our communities through expanded education, implementation of safe prescription drug disposal, utilization management, funding for treatment and recovery programs and advocating for legislative and regulatory changes. We include information on our website that describes CVS Health’s efforts and the Board’s role in overseeing our approach at https://www.cvshealth.com/impact/healthy-community/our-opioid-response/the-boards-role.html.

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The Board’s Role in Oversight of Human Capital and Culture

We believe engaged colleagues produce stronger business results and are more likely to build a career with CVS Health, and our ability to attract and retain talented employees and executives is a risk area that the Board and its MP&D Committee oversees. Each year, under the oversight of our Board, we conduct internal engagement surveys that provide colleagues with an opportunity to share their opinions and experiences with respect to their role, their team and the enterprise to help the Board and our management identify areas where we can improve colleague experience. These surveys cover a broad range of topics including development and opportunities, recognition, performance, belonging, well-being, compliance and continuous improvement. In 2024, we conducted engagement surveys in both April and September. More than 150,000 colleagues participated in each survey and overall engagement stayed consistent across surveys.

Our Board and CEO also play a leading role in overseeing our human capital strategy, which consists of the following categories: workforce strategy; total rewards; colleague training and development; and health, safety and environment. Our MP&D Committee also reviews our broad-based compensation and benefits programs.

The Board is also regularly updated on key talent metrics for the overall workforce, including metrics related to our workforce, recruiting and talent development programs, and is updated on our human capital development strategy on an annual basis. For more information on the Company’s approach to talent development, engagement and our efforts in workforce strategy, please see our Impact Reports at www.cvshealth.com/reporting.

The Board’s Role in Oversight of Safety and Quality

The Board provides oversight regarding safety and quality efforts at CVS Health. The HS&T Committee (through its review of matters concerning efforts to advance the quality of pharmacy and medical care, as well as colleague and patient safety and experience) and N&CG Committee (through its oversight of environmental sustainability, community engagement and corporate social responsibility matters) receive regular updates on health and safety matters. Given the Company’s strategic move into providing a broader range of health care services, the Board and its committees have discussed with management the importance of safe and effective operations and quality delivery of care, as well as safety governance across the Company and the various third party accreditations maintained by CVS Health to help ensure safety and the delivery of quality care. For more information regarding the Company’s safety and quality programs, safety governance and third party accreditations, please see the “Safety and Quality” tab at https://www.cvshealth.com/impact/esg-reports/resource-library.html.

Contact with the Board, the Executive Chair, Lead Independent Director and Other Independent Directors

Stockholders and other parties interested in communicating directly with the Board, the Executive Chair, Lead Independent Director or with the independent directors as a group may do so by writing to CVS Health Corporation, One CVS Drive, MC 1160, Woonsocket, RI 02895. The N&CG Committee has approved a process for handling letters received by the Company and addressed to the Board, the Executive Chair, the Lead Independent Director or to independent directors as a group. Under that process, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board copies of all correspondence that, in her opinion, deals with the functions of the Board or its committees or that she otherwise determines requires their attention.

Code of Conduct

CVS Health has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our CEO, Chief Financial Officer (“CFO”) and Chief Accounting Officer. Our Code of Conduct is available on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and will be provided to stockholders without charge upon request to our Corporate Secretary. We intend to post amendments to, or waivers of, our Code of Conduct (to the extent applicable to our executive officers or directors) at that location on our website within the timeframe required by SEC rules.

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Related Person Transaction Policy

In accordance with SEC rules, the Board has adopted a written Related Person Transaction Policy (the “RPT Policy”). The N&CG Committee has been designated as the Board committee responsible for reviewing, approving or ratifying any related person transactions under the RPT Policy, since the N&CG Committee already has responsibility for evaluating the impact of conflicts involving directors on independence. The N&CG Committee reviews the RPT Policy on an annual basis and will amend the RPT Policy as it deems appropriate.

Pursuant to the RPT Policy, all executive officers, directors and director nominees are required to notify our General Counsel or Corporate Secretary of any financial transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, involving the Company in which an executive officer, director, director nominee, five percent beneficial owner or any immediate family member of such a person has a direct or indirect material interest.

The General Counsel or the Corporate Secretary presents any newly reported related person transactions, and proposed transactions involving related persons that might be deemed to be related person transactions, to the N&CG Committee at its next regular meeting, or earlier if deemed necessary or appropriate. The General Counsel or Corporate Secretary provides the N&CG Committee with an analysis and recommendation regarding each reported transaction. The N&CG Committee reviews these transactions, including the analysis and recommendation. The N&CG Committee may conclude, upon review of all relevant information, that the transaction does not constitute a related person transaction, and thus that no further review is required under the RPT Policy. If after its review, the N&CG Committee determines not to approve or ratify a related person transaction, the transaction will not be entered into or continued, as the N&CG Committee shall direct. The N&CG Committee may ratify or approve a related person transaction if, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

In March 2025, the N&CG Committee reviewed the RPT Policy and determined that no 2024 transactions constituted reportable related person transactions under the RPT Policy.

On January 22, 2025, Brian M. Kane, who served as our Executive Vice President, President of Aetna during fiscal year 2024, entered into a settlement agreement with the Company regarding certain purported civil claims, pursuant to which the Company is obligated to pay Mr. Kane $4,250,000.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on our investor relations website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and are also available to stockholders at no charge upon request to our Corporate Secretary. These Guidelines meet the listing standards adopted by the NYSE, the exchange on which our common stock is listed.

Board Structure and Processes

The Board’s Leadership Structure

Our Corporate Governance Guidelines provide for the Board to retain its flexibility to select the appropriate leadership structure to allow the Board to effectively carry out its responsibilities, serve the long-term interests of CVS Health and best represent the interests of the Company, stockholders and other stakeholders. In accordance with the Corporate Governance Guidelines, the Board periodically reviews and makes a determination as to the appropriateness of its leadership structure in connection with the recruitment and succession of the Independent Chair and/or the CEO, allocation of their duties and whether the existing leadership and board structure enable strong independent oversight. The Board takes into consideration its composition, including the tenure and skill sets of the individual directors and the Board as a whole, our specific business and long-term strategic needs, our operating and financial performance, industry conditions, the economic and regulatory environment, annual Board evaluations, the advantages and disadvantages of alternative leadership structures, and our corporate governance practices generally.

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For many years prior to October 2024, the Board was led by an Independent Chair. Last fall, in connection with Mr. Joyner’s appointment as CEO, the Board reviewed the appropriateness of this leadership structure and ultimately decided to appoint Mr. Farah as Executive Chair. In making that determination, the Board believed that Mr. Farah’s long history and unique familiarity with the Company and his depth of experience in leading large public companies, as discussed in detail on page 25, would be helpful to both the Company and Mr. Joyner, a first-time CEO, on a day-to-day basis, and that the Board’s continued independent leadership could be accomplished by re-establishing the position of Lead Independent Director.

On March 20, 2025, the Board, based upon the recommendation of the N&CG Committee, approved an updated leadership structure that outlined the roles and responsibilities of the Lead Independent Director role. At the same time, the Board appointed Michael F. Mahoney as its Lead Independent Director.

In designating Mr. Mahoney as the Board’s Lead Independent Director (“LID”), the independent directors of the Board considered his; deep strategic and operational knowledge of the Company’s business and industry; broad experience serving as a public company director; productive working relationship with the Executive Chair and the CEO; history of demonstrating independent judgment to support management when appropriate and fortitude to challenge management when deemed in the best interest of the Company and its stockholders; and strong interpersonal skills and ability to build consensus. Based on those considerations, they determined that Mr. Mahoney is well positioned to provide constructive, independent and informed guidance and oversight to management.

The responsibilities of the Executive Chair, the LID and CEO are as follows (as designed there is overlap across the roles as they operate in coordination with each other):

RESPONSIBILITIES
Executive Chair	Lead Independent Director

•

Management of the Board’s affairs, including ensuring the Board is organized properly and functions effectively

•

Direct the work of the Board and set the strategic priorities to be discussed by the Board

•

Act as a strategic advisor to the CEO

•

Call and preside over regular and special meetings of the Board

•

Call and preside over annual and special meetings of CVS Health’s stockholders

•

Determine the frequency and length of Board meetings in collaboration with the CEO

•

Set the schedule of Board meetings in collaboration with the CEO

•

Set the agenda for Board meetings in collaboration with the CEO and LID

•

Advise the CEO of the Board’s information needs, in collaboration with the LID

•

Gather and distribute all information and written material to be provided in anticipation of a Board or committee meeting, in coordination with the Corporate Secretary

•

Collaborate with LID to advise the CEO of the Board’s informational needs

•

Together with the CEO, generally lead interactions with stockholders and other key constituents

•

Preside over Board meetings when the Executive Chair is not present

•

Call and preside over sessions of non-management directors and independent directors

•

Collaborate with the Executive Chair and CEO to set the agenda for Board meetings

•

Review information and written materials to be provided to the Board in connection with meetings in collaboration with the Executive Chair and Corporate Secretary

•

Provide feedback and perspectives to the Executive Chair and CEO on discussions among independent directors

•

Facilitate communication and dialogue among the Executive Chair, CEO, management and independent directors

•

Communicate with stockholders when requested by the Executive Chair and CEO or by specific stockholders, when appropriate

•

In collaboration with the MP&D Committee, review the performance of the Executive Chair and CEO

•

In collaboration with the N&CG Committee, lead the annual Board and committee evaluation process

•

Perform other duties as may be assigned from time to time by the Board

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ROLE AND RESPONSIBILITIES
As a Board Member	As an Officer

•

Exercise the powers of the Executive Chair during the Executive Chair’s absense or inability to act

•

Call and preside over annual and special meetings of CVS Health’s stockholders when Executive Chair is not present

•

Call special meetings of the Board, including upon the application of one-third of all directors

•

Determine the frequency and length of Board meetings in collaboration with the Executive Chair

•

Set the schedule of Board meetings in collaboration with the Executive Chair

•

Collaborate with the Executive Chair and LID to set the agenda for Board meetings

•

Arrange meetings between directors and management as needed

•

Recommend to the Board the retention of legal, financial or other advisors

•

Lead day-to-day management and operation of CVS Health

•

General management and control over the policy, business and affairs of CVS Health and have such other authority and perform such other duties as usually appertain to a CEO of a business corporation

•

Speaks on behalf of CVS Health

•

Together with the Executive Chair, generally lead interactions with stockholders and other key constituents

•

Assign duties and powers to the Chief Financial Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Treasurer, Assistant Treasurers, Corporate Secretary and Assistant Secretaries

•

Advise the Board of their recommendation as to a successor in case of an unexpected emergency

The Board believes that Board independence and oversight of management will be maintained effectively through the new Board leadership structure that includes an Executive Chair and the LID, the Board’s composition and its standing committee structure. The Board will continue to periodically evaluate, with input from the independent directors, the effectiveness of the current leadership structure.

Director Continuing Education and Orientation

CVS Health’s Corporate Governance Guidelines establish recommendations for director education. All new members of the Board are encouraged to participate in the Company’s orientation program for directors. Other directors may also attend the orientation program. All directors are encouraged to participate in continuing education programs, with any associated expenses to be reimbursed by the Company, in order to stay current and knowledgeable about the business of the Company. Such orientation and continuing education programs are overseen by the N&CG Committee. In addition, each director is given the opportunity to become a member of the National Association of Corporate Directors which offers a large variety of live and online education programs for directors.

Our onboarding sessions are open to all directors and many take the opportunity to participate to hear the latest developments and engage with management in smaller groups. Our director orientation program familiarizes new directors with our businesses, strategies and policies, providing opportunities to directly engage with our ELT. We also pair new directors with more experienced directors to assist with the onboarding and orientation process and provide in-house director education sessions to educate Board members on emerging and evolving initiatives and strategies. Additional sessions are available on a variety of topics to individual directors upon request. Our directors receive frequent updates on recent developments, media coverage and current events that relate to our business, strategy, industry and regulatory environment.

The commitment of our directors extends well beyond preparation for, and participation at, regularly scheduled Board meetings. Engagement beyond the boardroom provides our directors with additional insights into the Company’s businesses and industry, as well as talent development.

The Board relies on both internal and external programs to increase board fluency, particularly in emerging areas. During 2024, our directors participated in several educational sessions on topics such as technology, the biosimilar business and health care policy including presentations by management and external speakers.

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Committees of the Board

CVS Health’s Board oversees and guides the Company’s management and its business. Committees support the role of the Board on issues that are better addressed by smaller, more focused subsets of directors.

For 2024, the Board utilized four standing committees and also maintained an Executive Committee. The table below presents, as of December 31, 2024, standing the committees of the Board, the membership of such committees and the number of times each committee met in 2024. For further details regarding 2024 standing committee and Executive Committee membership and activities, see pages 33-38.

2024 Standing Committee Membership (as of December 31, 2024)
Name	Audit Committee	Health Services and Technology Committee	Management Planning and Development Committee	Nominating and Corporate Governance Committee	Executive Committee
Fernando Aguirre	*
Jeffrey R. Balser, M.D, Ph.D.	*
C. David Brown II
Alecia A. DeCoudreaux
Nancy-Ann M. DeParle
Roger N. Farah
Anne M. Finucane
J. Scott Kirby
J. David Joyner
Michael F. Mahoney
Jean-Pierre Millon	*
Leslie V. Norwalk
Larry M. Robbins
Guy P. Sansone	*
Mary L. Schapiro	*
Douglas H. Shulman
2024 Meetings	10	4	7	4	0

Committee Chair	*	Audit Committee Financial Expert

Outlined on the following pages are the Board’s committees with descriptions of each committee’s membership, roles and responsibilities and activities as of April 4, 2025.

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Audit Committee	Meetings in 2024: 10

Current Committee Members (all independent) Fernando Aguirre (Chair)* Jeffrey Balser* Anne Finucane Larry Robbins* Guy Sansone* * Audit Committee Financial Expert

Each member of the Audit Committee is financially literate and independent of the Company and management under applicable SEC rules and the Corporate Governance Standards of the NYSE Listed Company Manual. The Board designated each of Messrs. Aguirre, Millon, Robbins and Sansone, Dr. Balser and Ms. Schapiro as an Audit Committee Financial Expert, as defined under applicable SEC rules. The Board has approved a charter for the Audit Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary.

Audit Committee Activities in 2024

The Audit Committee met ten times in 2024. Except for a total of two absences by two different members of the Audit Committee due to unavoidable conflicts, each member of the Audit Committee attended all of its meetings while he or she was a member. Several of the Audit Committee’s meetings were focused primarily on our annual or quarterly financial reports, including our Form 10-K, Forms 10-Q and our related earnings releases. At each of these meetings, the Audit Committee reviewed the documents in depth with our CFO and our Chief Accounting Officer, as well as our CCO, Chief Audit Executive, General Counsel and other key members of management. The Audit Committee also received reports from our internal audit department and our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”). The Audit Committee regularly met with Ernst & Young outside the presence of management, and also met individually with members of management, including the CCO and the Chief Audit Executive. In addition to its responsibilities related to our financial statements, the Audit Committee played a primary role in risk oversight, including reviews of our enterprise risk management program and in oversight of our anti-money laundering and sanction screening compliance programs, and business continuity and enterprise resiliency programs. The Audit Committee also had responsibility for oversight of cybersecurity and information governance, including privacy and information security and received regular updates from the CETO and CISO. The Audit Committee also reviewed our legal and regulatory compliance program and received updates on a quarterly basis. The Audit Committee also provided the report found on page 41 of this proxy statement, and recommended the inclusion of the Company’s audited financial statements in its 2024 Form 10-K.

Primary Responsibilities

Pursuant to its charter, the Audit Committee has responsibility for:

•   the integrity of our financial statements;

•   the qualifications, independence and performance of our independent registered public accounting firm, for whose appointment the Audit Committee bears principal responsibility;

•   the performance of our internal audit function;

•   our policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial and cybersecurity risk exposures and the steps that have been taken to monitor and control such exposures;

•   compliance with, and approval of, our Code of Conduct;

•   the review of our business continuity and enterprise resiliency program;

•   the Company’s information governance framework, including the Company’s privacy program and the cybersecurity aspects of its information security program;

•   the Company’s regulated capital investment portfolio; and

•   our compliance with legal and regulatory requirements, including the review and oversight of matters related to compliance with federal health care program requirements.

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Health Services and Technology Committee	Meetings in 2024: 4

Current Committee Members Jeffrey Balser (Chair) (independent) Alecia DeCoudreaux (independent) Scott Kirby (independent) Leslie Norwalk

Each member, other than Ms. Norwalk, of the HS&T Committee is independent of the Company and management under applicable SEC rules and the Corporate Governance Standards of the NYSE Listed Company Manual. Ms. Norwalk is not independent due to her ongoing service as an expert witness in litigation involving the Company and its subsidiaries, which predates her election as a director of the Company in November 2024. Her extensive expertise in health care, including as a former Acting Administrator of CMS, enables her to provide valuable insight and advice to the HS&T Committee and management. The Board has approved a charter for the HS&T Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary.

HS&T Committee Activities in 2024

The HS&T Committee met four times in 2024, and each member of the HS&T Committee attended all of its meetings while he or she was a member. The HS&T Committee’s meetings focused on a wide variety of matters related to the Company’s provision of health care services across the enterprise, including retail, mail, specialty and long-term care pharmacy, the Company’s biosimilars programs, GLP-1 medications, drug shortages, women’s health, genomics, the Company’s clinical workforce, utilization management, the Company’s culture of safety approach, employee safety matters, and the Company’s efforts to improve health equity. The HS&T Committee also received updates on claims against the Company related to pharmacy services and health care provided by the Company, as well as the steps being taken to minimize and mitigate those claims. The HS&T Committee also reviewed matters related to the Company’s Enterprise Patient Safety Organization and received reports regarding various lines of business across the enterprise and other efforts to measure and improve patient safety and clinical effectiveness. Regarding technology and digital innovation strategies, the HS&T Committee received updates on the Company’s use of responsible AI for augmentation of care, accessibility of digital assets, CVS Health Ventures investments, digital engagement and customer experience, digital and technological updates and improvements, AI and machine-learning and the data cloud.

Primary Responsibilities

Pursuant to its charter, the HS&T Committee has responsibility for:

•   reviewing significant pharmacy and health-related strategies and initiatives of the Company, and matters concerning efforts to (1) advance the quality of pharmacy and medical care, patient and colleague safety, patient experience and clinical practices and policies, (2) enhance access to cost-effective quality health care, and (3) promote member health and access to health care;

•   reviewing the Company’s pharmacy and health services strategies and initiatives designed to foster health care innovation, lower patient costs and improve the delivery of clinic, in-home and other health care solutions;

•   reviewing matters and receiving reports concerning (1) the Company’s pharmacy and health services practices, including quality, key clinical trends, priorities and risks; (2) patient and colleague safety and patient experience; (3) the Company’s health, safety and environment program, and (4) the Company’s technological and digital innovation and transformation strategies;

•   reviewing the competitive position of the Company’s technology and digital portfolio and the Company’s technological and digital asset procurement and/or development efforts, and receiving reports from management regarding significant developments in technologies that may be expected to advance the Company’s businesses and strategies; and

•   taking such other actions and performs such services as may be referred to it from time to time by the Board, including the conduct of special reviews as it may deem necessary or appropriate to fulfill its responsibilities.

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Management Planning and Development Committee	Meetings in 2024: 7

Current Committee Members (all independent) David Brown (Chair) Fernando Aguirre Anne Finucane Michael Mahoney Douglas Shulman

Each member of the MP&D Committee is independent of the Company and management under applicable SEC rules and the Corporate Governance Standards of the NYSE Listed Company Manual. The Board has approved a charter for the MP&D Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary. No MP&D Committee member participates in any of our employee compensation programs and none is a current or former officer or employee of CVS Health or its subsidiaries. At MP&D Committee meetings, non-members, such as the CEO, the CFO, the Chief Accounting Officer, the Chief People Officer, the Corporate Secretary and Chief Governance Officer, other senior human resources and legal officers, or external consultants, may be invited to provide information, respond to questions and provide general staff support. However, no CVS Health executive officer is permitted to be present during any discussion of his or her compensation or performance, and the MP&D Committee regularly exercises its prerogative to meet in executive session without management.

Management Planning and Development Committee Activities in 2024

The MP&D Committee met seven times in 2024. Except for one absence each by two members of the MP&D Committee due to unavoidable conflicts, each member of the MP&D Committee attended all of its meetings while he or she was a member. In addition to reviewing the independence of its advisor as described on page 36, the MP&D Committee devoted substantial time to its oversight of the Company’s compensation and benefit programs as part of its annual governance process. This review was aimed at ensuring that the Company is providing its employees with compensation and benefit programs that are appropriate. The MP&D Committee received updates on programs and initiatives relating to the Company’s colleagues along with compensation trends and legislative and regulatory developments. The MP&D Committee devoted time to CVS Health’s stockholder outreach efforts and the feedback received from investors. The MP&D Committee also reviewed director compensation. The MP&D Committee’s review of executive compensation matters and its decisions, including changes made in response to input from our stockholders and those made due to management changes during 2024, is discussed in the CD&A beginning on page 47 of this proxy statement.

Primary Responsibilities

Pursuant to its charter, the MP&D Committee has responsibility for:

•   overseeing our compensation and benefits policies and programs generally;

•   evaluating the performance of designated senior executives, including the CEO;

•   in consultation with our other independent directors, including the Lead Independent Director if any, overseeing and setting compensation for the CEO;

•   overseeing and setting compensation for our designated officers;

•   if the Chair of the Board is an executive officer, evaluate the performance of the Chair of the Board and oversee and set compensation for the Chair of the Board, in consultation with the other independent directors of the Board, including the Lead Independent Director (if any);

•   reviewing the compensation arrangements (including equity-based compensation) for the Company’s non-employee directors and recommending changes in Board compensation to the Board;

•   approving, or recommending to the Board for approval, the creation or revision of any of our recoupment policies;

•   reviewing and assessing risks arising from our compensation and benefits policies and programs;

•   reviewing, at least annually, compliance with our stock ownership guidelines by our directors and executive officers;

•   reviewing the results of the Company’s say on pay votes and the frequency of the say on pay votes;

•   reviewing and discussing with management or other committees strategies, initiatives and programs relating to human capital management; and

•   preparing and recommending to the full Board for inclusion in the Company’s proxy statement a compensation committee report. The Compensation Committee Report for this proxy statement is on page 46.

The MP&D Committee may delegate its authority relating to employees other than executive officers and directors as it deems appropriate and may also delegate its authority relating to ministerial matters.

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Compensation Risk Assessment

The MP&D Committee is responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. In 2024, the Company performed a risk assessment of its compensation policies and practices to ascertain any potential material risks that may be created by its compensation programs. The Company’s assessment included all major components of the Company’s compensation programs, including: the mix between annual and long-term compensation; short-term incentive program design; long-term incentive program performance measures; incentive plan performance criteria and corresponding objectives; a comparison of the Company’s programs with those of its peers; the Company’s change in control policies; its recoupment policies; its share retention requirements and ownership guidelines; and the Internal Audit Department’s review of the controls regarding the Company’s long-term incentive program. The MP&D Committee considered the findings of the assessment, in addition to an assessment by its independent consultant, and concluded that the Company’s compensation programs are aligned with the interests of its stockholders, appropriately reward pay for performance, and do not promote excessive risk-taking.

Independent Compensation Consultant

Under its charter, the MP&D Committee has the authority to retain outside consultants or advisors it deems necessary to provide desired expertise and counsel.

Korn Ferry, the MP&D Committee’s independent compensation consultant, provides services to management, including leadership development, executive searches and assessments. The Company also uses a proprietary Korn Ferry-licensed competency product. Fees paid to Korn Ferry in 2024 for these other services were $2,333,141. The MP&D Committee has determined that Korn Ferry is independent and its work for the Company does not raise any conflicts of interest. The MP&D Committee reached this determination by reviewing the fees paid to Korn Ferry and evaluating its work under applicable SEC and NYSE rules on conflicts of interest and independence. This evaluation included considering all of the services provided to the Company, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest and maintain independence, any business or personal relationships between Korn Ferry and the members of our MP&D Committee or executive officers and any ownership of our stock by Korn Ferry’s team that provided any executive and director compensation services. The MP&D Committee has implemented a process to approve fees for any non-compensation consulting in advance to ensure that Korn Ferry remains independent. Fees paid for services in 2024 to Korn Ferry for compensation consulting to the MP&D Committee were $438,000.

During 2024, the MP&D Committee’s independent compensation consultant:

•	Provided guidance on the continued use of a single consolidated peer group for competitive market data and collected, organized and presented quantitative competitive market data for the relevant competitive peer group with respect to executive officers’ target annual and long-term compensation levels;
•	Developed and delivered to the MP&D Committee an annual briefing on legislative and regulatory developments and trends in executive compensation and their implications for CVS Health;
•	Advised the MP&D Committee on compensation matters related to various executive transitions including for our Named Executive Officers: the separation of Ms. Lynch, the appointment of Mr. Joyner to President and CEO, Mr. Cowhey to EVP and CFO, and Mr. Shah to EVP and Group President, as well as the appointment of Heidi B. Capozzi as EVP and Chief People Officer in September 2024;
•	Provided guidance, including relevant competitive market data, in support of discussions related to the design of the Company’s long-term incentive program; and
•	Analyzed market data and provided recommendations for non-employee director compensation to the MP&D Committee for approval by the Board.
The MP&D Committee believes that the advice it received from its independent compensation consultant is objective and not influenced by any other business relationship. The MP&D Committee and its independent compensation consultant have policies and procedures in place to preserve the objectivity and integrity of the compensation consulting advice, including:
•	The MP&D Committee has the sole authority to retain and terminate the independent compensation consultant;
•	The independent compensation consultant reports to the MP&D Committee Chair and has direct access to the MP&D Committee without management involvement;
•	While it is necessary for the independent compensation consultant to interact with management to gather information, the MP&D Committee determines if and how the independent compensation consultant’s advice can be shared with management; and

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•	The MP&D Committee regularly meets with the independent compensation consultant in executive session, without management present, to discuss recommendations.

Compensation Committee Interlocks and Insider Participation

As of March 17, 2025, the members of the MP&D Committee were Mr. Brown (Chair), Ms. Finucane, and Messrs. Aguirre, Mahoney and Shulman. Mr. Shulman joined the MP&D Committee in November 2024. None of the members of the MP&D Committee has ever been an officer or employee of the Company. There are no interlocking relationships between any of our executive officers and any MP&D Committee member.

Nominating and Corporate Governance Committee	Meetings in 2024: 4

Current Committee Members (all independent) Michael Mahoney (Chair) David Brown Alecia DeCoudreaux Scott Kirby

Each member of the N&CG Committee is independent of the Company and management under applicable SEC rules and the Corporate Governance Standards of the NYSE Listed Company Manual. The Board has approved a charter for the N&CG Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary. At its meetings, various members of management, including the General Counsel, the Corporate Secretary and Chief Governance Officer, the Senior Vice President of Government Affairs, the Chief Sustainability Officer and the Chief People Officer, provided the N&CG Committee with updates on areas of its responsibility.

Nominating and Corporate Governance Committee Activities in 2024

The N&CG Committee met four times in 2024 and each member of the N&CG Committee attended all of its meetings while he or she was a member. Throughout the year, the N&CG Committee evaluated, and continues to evaluate, potential candidates for future election to the Board. In addition, the N&CG Committee reviewed the Company’s political activities and expenditures in depth, considered significant public policy issues and government affairs’ priorities and activities, reviewed the Company’s policies, practices and goals related to environmental sustainability, community engagement and corporate social responsibility and the Company’s charitable contribution budget. The N&CG Committee also oversaw the 2024 evaluation process for the Board and its committees, which included an in-depth interview of each director by the Independent Chair of the Board. In addition, the N&CG Committee received updates about legal and regulatory developments concerning corporate governance, business and trends in the health care industry, our stockholder engagement strategy, as well as updates on the proxy season and stockholder communications. The N&CG Committee reviewed and approved our RPT Policy, and made recommendations regarding the director slate, committee composition, independence determinations and Audit Committee Financial Experts, including with respect to the review and restructuring of the Board’s committee structure, membership and responsibilities. The N&CG Committee also reviewed and approved the Board skills and experience list and approved the continued use of a Board skills matrix.

Primary Responsibilities

Pursuant to its charter, the N&CG Committee has responsibility for:

•   identifying individuals qualified to become Board members consistent with criteria approved by the Board;

•   recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings;

•   recommending directors for appointment to Board committees;

•   making recommendations to the Board as to determinations of director independence, within the meaning of applicable rules and laws;

•   overseeing the evaluation of the performance of the Board and its committee;

•   reviewing and ratifying any related person transactions in accordance with our policy on such matters;

•   considering matters of corporate governance, reviewing, at least annually, our Corporate Governance Guidelines and overseeing compliance with such Guidelines;

•   reviewing and considering the Company’s policies, practices and goals related to environmental sustainability, community engagement and significant issues of corporate social responsibility, including the review of the impact report issued by the Company; and

•   reviewing and considering our policies and practices on issues relating to charitable contributions, political spending practices and significant public policy issues.

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Executive Committee	Meetings in 2024: 1

Current Committee Members Roger Farah (Chair) Jeffrey Balser Anne Finucane David Joyner Michael Mahoney

At all times when the Board is not in session, the Executive Committee may exercise many of the powers of the Board, as permitted by applicable law. The Board has approved a charter for the Executive Committee which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx. The Executive Committee charter sets the minimum number of members at three and implements a formal, annual rotation of membership.

The Executive Committee meets as necessary and all actions by the Executive Committee are reported and ratified at the next succeeding Board meeting.

Board Meetings and Attendance

The Board and its committees meet throughout the year on a set schedule and also hold special meetings, as appropriate. During 2024, the Board met fourteen times. Directors are expected to make every effort to attend the Annual Meeting of Stockholders, all Board meetings and the meetings of the committees on which they serve. The average attendance of directors at all meetings during the year was approximately 97% and, except as follows, no director attended fewer than 75% of the aggregate number of Board and committee meetings that he or she was eligible to attend. All of our directors then in office and standing for election attended the 2024 Annual Meeting of Stockholders.

Due to the timing of their election in November 2024, Ms. Norwalk and Mr. Shulman did not attend 75% of their meetings in 2024 due to known, unavoidable conflicts for certain Board and committee meetings already scheduled to take place during the week of their election. Both attended one of the two meetings of the Board or committees of which they were a member. The Board expects both will attend all or substantially all of their meetings in the future.

The independent directors also regularly hold executive sessions during regularly scheduled Board meetings in which our management does not participate.

Non-Employee Director Compensation

CVS Health’s approach to compensating non-employee directors for Board service is to provide directors with an annual retainer comprised typically of 75% paid in shares of CVS Health common stock and 25% paid in cash (or up to 100% stock at the director’s election). The payment of a significant portion of the annual retainer, and additional retainers as outlined below, in our common stock is consistent with our policy of using equity compensation to better align directors’ interests with stockholders. Each retainer was paid in two equal installments, in May and November. Directors may elect to defer receipt of shares, and deferred shares are credited with dividend reinvestment shares to the extent dividends are paid to stockholders. This also enhances the directors’ ability to meet and continue to comply with our stock ownership guidelines, which are described below.

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ANNUAL NON-EMPLOYEE DIRECTOR COMPENSATION (2024)

$83,750
$251,250
$335,000
Annual Equity Retainer (75%)
Annual Cash Retainer (25%)
Total

ADDITIONAL ANNUAL COMPENSATION (2024)

Independent Chair*

$68,750
$206,250
$275,000
75% Stock
25% Cash
Total

Audit Committee Chair

$6,250
$18,750
$25,000
75% Stock
25% Cash
Total

HS&T/MP&D/N&CG Committee Chairs

$3,750
$15,000
$20,000
75% Stock
25% Cash
Total

*	Mr. Farah served as Independent Chair until October 2024.

No additional compensation was paid for service on or chairing the Executive Committee or any special committee formed by the Board. There are no meeting fees.

A director who is not a non-employee director does not receive the compensation described above, but receives a salary, is eligible to receive incentive plan awards and is reimbursed for expenses incurred in connection with services provided to the Company. In January 2025 the MP&D Committee and its independent compensation consultant, Korn Ferry, reviewed a director compensation study prepared by Korn Ferry and recommended to the Board updated Chair retainers, as well as a retainer for the Lead Independent Director. The Board then approved compensation for non-employee directors for the 2025 – 2026 Board year. The per-director retainer for 2025-2026 will remain $335,000. The Chair retainer for the Audit Committee will be increased from $25,000 to $30,000, and the Chair retainers for HS&T, MP&D and N&CG Committees will be increased from $20,000 to $25,000. The Lead Independent Director will receive an additional retainer of $50,000. All retainers will consist of at least 75% stock-based compensation with the remainder paid in cash or stock, as described above.

Ad hoc committees or special committees of the Board may be established from time to time to work on special projects and members may receive additional compensation for these services, as approved by the Board.

Director Stock Ownership Guidelines

The MP&D Committee oversees the Company’s stock ownership guidelines, which require the Company’s directors to maintain ownership of a minimum number of shares of CVS Health common stock. Specifically, all non-employee directors must own a minimum of 10,000 shares. All directors who joined the Board prior to January 1, 2020 are in compliance with the stock ownership guidelines and the remaining directors are on track to do so within the required time period. For additional details, see “Executive Officer and Director Stock Ownership Requirements” on page 107.

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Non-Employee Director Compensation – 2024

Name	Fees Earned and Paid in Cash(1) ($)	Cash Fees Elected to be Paid in Stock(2) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total(2) ($)
Fernando Aguirre	90,016	0	269,984	—	360,000
Jeffrey R. Balser, M.D, Ph.D.(3)	87,097	0	261,236	—	348,333
C. David Brown II	88,799	0	266,201	—	355,000
Alecia A. DeCoudreaux	83,750	0	251,250	—	335,000
Nancy-Ann M. DeParle	88,799	0	266,201	—	355,000
Roger N. Farah(4)	—	76,250	228,750	—	305,000
Anne M. Finucane	83,750	0	251,250	—	335,000
J. Scott Kirby	27	83,750	251,223	—	335,000
Michael F. Mahoney	83,756	0	251,244	—	335,000
Jean-Pierre Millon(5)	86,279	0	258,721	—	345,000
Leslie V. Norwalk(6)	41,880	0	125,620		167,500
Larry M. Robbins(6)	—	41,875	125,625		167,500
Guy P. Sansone(6)	41,880	0	125,620		167,500
Mary L. Schapiro	—	83,750	251,250	—	335,000
Douglas H. Shulman(6)	41,880	0	125,620		167,500
(1)	The amounts shown include cash payments made in lieu of fractional shares to Mmes. DeParle and Norwalk, Dr. Balser and Messrs. Aguirre, Brown, Kirby, Mahoney, Millon, Sansone and Shulman.
(2)	These awards are fully vested at grant and the amounts shown represent both the fair market value and the full fair value at grant. During 2024, each director receiving a 12-month retainer received 4,384 shares of stock with a total value of approximately $251,250 on the date of grant; each director electing to receive the remaining portion of the annual retainer in stock also received 1,461 shares valued at approximately $83,750 on the date of grant. As of December 31, 2024, our directors had deferred balances of shares of Company common stock, including dividends, as follows: Mr. Brown, 81,978 shares; Ms. DeCoudreaux, 34,934 shares; Ms. DeParle, 3,635 shares; Mr. Farah, 36,384 shares; Ms. Finucane, 12,173 shares; Mr. Robbins, 2,933 shares; and Ms. Schapiro, 24,437 shares.
(3)	Dr. Balser received a pro rata Committee Chair retainer in connection with his appointment as HS&T Committee Chair in September 2024.
(4)	Mr. Farah was appointed Executive Chair in October 2024. His director compensation in the table above reflects 50% of his annual Board retainer and Independent Chair retainer received in May 2024. Mr. Farah did not receive any additional compensation for services as a director after his appointment as Executive Chair, and instead received a salary from the Company. In setting an appropriate pay structure for Mr. Farah in his role as Executive Chair, the MP&D Committee, with input from its independent compensation consultant, benchmarked against comparable companies with directors who have similar leadership roles across the marketplace. Following this assessment, Mr. Farah received an equity award of restricted stock units (“RSUs”) in November 2024 and was eligible to receive a bonus based on the achievement of individual and Company goals. In February 2025, however, Mr. Farah informed the MP&D Committee that he would not accept any bonus for 2024 and requested that the Company instead consider contributing additional funds to CVS Health colleagues in need due to natural disasters or other unforeseen emergencies.
(5)	Mr. Millon received 50% of the HS&T Committee Chair retainer in May 2024; he did not receive any Chair retainer in November 2024, as Dr. Balser had been appointed HS&T Committee Chair in September 2024.
(6)	Ms. Norwalk and Messrs. Robbins, Sansone and Shulman joined the Board in November 2024. Their compensation reflects the Board retainer of $167,500 for the portion of the 2024-2025 Board year that they are serving.

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Audit Committee Matters

ITEM

2	Ratification of the Appointment of Our Independent Registered Public Accounting Firm for 2025
The Board of Directors unanimously recommends a vote FOR this proposal.

The Audit Committee of the Company’s Board of Directors has appointed Ernst & Young, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2024 and recommended to our full Board that it ratify that appointment. We are submitting the appointment by the Audit Committee to you for your ratification.

Audit Committee Report

As of December 31, 2024, the Audit Committee was composed of six independent directors, whose signatures and report on the Audit Committee’s activities with respect to CVS Health’s audited financial statements for the fiscal year ended December 31, 2024 (the “audited financial statements”) are set forth below.

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•	The Audit Committee has discussed with Ernst & Young, CVS Health’s independent registered public accounting firm, the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

•	The Audit Committee has received the written disclosures and the letter from Ernst & Young pursuant to applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company; and
•	Based on the review and discussions referred to above and relying thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CVS Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

Fernando Aguirre (Chair)	Jeffrey R. Balser, M.D	Anne M. Finucane	Jean-Pierre Millon	Guy P. Sansone	Mary L. Schapiro

Independent Registered Public Accounting Firm Independence and Fee Approval Policy

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee has retained Ernst & Young as CVS Health’s external audit firm since September 2007. In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of Ernst & Young’s lead engagement partner, who assumed her role in February 2022. Based on its most recent evaluation of Ernst & Young, the members of the Audit Committee believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Among the factors considered by the Audit Committee in reaching this recommendation are the following: the quality of Ernst & Young’s staff, work and quality control; its capability and technical expertise, given the complexity of the Company’s business; its independence from the Company; the quality and candor of its communications with the Company and the Audit Committee; and the benefits of its tenure as auditors, including enhanced audit quality and competitive fees.

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All audit services, audit-related services, tax services and other services provided to the Company by Ernst & Young were pre-approved by the Audit Committee, and the Audit Committee is ultimately responsible for audit fee negotiations associated with the retention of Ernst & Young. The Audit Committee has considered whether Ernst & Young’s provision of services is compatible with maintaining Ernst & Young’s independence. The Audit Committee’s charter requires pre-approval of the audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The Audit Committee reviews and approves Ernst & Young’s services on an annual basis. During the year, Ernst & Young also may request pre-approval of additional services, and the Audit Committee considers such requests for approval and approves them as circumstances warrant. The Audit Committee charter authorizes the Audit Committee to delegate to one or more of its members authority to pre-approve permitted services, as long as such pre-approvals are reported to the full Audit Committee at its next meeting.

Representatives of Ernst & Young will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment of Ernst & Young, although in the event of reconsideration, the Audit Committee may determine that Ernst & Young should continue in its role. Even if you ratify the appointment of Ernst & Young, the Audit Committee retains its discretion to reconsider Ernst & Young’s appointment if it believes that reconsideration is necessary and in the best interest of the Company and its stockholders.

Fees of Independent Accounting Firm

The following table summarizes the fees paid to Ernst & Young for services rendered during fiscal 2024 and 2023.

	Fiscal Year Ended 12/31/24 ($)	Fiscal Year Ended 12/31/23 ($)
Audit Fees(1)	25,907,468	26,827,435
Audit-Related Fees(2)	4,895,015	4,897,815
Tax Fees(3)	1,301,915	1,238,204
All Other Fees(4)	70,000	—
(1)	Represents the aggregate fees billed for the audit of our consolidated financial statements and the audit of our internal control over financial reporting, the reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, services provided in connection with statutory audits, regulatory filings and other audits for the year, and consultations on technical matters. Ernst & Young billed $350,000 for out-of-pocket expenses for each of the years ended December 31, 2024 and 2023.
(2)	Represents the aggregate fees billed for audit and services that are typically performed by auditors, including audits of our employee benefit plans, services provided related to reports on the processing of transactions by servicing organizations, attest services related to financial reporting and compliance, controls assessments and certain agreed upon procedures reports.
(3)	Represents the aggregate fees billed for services related to tax advice and tax planning. These services mainly relate to identifying and calculating tax credits and incentives, as well as review of transfer pricing arrangements. Ernst & Young did not provide any tax compliance or preparation services to the Company in either year.
(4)	Represents fees related to cybersecurity assessments and simulation exercises.

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Executive Compensation and Related Matters

ITEM

3	Say on Pay, a Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation
The Board of Directors unanimously recommends a vote FOR this proposal.

Background

We are asking our stockholders to approve, on an advisory basis, the 2024 compensation paid to our Named Executive Officers, as described in the Compensation Discussion and Analysis and the Executive Compensation sections of this proxy statement. Although the advisory vote is not binding upon the Company, the MP&D Committee (referred to in this Item 3 as the “Committee”), which is responsible for designing and administering our executive compensation program, values our stockholders’ views and will continue to consider the outcome of the vote in its ongoing evaluation of our executive compensation program.

At CVS Health, our executive compensation philosophy and practice reflect our commitment to paying for performance, both short- and long-term. We define performance as the achievement of results measured against challenging internal financial targets that take into account our results relative to that of our peer companies, as well as industry and market conditions. We believe that our multi-faceted executive compensation plans, with their integrated focus on short- and long-term metrics and features that enhance alignment to stockholders, provide an effective framework by which progress toward achieving our strategic goals may be appropriately measured and rewarded.

2024 Changes to the Executive Compensation Program

After considering stockholder feedback, the Committee approved several changes to the executive compensation program effective for the 2024 long-term incentive program and approved minor changes to the 2024 Management Incentive Plan (“MIP”) that we believe further aligned the interests of our executives with our stockholders, including:

•	Long-Term Incentive Design

»	Updated the standard ELT long-term incentive target mix to be comprised of 60% performance stock units (“PSUs”), 20% RSUs and 20% stock options (from the prior mix of 75% PSUs and 25% stock options)
»	PSUs

»	Reduced the holding period following the vesting of the three-year PSUs from two years to one year for ELT members to move closer to competitive pay practices in the broader marketplace
»	Transitioned to three-year cumulative Adjusted EPS measurement (70%)
»	Introduced Strategic Scorecard funding metrics (30% total, each metric to be weighted 10%, with curves ranging from 40% payout at threshold and 200% at maximum performance):
•	Scorecard Metric 1: Percentage of Medicare members in 4+ Star-rated plans
•	Scorecard Metric 2: Percentage of Commercial members on CVS CostVantage
•	Scorecard Metric 3: Percentage of unique customers with 2+ CVS Health offerings

»	Continued relative total shareholder return (“rTSR”) modifier (+/- 25% modifier)
•	MIP

»	Evolved the Workforce Modifier (0 to -10%) to reflect a more comprehensive measure of engagement and belonging based on the achievement of culture/engagement goals for Vice Presidents and above

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Our 2024 Vote; Stockholder Outreach

Following our 2024 Annual Meeting of Stockholders, the Committee considered the result of the stockholder advisory vote on executive compensation that was held at the meeting with respect to the 2023 compensation actions and decisions for the Named Executive Officers. Approximately 85% of votes were cast in favor of the proposal, representing an increase from 2023, which had 80% in favor. Following the vote, the Committee conducted a thorough review of the compensation program and oversaw a two-phased stockholder outreach program. The Committee considered feedback from stockholders and further refined the executive compensation program in 2024. See the “Compensation Discussion and Analysis” beginning on page 47 for more details.

Our 2024 Performance and Pay Actions

In 2024, CVS Health renewed its focus on driving operational excellence to help achieve our financial targets and we delivered revenue growth of 4.2% compared to 2023 and also returned nearly $3.4 billion to stockholders through dividends. We set challenging internal goals that resulted in below-target level annual bonus payments. Also, we did not meet threshold 2024 PSU Adjusted EPS performance for the 2022-2024 PSUs, resulting in a 0% payout, as shown below.

With respect to 2024 pay, the Committee took the following actions:

2024 Management Incentive Plan (“MIP”)	Payout for the 2022-2024 Long-Term Performance Awards
• MIP Adjusted Operating Income(1) metric achieved below threshold performance with our Net Promotor Score (“NPS”) metric achieving above target performance. The total funding was 32.4%	• 2024 PSU Adjusted EPS(1) of $5.48 which was below the threshold level required to achieve a payout ($8.85) • rTSR Modifier – N/A PAYOUT = 0%
(1)	MIP Adjusted Operating Income and PSU Adjusted EPS are non-GAAP financial measures. For more information, see Annex A to this proxy statement.

Conclusion; Resolution

We encourage stockholders to read the letter from the Committee on page 45 of this proxy statement and the Compensation Discussion and Analysis, accompanying compensation tables and narrative discussion beginning on page 83 for a detailed description of our executive compensation program and decisions.

The Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to CVS Health’s long-term success. Additionally, we believe the 2024 pay outcomes demonstrate alignment between pay and performance and that our executive compensation program remains aligned to the Company’s growth strategy.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the CVS Health executive officers named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

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Letter from the Management Planning and Development Committee

Dear CVS Health Corporation Stockholder:

As the members of the Board’s Management Planning and Development Committee (for purposes of this letter, the “Committee”), one of our most important responsibilities is to ensure that our Company’s executive compensation program emphasizes a pay-for-performance philosophy, aligns management’s execution of our strategic goals with long-term stockholder value creation and supports the attraction and retention of a strong executive leadership team.

2024 is a strong example of this responsibility in action, as we navigated a significant transformation across our executive leadership team. The overwhelming majority of our executive leadership team members have taken on new or expanded roles within the past year, positioning us to address the challenges our industry is facing, more rapidly advancing the operational improvements our Company requires, and ultimately delivering value for our stockholders. Collectively, our executive leadership team is making the necessary changes to return our business to profitable growth in 2025.

This past year has also demonstrated the effectiveness of our pay-for-performance philosophy, illustrated by the alignment of 2024’s executive compensation program with our challenged stock performance. While the Committee endeavors to reward individual contributions and retain high-performing talent at all levels, due to the Company’s underperformance in key financial metrics, the actual payouts under our 2024 MIP were significantly below target and there were no payouts under our PSU awards granted in April 2022, whose performance period recently ended.

Executive compensation for 2024 reflects the significant transformation that our ELT has undergone over the past year. Several of our executives, including David Joyner and Prem Shah, received updated compensation arrangements following their appointment to new or expanded roles. Our other current Named Executive Officers received additional compensation as a result of appointments, to replace compensation forfeited from prior employers as they joined our Company, or in connection with critical retention during this transformative period – these are discussed individually in greater detail throughout this year’s Compensation Discussion and Analysis (“CD&A”). The Committee believes that one-time awards should be used infrequently, limited to situations where it is critical to ensure retention of key talent and strong alignment with long-term stockholder value creation.

Our focus on building our bench of talent demonstrates our commitment to delivering increased value from our integrated business model. In 2024, our Company achieved significant progress across our strategic objectives and laid the groundwork for our assets to drive reliable, diversified and accelerated earnings growth, while delivering superior care and value to millions of Americans. Early successes have included implementing a disciplined approach to our Medicare Advantage benefit design, accelerating progress on our innovative pharmacy models and biosimilar strategy, delivering for Caremark’s current clients and during its selling season and rapidly advancing the integration of our health care delivery assets. Our executive compensation program supports management’s continued execution of our strategic and operational goals.

Last year, the Committee approved updates to the executive compensation program effective for 2024 to better reflect current market practice, attract and retain the best talent and align the program directly to strategic priorities that support sustainable long-term growth. These changes, detailed in both last year and this year’s CD&A, were informed by feedback following proactive engagement with our stockholders.

We remain committed to the ongoing evaluation and improvement of our executive compensation program, informed by regular discussions with our stockholders. We look forward to continuing this dialogue and encourage you to reach out with any questions or concerns related to our program as you consider your vote on this year’s say on pay proposal.

We also remain committed to bringing fresh perspectives to our Committee. Following Roger Farah’s appointment as Executive Chair in October, he stepped down from his role as a member of our Committee, and in November, we welcomed Doug Shulman, a new independent director, to the Committee.

Thank you again for your continued support and investment in CVS Health.

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Compensation Committee Report

MP&D Committee members as of the March 17, 2025 record date met with management to review and discuss the Compensation Discussion and Analysis. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Fernando Aguirre	C. David Brown II (Chair)	Anne M. Finucane	Michael F. Mahoney	Douglas H. Shulman

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Compensation Discussion and Analysis

The Compensation Discussion and Analysis explains how our executive compensation programs are designed and operate with respect to our named executive officers (“NEOs” or “Named Executive Officers”), which includes Karen S. Lynch, our former President and Chief Executive Officer.

Highlights for our current NEOs are below:

J. David Joyner President and Chief Executive Officer	2024 Compensation
Current and Prior Roles Mr. Joyner was appointed to his current role as President and CEO on October 17, 2024. He brings more than 37 years of health care and pharmacy benefit management experience to the Company, primarily in roles at CVS Health and predecessor organizations, including Aetna. Most recently, Mr. Joyner led the pharmacy services business at CVS Health, which provides solutions to employers, health plans and government entities and serves approximately 90 million members through Caremark, CVS Specialty and other areas. He began his career at Aetna as an employee benefit representative before joining Caremark as a regional sales manager. He then served in a number of executive positions for Caremark, including as EVP, Sales and Account Services, CVS Caremark following CVS Health’s acquisition of Caremark.

Base Salary $1.5 million as President and CEO ($1,103,495 paid in 2024)

Annual Cash Incentive (MIP)
$0 (Mr. Joyner informed the MP&D Committee that he would not accept any bonus for 2024 and requested that the Company instead consider contributing additional funds to CVS Health colleagues in need due to natural disasters or other unforeseen emergencies)

2024 Granted Compensation

Annual Awards ~$4.5 million grant date fair value granted as 50% PSUs and 50% RSUs as EVP and President of Pharmacy Services

One-time Promotional Award ~$12.0 million grant date fair market value, upon his appointment as President and CEO. The one-time equity award was granted as a premium-priced award, consisting of stock options and stock-settled appreciation rights (“SARs”) with an exercise price equal to 120% of the grant date fair market value of CVS Health common stock

Beginning in 2025, Mr. Joyner’s total target compensation opportunity (base salary, annual cash incentive and annual equity awards) is expected to have a similar compensation profile as other NEOs in the Company.

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Thomas F. Cowhey EVP and Chief Financial Officer	2024 Compensation
Current and Prior Roles Mr. Cowhey was appointed EVP and CFO in January 2024, following his appointment as Interim CFO in October 2023. Prior to this, he served as our Senior Vice President (“SVP”), Capital Markets since joining the Company in February 2022, and his role later expanded to include oversight of a broader set of corporate finance functions. Prior to joining CVS Health, Mr. Cowhey served as EVP and CFO for Surgery Partners, a health care services company, from April 2018 through February 2022. His previous experience includes leadership roles at Aetna, Legacy Partners Group and in the health care and mergers and acquisitions groups at Credit Suisse.

Base Salary $1.0 million ($998,387 paid in 2024)

Annual Cash Incentive (MIP)
$436,000 (equal to 32.4% funding for the Company, with an individual performance modifier of 90%, based on a target at 150% of salary)

2024 Granted Compensation

Annual Awards ~$6.0 million grant date fair value granted as 60% PSUs, 20% RSUs and 20% stock options

Heidi B. Capozzi EVP and Chief People Officer	2024 Compensation
Current and Prior Roles Ms. Capozzi has served as EVP and Chief People Officer since September 2024. She joined CVS Health from McDonald’s Corporation, where she served as EVP and Chief People Officer with responsibility for leading McDonald’s global human resources, talent management, learning and development, total rewards and corporate employee relations operations. Prior to McDonald’s, Ms. Capozzi held senior human resources roles at The Boeing Company, including as SVP and Chief Human Resources Officer. Earlier in her career, she served in roles across the human resources function in various enterprises in the defense and automotive industries.

Base Salary $850,000 ($265,625 paid in 2024)

Annual Cash Incentive (MIP)
$0 (not eligible for 2024)

2024 Granted Compensation

One-time Make-Whole Awards

Received the following one-time awards, subject to vesting and repayment provisions (as described in “Agreements with Named Executive Officers”), representing the economic equivalent of the cash and equity related to Ms. Capozzi’s prior employment that she was required to forfeit:

•  Cash award of $1.5 million (received in 2024, the first of three equal installments over three years)

•  Equity award of ~$5.0 million in RSUs

Beginning in 2025, Ms. Capozzi’s total target compensation opportunity (base salary, annual cash incentive and annual equity awards) is expected to have the same at-risk profile as her peers in the Company

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Tilak Mandadi EVP, Ventures and Chief Experience and Technology Officer	2024 Compensation
Current and Prior Roles Mr. Mandadi has served as Chief Experience and Technology Officer since March 2025. Previously, he had served as Chief Digital, Data, Analytics and Technology Officer since July 2022. In 2024, his role expanded to include oversight of CVS Health Ventures, which invests in emerging health care technology and tech-enabled services companies. Before coming to CVS Health, he was Chief Strategy Officer at MGM Resorts International. Prior to MGM, Mr. Mandadi served as EVP of Digital and Chief Technology Officer at The Walt Disney Company. Prior to Disney, he led global transformation, including cards, consumer travel and banking, at American Express.

Base Salary $1.0 million

Annual Cash Incentive (MIP)

$583,000 (equal to 32.4% funding for the Company, with an individual performance modifier of 120%, based on target at 150% of salary)

2024 Granted Compensation

Annual Awards ~$6.5 million grant date fair value granted as 60% PSUs, 20% RSUs and 20% stock options

One-time Retention Award ~$3.0 million grant date fair value granted as RSUs

Prem S. Shah EVP and Group President	2024 Compensation
Current and Prior Roles Mr. Shah has served as EVP and Group President of CVS Health since November 2024 and is responsible for operational performance and integrated value creation across CVS Caremark, Pharmacy & Consumer Wellness, and the Company’s Health Care Delivery businesses. Prior to that appointment, he served as EVP and Chief Pharmacy Officer beginning in November 2021, and in September 2023, he became the President, Pharmacy & Consumer Wellness, after previously serving as Co-President of that segment since January 2022. Prior to November 2021, Mr. Shah had spent his entire 11-year CVS Health career in roles providing strategic oversight of key Specialty Pharmacy functions. Prior to joining CVS Health, he was SVP of ICORE Healthcare, a Magellan Health Services company.

Base Salary $1.1 million, as Group President ($972,917 paid in 2024)

Annual Cash Incentive (MIP)

$0 (Mr. Shah informed the MP&D Committee that he would not accept any bonus for 2024 and requested that the Company instead consider contributing additional funds to CVS Health colleagues in need due to natural disasters or other unforeseen emergencies)

2024 Granted Compensation

Annual Awards ~$6.0 million grant date fair value granted as 60% PSUs, 20% RSUs and 20% stock options

One-time Promotional Award ~$6.0 million grant date fair value of a one-time premium-priced stock option award in connection with his appointment as Group President

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Executive Transitions in 2024

CVS Health strives to improve the health of millions of people across the U.S., and our integrated businesses work together to deliver on our purpose and mission every day. During 2024, we implemented several changes across our senior leadership team, further positioning us to deliver value by helping us address the challenges our industry faces and to more rapidly advance the operational improvements our Company has worked to strengthen.

We are focused on building our bench of talent in alignment with our commitment to deliver increased value from our integrated business model and we endeavor to design a compensation program that reflects this priority. The MP&D Committee, with support from its independent compensation consultant, reviews and approves executive compensation decisions that support retention and appropriately incentivize a leadership team that is best positioned to drive focused execution of our strategy.

The following section includes detail regarding the MP&D Committee’s thoughtful considerations and determinations for our 2024 executive compensation program. We have discussed these considerations with stockholders in recent engagements, and we received feedback to include disclosure regarding the MP&D Committee’s rationale, to the extent appropriate.

Certain one-time awards were granted in 2024 in support of the realignment of our senior leadership team and the retention of key leaders the MP&D Committee identified to be integral to achieving the Company’s strategic imperatives. The Board believes one-time awards should be used infrequently and only when a critical need arises to ensure continuation of key talent and alignment to drive business results and long-term stockholder value, as was determined in 2024.

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2024 Chief Executive Officer Succession – Compensation Considerations and Decisions

CEO APPOINTMENT	COMPENSATION ARRANGEMENT
J. David Joyner Appointed President and CEO on October 17, 2024

•  No special cash bonus in connection with his appointment as President and CEO

•  Base salary and target annual cash incentive opportunity were increased to more closely align with peers in same role at comparably-sized companies

•  Annual equity award value was set $3.5 million below Ms. Lynch’s 2024 annual equity award to reflect Mr. Joyner’s relative newness to the role

•  One-time promotional equity award was granted with a total grant date fair market value of ~$12 million, delivered in the form of a premium-priced award, consisting of stock options to acquire one million shares of CVS Health common stock and stock-settled SARs with respect to 492,537 shares of CVS Health common stock, both of which will vest in three annual installments, with the first installment vesting on November 30, 2025; the options and SARs under this award each have a grant price of $71.82, which equates to 120% of CVS Health’s closing stock price on the date of grant, November 30, 2024 ($59.85)

MP&D COMMITTEE CONSIDERATIONS AND DECISIONS

•  Mr. Joyner has more than 37 years of health care and pharmacy benefit management experience, primarily in roles at CVS Health or predecessor organizations, including Aetna

•  His appointment was a result of the Board’s ongoing rigorous and thorough succession planning process, and was a catalyst for our leadership team transformation in 2024

•  The MP&D Committee sought to align Mr. Joyner’s base salary and annual cash incentive opportunity with peers in the same role at comparably sized companies to provide market-competitive compensation, while also considering that this is Mr. Joyner’s first time serving as a public company CEO

•  Mr. Joyner was granted a one-time equity award in accordance with his appointment that was determined to be critical to ensure that the right team is in place to lead the Company, creating a link between Mr. Joyner’s pay and CVS Health’s stock price and aligning such pay to stockholder experience

•  The MP&D Committee elected to make the one-time equity grant in the form of a premium-priced stock option and SAR awards, to more closely align his incentive compensation with our priority of improving the stock price and better create value for our stockholders; the MP&D Committee considered RSUs but determined premium-priced stock options and SARs are better aligned to our objectives of tying equity value solely to stock price appreciation

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CEO DEPARTURE	COMPENSATION ARRANGEMENT
Karen S. Lynch President and CEO until October 17, 2024

Pursuant to Ms. Lynch’s Amended and Restated Employment Agreement dated November 5, 2020 (the “Karen Lynch Employment Agreement”), Ms. Lynch was entitled to receive the following severance benefits upon her separation from the Company:

•  Separation was treated as termination of employment without cause and therefore Ms. Lynch was eligible for severance and received separation benefits applicable upon a “qualifying event”

•  Cash severance payment equal to 2x the sum of her base salary and target annual bonus opportunity for the year of termination

•  Pro rata bonus amount at target (based on eligible earnings prior to termination)

•  Continued participation in benefits (medical, health and life insurance) during the severance period (18 months)

In connection with her departure, the Company and Ms. Lynch entered into a letter agreement (the “Karen Lynch Letter Agreement”) which:

•  Amended her restrictive covenant agreement to extend the non-competition and non-solicitation provisions to 30 months (compared to 24 months provided in the Karen Lynch Employment Agreement)

•  Eliminated partial vesting provisions for Ms. Lynch’s outstanding equity awards

»  Ms. Lynch remains eligible to vest in all such awards in full (subject to the achievement of performance metrics with respect to any PSUs) in exchange for extending and complying with the non-competition and non-solicitation period for an additional six months

»  The majority (nearly 90%) of additional value, as of December 31, 2024, resulting from this action is in the form of PSUs, which remain subject to the achievement of their previously disclosed performance metrics; refer to “Payments/(Forfeitures) Under Termination Scenarios” beginning on page 92 for payments due to Ms. Lynch upon her departure

•  Provided a monthly advisory fee of $375,000 and continued Company-provided security services for six months in exchange for Ms. Lynch’s advisory services during such time

MP&D COMMITTEE CONSIDERATIONS AND DECISIONS

•  No decisions were made with respect to Ms. Lynch’s separation benefits (severance, pro-rated bonus and benefits) as these terms were covered under the previously approved Karen Lynch Employment Agreement

•  Determined it to be beneficial to retain Ms. Lynch for a short-term advisory period to support a successful transition of duties to her successor and considering the broader changes across the leadership team

•  Determined it to be beneficial to extend the length of restrictive covenants in return for eliminating the partial vesting provisions of her outstanding equity awards, while also noting that Ms. Lynch was already retirement-eligible under her equity agreements

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Other NEO Updates

During 2024, the Company implemented additional updates across our leadership team that underscore our commitment to delivering on our strategic imperatives and serving our stockholders.

The amounts and types of compensation for the NEOs were determined carefully by the MP&D Committee in consultation with its independent compensation consultant. Factors including the NEO’s experience, responsibilities, expertise, compensation at their prior employer (if publicly available or voluntarily disclosed), potential contributions to CVS Health, the compensation received by the new NEO’s predecessor at CVS Health (if applicable), and market compensation for their role within CVS Health’s compensation peer group (as shown in the “CVS Health 2024 Compensation Peer Group” on page 72) were considered when determining each NEO’s compensation package. In each case, the annual pay elements were consistent with the compensation practices of our peer group and the one-time awards were driven by the specific circumstances of the individual hires or appointments to new positions. In connection with these NEO updates, as well as the CEO transition, the MP&D Committee approved the following one-time compensation awards made in 2024, as further described in the executive compensation tables beginning on page 83:

NEO UPDATES	MP&D COMMITTEE INDIVIDUAL CONSIDERATIONS AND DECISIONS
Heidi B. Capozzi Appointed EVP and Chief People Officer on September 9, 2024

•  Ms. Capozzi joined the Company to lead the human resources, labor relations, compensation and benefits, and corporate social responsibility teams who support CVS Health’s strategy to build a world of health around every consumer

•  Ms. Capozzi brings a depth of experience and a breadth of industry insights to the Company, in particular a proven track record of hiring, building, and growing strong teams and advancing a winning culture

•  Ms. Capozzi received make-whole awards in the form of cash payments of $1.5 million per year for three years and an RSU award with a grant date value of ~$5 million that vests ratably over four years

•  The MP&D Committee determined that granting make-whole awards that reflect the economic equivalent of compensation she forfeited in connection with accepting her role with CVS Health was appropriate to support our efforts to attract key talent for this critical role

•  Ms. Capozzi’s compensation arrangement was approved after reviewing market data provided by the MP&D Committee‘s independent compensation consultant

Tilak Mandadi Received a one-time retention award, on November 30, 2024

•  The MP&D Committee granted a one-time retention award with a grant date value of ~$3 million to Mr. Mandadi in recognition of the importance of the role our Chief Experience and Technology Officer plays in the execution of our near-term strategic imperatives by advancing our leading digital strategy and investing in emerging technologies to drive simplicity and efficiency while delivering better experiences for the people we serve

•  Mr. Mandadi’s award took the form of RSUs that vest ratably every three years and have a 1-year post vest holding requirement, which support his retention by awarding time-based equity and aligns Mr. Mandadi’s interests with those of our stockholders

Prem S. Shah Appointed Group President, a newly created role, on November 6, 2024

•  Mr. Shah’s role has expanded to include responsibility for the operational performance and integrated value creation across our CVS Caremark, CVS Pharmacy and the Health Care Delivery businesses

•  The MP&D Committee elected to make the one-time equity grant in the form of premium-priced stock options with a grant date value of ~$6 million, with an exercise price of 120% of the closing stock price on the grant date, which will vest in three annual installments, to align incentives with our priority of significantly improving the stock price and creating value for our stockholders

•  The MP&D Committee determined that granting a one-time award in accordance with his appointment was critical to ensure retention of key talent supporting our strategy and driving business results and long-term stockholder value

•  Mr. Shah was awarded premium-priced stock options to align his pay to stock price appreciation, which directly benefits our stockholders

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Summary

Our Executive Compensation Core Principles

Although we consider numerous factors in our pay decisions, these five core principles drive our executive compensation philosophy:

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Stockholder Outreach and Engagement

[1]	Source: Capital IQ; represents percentage of outstanding shares as of March 17, 2025.

We value an open dialogue with our stockholders and believe that regular communication with them and other stakeholders is a critical part of our long-term success. As discussed in detail on pages 8-9, this year, meetings with our stockholders took place in two distinct phases: the first in early fall, and the second over the winter following the announcement of several changes related to Company leadership and the Board. The graphic above depicts the aggregate engagement statistics regarding the number of 1) stockholders contacted, 2) meetings held and 3) Executive Chair participation. We also contacted the leading proxy advisory firms. Roger Farah, the Executive Chair, played a meaningful role in certain conversations with stockholders, assisted by our legal, human resources and investor relations staff. Compensation-related feedback from these conversations was communicated to the MP&D Committee, along with the full Board, and used to inform its decision-making process.

Engagement on Compensation Topics

In recent conversations with stockholders, the primary focus areas related to compensation were decisions made in support of recent leadership changes, including factors considered by the MP&D Committee when setting compensation for our new executives’ compensation packages and context behind the one-time awards granted to certain executives over the past year. Investors were supportive of the decision to grant these awards, understanding that it was essential that the MP&D Committee take action to ensure the stability and retention of leadership during this transition period. Specifically, our stockholders requested disclosure regarding the MP&D Committee’s rationale in this year’s CD&A surrounding these decisions, which we believe we have provided. We were pleased to hear that most stockholders did not have concerns with the structure of our executive compensation program and continued to provide positive feedback on the comprehensive changes implemented in recent years to align to our evolving business strategy and to respond to their input. They appreciated our continued use of relative stock performance to ensure alignment with the stockholder experience. Stockholders were also generally aligned with previous modifications made to our executive compensation program for 2024, which included the following:

•	Evolving the downward-only Workforce Modifier in the annual MIP to represent Company culture measured through colleague engagement surveys;
•	Changing our standard long-term incentive program equity mix for ELT members to 60% PSUs, 20% RSUs and 20% stock options (from the prior mix of 75% PSUs and 25% stock options);
•	Transitioning to a cumulative goal for the Adjusted EPS metric in the long-term incentive program, weighted at 70%, which is measured over the full three-year performance period, as opposed to measuring performance based on the last year of the performance period;

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•	Adding a Strategic Scorecard metric for the PSUs in the long-term incentive program, weighted at 30% and tied to strategic initiatives; and
•	Reducing the post-vesting holding period for the PSUs in the long-term incentive program from two years to one year.

Stockholders were largely supportive of these modifications, indicating their understanding of the MP&D Committee’s goals, to align our program to market standards and to attract and retain the best possible talent. Stockholders also expressed appreciation for our robust disclosure regarding these modifications, which can be found on pages 58-59 and 67-69.

Consideration of 2024 Say on Pay Vote

Our annual say on pay vote is a key opportunity to receive feedback from stockholders regarding our executive compensation program, and the MP&D Committee takes the result of this vote into account when determining the compensation of the Company’s executive officers. Our 2024 stockholder advisory vote on executive compensation received approximately 85% of votes cast in favor of the proposal, representing an increase from 80% in favor in 2023.

Stockholders we engaged with who voted against the 2024 say on pay proposal generally did not express continuing concern with our compensation program. See pages 8-9 of this proxy statement for additional information about stockholder engagement.

Leading Practices in Executive Compensation Programs

As detailed above, our stockholder outreach provides the Board with valuable insights into our stockholders’ perspectives on our executive compensation program and other matters of importance to them. Our pay practices align with our core compensation principles and facilitate our implementation of those principles. They also demonstrate our commitment to sound compensation and governance practices and reflect enhancements made to our executive compensation program in prior years, largely as a result of stockholder input.

We apply leading executive compensation practices

Performance Measures Aligned with Stockholder Interests	Recoupment Policies and Commitment to Disclose any Recoupment
Majority of Total Compensation Opportunity is Performance-Based	Limited Perquisites and Personal Benefits
Long-Term Incentive Awards are Capped	No Excise Tax Gross-Ups
Post-vesting Holding Period on Net Shares Resulting from PSUs for NEOs	Broad-Based Severance Plan for Executives
No Upward Modifier to any Outstanding PSUs if Absolute TSR is Negative	Robust Stock Ownership Guidelines
Dividend Equivalents on RSUs Paid Only When Awards Vest	Broad Anti-Pledging and Anti-Hedging Policy
Double Trigger Vesting of Equity Awards	Reconciliation in Proxy Statement of any Non-GAAP Performance Metric to the Most Directly Comparable GAAP Financial Measure
No Option Repricing; No Recycling of Shares	Board Committee Oversight of Comprehensive Annual Compensation Program Risk Assessment
Cash Severance Policy Capped at 2.99x Base Plus Bonus	Workforce Modifier Metric in the MIP for Senior Executives

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2024 Business and Performance Highlights

In 2024, we advanced our strategy and achieved significant milestones that we believe will help position CVS Health to become America’s leading health care company. Our integrated model uniquely allows us to deliver a simpler, connected experience that saves time, saves money and improves health. We continued to see progress in key areas of our business, while we address the industry-wide challenges that have impacted our Company. The Company’s efforts in enhancing our cross-enterprise processes and driving focused and deliberate execution strengthen our position for the future.

As the MP&D Committee, along with its independent compensation consultant, reviews and approves executive compensation decisions, a key consideration includes creating a leadership team that will effectively drive increased value as we navigate business and personnel changes and the need to address recent industry- and performance-related challenges.

2024 Business and Performance Results

(1)	Adjusted EPS is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of this and other non-GAAP financial measures to the most directly comparable GAAP financial measures.

For more information on our financial performance and strategy, please refer to our 2024 Annual Report mailed with this proxy statement and available at www.cvshealthannualmeeting.com.

Executive Compensation Program Discussion

Our executive compensation program supports our long-term strategy by tying the majority of pay for executives to performance-based metrics aligned to the Company’s growth strategy. For our 2024 annual executive compensation program, we provide three elements of total direct compensation: base salary, annual cash incentive and long-term incentive awards which are described in detail beginning on page 67.

Executive Compensation 2024 Planning and Review Process

The annual cycle of reviewing and developing the Company’s executive compensation program and pay levels is a multi-step process that includes year-round engagement with our stockholders. It also incorporates consideration of our say on pay results, compensation peer group, industry information, both short- and long-term Company results compared to objectives, and input and guidance from the MP&D Committee’s independent compensation consultant.

When evaluating pay reported in the 2024 Summary Compensation Table (“SCT”), it is important to consider the timing of the related compensation decisions and the periods in which they are reported.

•	2024 annual cash incentive award amounts were decided and approved by the MP&D Committee in February 2025 and reflect both Company performance and individual performance in 2024 against goals that were established in the first quarter of 2024.

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•	Long-term incentive awards reflect individual performance and the future potential to drive our corporate strategy and growth. Annual long-term incentive awards for NEOs who were in their current role as of April 2024 were granted as PSUs, RSUs and stock options. The performance goals for the 2024 PSUs were approved in March 2024 for the period January 1, 2024 – December 31, 2026. The MP&D Committee will determine the performance results for this cycle in February 2027; if performance criteria are met, PSUs will vest based on continued employment through April 1, 2027, and the net shares, if any, will be subject to a one-year post-vesting holding period.

2024 Executive Compensation Program Summary

Management Incentive Plan See pages 62-67 for details

The MP&D Committee believes that performance indicators, including profitability, customer experience and employee belonging and engagement should continue to be included in our executive compensation program.

To maintain year-over-year consistency, the 2024 MIP metric weightings remained unchanged, and the MP&D Committee continued the use of a downward only Workforce Modifier:

•  Company Performance:

»   80% Financial (MIP Adjusted Operating Income)

»  20% Customer Experience (determined based on NPS)

•  Individual Performance Modifier (0 to 120%)

•  Workforce Modifier (downward only, by as much as 10%) for senior leaders (Vice Presidents and above) based on the achievement of culture / engagement goals reflecting the results of the colleague engagement survey

Long-Term Incentive Program See pages 67-69 for details

In 2024, the MP&D Committee followed its normal cycle for setting goals and targets (see page 60) and approved updates to the long-term incentive program effective for 2024 to better align to competitive market practice, attract and retain the best talent and align the program directly to strategic priorities that will support sustainable long-term growth. The MP&D Committee determined that several components of our existing compensation structure were not aligned to the broader market or industry, which could have unintended consequences for CVS Health and our stockholders in terms of attracting and retaining the best possible talent during this critical time in the Company’s strategic journey. These changes, listed below, were informed by input from our independent compensation consultant and feedback following proactive engagement with our stockholders.

FINAL DETERMINATION:

Updated the standard ELT long-term incentive equity mix to be comprised of 60% PSUs, 20% RSUs and 20% stock options (from the prior mix of 75% PSUs and 25% stock options), maintaining a program that is heavily focused on performance while addressing risk.

•  Reflected stockholder preference that a majority of long-term incentives be performance-based

•  Added a modest amount of RSUs to the equity mix to more closely align with market practice (nearly 70% of peers include RSUs in their annual equity mix) and reduce recruiting and retention risks

•  Reduced use of stock options to more closely align with market practice

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PSUs:

Maintained Adjusted EPS and rTSR modifier and introduced a Strategic Scorecard funding metric and reduced post-vesting holding period from two years to one year.

•  Adjusted EPS (70% weighting): A three-year cumulative Adjusted EPS for the period of January 1, 2024 through December 31, 2026. The Adjusted EPS metric has a minimum threshold of 80% of target (below which no payout is earned), and a maximum of 120% of target (above which no incremental payout is earned).

•  Strategic Scorecard (30% total weighting, 10% weighting each), each with independent minimum thresholds, targets and maximum levels.

»  Strategic Metric 1: Percentage of Medicare members in 4+ Star-rated plans over a three-year period

»  Strategic Metric 2: Percentage of Commercial members on CVS CostVantage at the end of 2026

»  Strategic Metric 3: Percentage of unique customers with 2+ CVS Health offerings at the end of 2026

The total funding is subject to modification based on CVS Health’s TSR relative to the TSR of selected comparator companies (relative TSR or rTSR). The total funding will be modified, on a pro-rated basis, +/-25%, with no upward rTSR modifier applied if CVS Health’s absolute TSR is negative.

The maximum PSU payout is 200% of target, after the application of the rTSR modifier.

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Incentive Design, Payout, and Goal-Setting Process and Timeline

For the annual and long-term incentive programs, the MP&D Committee oversees a rigorous and comprehensive goal-setting process. Below are highlights of the MP&D Committee’s review and decision-making process for 2024 executive compensation and incentive program target setting. The MP&D Committee structures the timing and process for determining individual NEO compensation so that compensation is appropriately aligned with the financial performance of the Company. On an ongoing basis, the MP&D Committee continues to review our compensation philosophy and objectives considering Company strategy, goals, performance, stockholder feedback and external benchmarking, monitors compensation in comparison to actual and relative performance and ensures compliance with management equity ownership requirements.

1	Set Targets
January – March 2024
	•	Approved the following:
» Individual incentive award target levels for the 2024 MIP and 2025 long-term incentive awards.
» Financial metrics and targets for the 2024 MIP and the 2024 PSUs (2024-2026 performance period).
	•	Reviewed rTSR peer group for 2024 PSUs with our independent compensation consultant.
	•	Reviewed overall compensation structure.

2	Monitor Plan Design and Key Metrics
September 2024
	•	Reviewed the compensation peer group with our independent compensation consultant and determined we will continue to use one diversified peer group for executive compensation purposes in 2025.
	•	Discussed MIP and PSU metrics for 2025 and provided feedback to management.
November 2024 – March 2025
	•	Continued discussion of 2025 incentive plan metrics.
	•	Reviewed total executive compensation market data with our independent compensation consultant.
	•	Reviewed preliminary payouts for the 2022 PSUs based on performance for the 2022-2024 performance period.
	•	Reviewed preliminary payouts for the 2024 MIP based on 2024 performance.
	•	Performed annual risk assessment of executive compensation programs.
	•	Reviewed stockholder feedback on our executive compensation program, including recent changes that were in effect for 2024.

3	Review Performance & Approve Compensation
January – March 2025
	•	Reviewed year end performance and pay-for-performance alignment for the prior year, as well as independent directors’ assessment of individual contributions and performance (with respect to each NEO) and CEO recommendations (with respect to each NEO other than the CEO).
	•	Certified 2022 PSU payouts for the completed 2022-2024 performance period.
	•	Certified MIP payouts for the completed 2024 fiscal year and approved individual awards.
	•	Reviewed rTSR peer groups for 2025 PSUs with our independent compensation consultant.
	•	Reviewed base salary and individual incentive award target levels for the 2025 MIP and 2026 long-term incentive awards targets and approved actual 2025 annual equity grants.
	•	Approved financial metrics and targets for the 2025 MIP and 2025 PSUs (2025-2027 performance period).
	•	Approved long-term incentive compensation program changes for 2025 taking stockholder feedback into consideration.

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Elements of Our Annual Executive Compensation Program

Our pay-for-performance philosophy places the majority of our executive officer’s compensation at risk and emphasizes long-term incentives tied to both individual and Company performance, as well as continued service. As a result, the only fixed compensation currently provided to our NEOs is base salary, which represents approximately 9% of our NEOs’ total target compensation in 2024.

The MP&D Committee believes that performance indicators, including profitability, customer experience, market comparability and stock price should be factored into our executive compensation program. By using a variety of pay vehicles and balancing short- and long-term awards, the MP&D Committee believes our executive compensation program supports executive focus on long-term growth creation because the metrics are measured independently, and no single factor impacts all elements of performance. For 2024, the MIP design evolved the Workforce Modifier to a broader culture metric measured through objective results under colleague engagement surveys, which will be applied to Vice Presidents and above. The Workforce Modifier (downward only) can reduce the formulaic results of the 2024 MIP by up to 10%.

The table below outlines each element of our annual executive compensation program for 2024.

2024 Annual Executive Compensation Program Structure

Performance-based or performance-aligned (~91%)
	Near-Term		Long-Term
	Base Salary	Annual Cash Incentive (MIP)	PSUs	RSUs	Stock Options
Performance Period	Ongoing	Annual	3-year cumulative measurement plus 1-year holding period post vesting	4-year ratable vest	4-year ratable vest, with 10-year expiration
Performance Metrics		• MIP Adjusted Operating Income (80%) • Net Promoter Score (“NPS”) (20%) • Individual Performance Modifier (0-120%) • Workforce Modifier for VPs and above (downward-only, by as much as 10%)	• 3-year cumulative Adjusted EPS (70%) • Strategic Scorecard (30%) • rTSR Modifier (+/-25%); no upward modifier applied if our absolute TSR is negative	Aligned to stock price	Stock price appreciation
Link to Strategy and Performance	Attracts and compensates high-performing and experienced leaders at a competitive level of cash compensation.	Motivates and rewards executives for achieving annual corporate, business unit and functional goals in key areas of financial and operational performance.	Focuses NEOs on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans.	Promotes retention, aligns NEOs’ interests with that of our stockholders and helps balance the equity package to attract and retain talent.	Directly aligns the interests of our NEOs with stockholders. Stock options only have value for NEOs if operating performance results in stock price appreciation.
CEO Target Pay Mix
NEO Target Pay Mix

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Base Salary

The MP&D Committee annually reviews the base salaries of all executive officers, including our NEOs, and adjusts them periodically by evaluating the evolving responsibilities of the position, the experience of the individual and the marketplace in which we compete for executive talent as defined by our compensation peer group. Informed by this review and with input from its independent compensation consultant, the MP&D Committee increased the base salaries for Messrs. Cowhey and Shah in January and November of 2024, respectively, based on the changes to their roles and responsibilities. In addition, the MP&D Committee increased Mr. Joyner’s salary at the time of his appointment as President and CEO, to align his salary with the competitive positioning of peers in that role in comparably sized companies.

	FY 2024 Annual Base Salary ($)		Percentage Increase vs. 2023 Base Salary
J. David Joyner(1)	1,500,000	(2)	—
Thomas F. Cowhey	1,000,000		17.6%
Heidi B. Capozzi(1)	850,000		—
Tilak Mandadi	1,000,000		0%
Prem S. Shah	1,100,000		15.8%
Karen S. Lynch	1,500,000		0%
(1)	Mr. Joyner and Ms. Capozzi were not Named Executive Officers in 2023.
(2)	Reflects Mr. Joyner’s annual base salary for his position as President and CEO beginning October 17, 2024.

Annual Cash Incentive

Our NEOs participate in our annual cash incentive program, the MIP, under which they are eligible for a cash award based on the achievement of pre-established financial, operating and individual performance objectives. The NEOs’ annual target bonus is expressed as a percentage of their base salary, with target bonus opportunities approved by the MP&D Committee in the first quarter of each year. The current targets are set forth in the 2024 Annual Cash Incentive Award table on page 67. Awards are paid out, if earned, in the first quarter of the following year based on the following formula. The MP&D Committee reserves the discretion to reduce awards for any reason.

NEO Target Annual Incentive % X Eligible Earnings(1) Paid in Performance Year	X	Corporate Performance Factor %	X	Individual Performance Modifier (0 to 120%)	X	Workforce Modifier (downward only, by as much as 10%)	=	Final Award Cannot Exceed 200% of Target

(1)	Eligible Earnings represent actual earnings paid during the calendar year.

Corporate Performance Factor

Rigorous Goal Setting

CVS Health is a performance-driven company, and the MP&D Committee believes there is a strong connection among our growth, the targets we communicate externally and our corresponding MIP goals. Our management and the MP&D Committee worked collaboratively to set targets reflective of our ambitious performance goals and to drive long-term value creation for our stockholders. When setting these goals, the MP&D Committee considers factors relevant to the current fiscal year. Financial results from prior years are used for reference; however, the MP&D Committee focuses on setting annual goals that reflect current business conditions and expectations and that will result in an appropriate pay for performance outcome for the fiscal year. The MP&D Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short-term and long-term and establishing realistic but rigorous targets that continue to attract, motivate and retain executives.

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Our fiscal year 2024 performance targets were set above the Company’s actual performance in 2023. This is consistent with our challenging strategic growth plans and our rigorous goal setting philosophy. For 2024, the MP&D Committee established Company goals using 2024 MIP Adjusted Operating Income (80% weighting) and NPS (20% weighting), which emphasizes and reinforces the business objectives of the enterprise. For 2024, the MP&D Committee continued to use NPS as a metric, focusing on real-time, data-driven insights on what is important to our consumers and enabling us to measure comparable positioning more effectively and transparently.

Our NPS metric measures customer experience through the use of transaction-generated and random survey data. NPS ensures that we are providing excellent service and positions us to retain and win new business in each of CVS Health’s business areas. The 2024 NPS target was set above aggregate 2023 actual performance and baseline for the Company’s major primary operating businesses.

The established targets were intended to be rigorous yet achievable in consideration of our internal forecast, with curves reflecting the challenging macroeconomic and industry environment existing at the time the goals were established in early March 2024.

	2023 Results (in millions)	2024 Target (in millions)
MIP Adjusted Operating Income*	$17,633	$17,634
*	MIP Adjusted Operating Income is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of this and other non-GAAP financial measures to the most directly comparable GAAP financial measures.

2024 Corporate Performance Results

The Company performance result was 32.4% for 2024 — based on 2024 MIP Adjusted Operating Income (performance below threshold levels resulting in zero funding) and NPS aggregate results (performance of 162% of target, weighted at 20%).

In determining the funding for Company performance under the 2024 MIP, the MP&D Committee reviewed the overall financial and operating results of the Company, evaluating them against the MIP performance targets approved by the MP&D Committee in March 2024.

The results for 2024 MIP Adjusted Operating Income reflect underperformance in our Health Care Benefits segment principally due to higher Medicare Advantage utilization trends, higher acuity in Medicaid and a significant increase in the risk adjustment accrual in our individual exchange business. Additionally, the Health Services segment results fell below expectations, primarily due to a one quarter delay in the full rollout of our Cordavis biosimilars business and medical cost pressure in our Health Care Delivery business. The favorable NPS was driven by strong performance in all businesses, delivering results that were above target.

Performance Metric	Threshold	Target	Maximum	Funding Level	Performance Weighting Under Plan	Final Approved Performance Result
2024 MIP Adjusted Operating Income(1) (80%) % of Target % Funding				0.0%	0.0%	32.4%
NPS(3) (20%) Result vs. Target % Funding				162.0%	32.4%
(1)	MIP Adjusted Operating Income is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of this and other non-GAAP financial measures to the most directly comparable GAAP financial measures.
(2)	Dollars in millions. The Threshold, Target, Maximum and Actual amounts for 2024 MIP Adjusted Operating Income are all net of bonus-related expenses.
(3)	NPS uses a point-based funding scale. Actual results are the weighted average performance versus target for the businesses, weighted equally for the Company’s major primary operating businesses, and the remaining business making up the balance.

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Individual Performance Modifier

Each NEO’s individual performance was evaluated against previously set goals and assigned a value between 0% and 120%. The MP&D Committee did not assign specific weightings to any NEO’s goals. The individual performance modifier cannot exceed 120%, or 20% above what would have been earned based solely on corporate performance. An individual performance modifier of less than 100% will reduce payouts below what would have been earned based solely on Company performance. In all cases, total payouts cannot exceed 200% of target when including Company performance, individual performance and the Workforce Modifier (downward only, by as much as 10%).

2024 Individual Performance Modifier Results: The MP&D Committee evaluated each current and eligible NEO’s performance and considered the CEO’s input on the performance of each current and eligible NEO (other than the CEO). Ms. Capozzi was not eligible for a MIP award for the 2024 plan year in accordance with the terms of her offer letter and therefore her performance was not evaluated by the MP&D Committee for purposes of the MIP award. In determining the annual cash incentive for Mr. Joyner, the MP&D Committee consulted with the other independent members of the Board. For 2024, the MP&D Committee, with input from Mr. Joyner, considered individual performance relative to goals, the MIP funding at 32.4% and the impact of non-GAAP adjustments.

With respect to financial performance, the MP&D Committee considered the following results for the NEOs as more fully set forth below. GAAP diluted EPS of $3.66 and Adjusted EPS of $5.42; consolidated operating income of approximately $8,516 million and consolidated Adjusted Operating Income of $11,976 million; and segment Adjusted Operating Income which is the principal measure of segment performance. Adjusted EPS and consolidated Adjusted Operating Income are non-GAAP financial measures. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measures.

J. David Joyner
President and CEO	2024 INDIVIDUAL PERFORMANCE ASSESSMENT

Leadership

•   Appointed President and CEO of CVS Health in October 2024 and prior to that served as EVP and President of Pharmacy Services

•   Upon appointment, quickly fielded a team of key leaders to fill critical roles including Group President and Presidents of Aetna, Pharmacy & Consumer Wellness, Caremark and Health Care Delivery

•   Effectively navigated the transition to CEO role in a challenging environment and quickly established credibility with investors, analysts, stockholders and CVS Health colleagues

•   Positioned the Company for a return to sustainable, profitable long-term growth

Business Results

•   Total 2024 revenues of approximately $373 billion, an increase of 4.2% percent versus prior year

•   Fourth quarter 2024 results including 4.2% increase in revenue versus prior year quarter and $1.9 billion in cash flow from operations

•   Continued to expand on CVS Health’s innovations, including Cordavis, CVS Caremark TrueCost and CVS CostVantage, that create new value in health care with innovative offerings and provide greater transparency and choice for consumers and clients

•   Advanced our leading digital strategy to improve and streamline the consumer experience which led to the January 2025 release of a newly redesigned CVS Health app to provide a more seamless experience for customers and leveraging AI to improve the member and provider partner experience

People

•   Successfully led over 300,000 purpose-driven colleagues with a focus on leveraging our integrated capabilities to improve healthcare and health outcomes for the communities we serve

•   Helped strengthen colleagues’ alignment with our Company’s values and purpose, as evidenced by consistent colleague engagement ratings

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Thomas F. Cowhey
EVP and CFO	2024 INDIVIDUAL PERFORMANCE ASSESSMENT

Leadership

•  Maintained a strong relationship with our stockholders and covering analysts in a challenging environment

•  Successfully managed treasury, long-term capital allocation and relationship with rating agencies

•  Co-led project identification of $2 billion in savings over next three years, with at least $500 million identified for 2025

Business Results

•  Delivered 2024 revenue growth of 4.2% year-over-year and $9.1 billion of cash flow from operations

•  Returned nearly $3.4 billion to stockholders through dividend payments

•  Managed investment portfolio to outperform total return benchmarks on all asset classes

•  Successfully delivered and launched the simplified payer program to increase efficiencies in our payroll and financial reporting systems

•  Integrated key aspects of Oak Street Health and Signify Health finance and accounting functions

People	• Established strong corporate finance leadership team, promptly filling key roles and building out succession plans

Tilak Mandadi
EVP Ventures & Chief Experience and Technology Officer	2024 INDIVIDUAL PERFORMANCE ASSESSMENT

Leadership

•  Expanded activities and leadership accountabilities within customer experience and venture financing spaces, exceeding our financial and strategic targets

•  Led the product-oriented and customer experience-driven design transformation for new products, services, experiences and capabilities

•  Led the Company’s “Responsible AI” efforts, including developing education, implementing policies and determining limitations

Business Results

•  Supported the business through an exceptional Welcome Season with zero unplanned outage minutes

•  Designed and launched various initiatives focused on customer experience, including enhancing the CVS Health app with several industry-first experiences, improving the Aetna HealthSM app member experience and implementing a Caremark “single source of eligibility” making it easier for members to engage with CVS Health across channels

•  Exceeded target in driving digital-first approach and grew to over 61 million unique digital customers (up ~11% or ~6 million customers year-over-year), and a significantly improved digital adoption rate for omnichannel pharmacy customers at 42%

•  Drove automation of administrative transactions to focus colleagues on value-added customer interactions, and led AI driven augmentation to enhance human connection and operational excellence – creating better customer, colleague and provider experiences

•  Improved clinical outcomes for patients through multiple initiatives, including a Next Best Actions program with 300+ Next Best Actions to help members navigate benefits and close care gaps

•  Created seamless omnichannel health experiences by converging the physical and digital worlds and increased consistency across all customer engagement channels

•  Demonstrated AI-enabled growth of the front store margin through improved demand forecasting, automated pricing decisions, personalized coupons and expansion of our advertising network

•  Innovated personalized engagement programs to drive improved health outcomes for members, including the launch of a new computer vision-based self-checkout and app-based “unlocking” of merchandise cabinets

People

•  Evolved the leadership team, including the recruitment of key external talent

•  Strengthened talent recruitment and retention strategies in a highly competitive market for technology, digital, data, analytics, AI and creative experience design skills, and helped focus efforts to foster a vibrant and agile customer-centric culture

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Prem S. Shah
EVP and Group President	2024 INDIVIDUAL PERFORMANCE ASSESSMENT

Leadership

•  Performed exceptionally through October 2024 as President of Pharmacy & Consumer Wellness (“PCW”) and Chief Pharmacy Officer for CVS Health ahead of appointment as EVP and Group President in November 2024, which expanded his role to include leadership of our Caremark and Health Care Delivery businesses

•  Helped create a more durable and transparent pharmacy business through implementing, effective January 1, 2025, CVS CostVantage for all commercial scripts dispensed through CVS Pharmacy further proactively addressing the persistent reimbursement pressure in the retail pharmacy industry

•  Continued building the positive momentum of Cordavis marking transformation in the industry including the launch of an adalimumab biosimilar in the U.S.

•  Supported the Company through collaboration and integration activities among our care delivery assets and other core businesses

Business Results

•  Grew PCW revenues to $124.5 billion in 2024, an increase of 6.6% from the prior year

•  Continued to play an important role in providing access to critical immunizations in the communities we serve

•  Delivered retail pharmacy script share over 27% with strong execution, robust omnichannel capabilities and superior customer experiences

•  Expanded front store drug market share and launched Well MarketTM, our new purpose-driven owned brand

•  Successfully completed our three-year store closure plan, exceeding goals for script retention rates and colleague retention

People

•  Continued to lower voluntary turnover decline across both pharmacy and front store colleagues, achieving our lowest rate in 3 years

•  Delivered significant year over year improvement in NPS among CVS Pharmacy customers and outperformed established goals

•  Launched industry-leading PharmD tuition assistance program benefit to help inspire the next generation of pharmacists

Workforce Modifier

In addition to our core metrics, a Workforce Modifier (downward only) may be applied for leaders at the Vice President level and above, including our NEOs. In 2024, the MP&D Committee evolved the Workforce Modifier to a broader Company culture metric that reflects a more comprehensive measure of engagement and belonging, and actions that reinforce CVS Health as an employer of choice for our colleagues while reinforcing leadership accountability. The MP&D Committee measures relative progress against external benchmarks and internal trends, based on the results of the colleague engagement surveys, with a goal to maintain or improve scores over the prior year. The MP&D Committee evaluates colleague feedback on a measure of belonging at CVS Health and engagement index results. This modifier ranges from minus 10% to 0% (no change) and is applied to the final recommended bonuses after Company performance and individual modifiers have been determined to ensure consistency of approach.

2024 Workforce Modifier Results: The MP&D Committee evaluated the Company’s 2024 progress using colleague engagement survey results. Following their review, the MP&D Committee determined the Company maintained prior year results and continued to align with external engagement survey benchmarks and therefore a negative adjustment was not warranted.

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The actual payout of the 2024 annual cash incentive award, as approved by the MP&D Committee, is set forth in the table below.

2024 Annual Cash Incentive Award(1)

NEO(1)	2024 Eligible Earnings	Target Annual Incentive	Full-Year Target Award	Company Perfor- mance	Individual Perfor- mance Modifier	Workforce Modifier	Final Payout as a % of Target	Final Award
J. David Joyner(2)	$1,103,495	164%	$1,805,281	32.4%	—	—	0%	$0
Thomas F. Cowhey	$998,387	150%	$1,497,581	32.4%	90%	—	29.1%	$436,000
Heidi B. Capozzi(3)	$265,625	—	$—	32.4%	—	—	—	$—
Tilak Mandadi	$1,000,000	150%	$1,500,000	32.4%	120%	—	38.9%	$583,000
Prem S. Shah(4)	$972,917	154%	$1,500,955	32.4%	—	—	0%	$0

(1)	Ms. Lynch’s MIP award was paid in accordance with the terms of the Karen Lynch Employment Agreement.
(2)	Mr. Joyner’s 2024 MIP target was pro-rated to 163.6% to reflect his target bonus opportunity increase to 200% in October 2024 in connection with his appointment as President and CEO; however, Mr. Joyner informed the MP&D Committee that he would not accept any bonus for 2024 and requested that the Company instead consider contributing additional funds to CVS Health colleagues in need due to natural disasters or other unforeseen emergencies.
(3)	Ms. Capozzi’s was not eligible for a MIP award for the 2024 plan year in accordance with the terms of her offer letter.
(4)	Mr. Shah’s 2024 MIP target was pro-rated to 154.3% to reflect his target bonus opportunity increase to 175% in November 2024 in connection with his appointment as EVP and Group President; however, Mr. Shah informed the MP&D Committee that he would not accept any bonus for 2024 and requested that the Company instead consider contributing additional funds to CVS Health colleagues in need due to natural disasters or other unforeseen emergencies.

Long-Term Incentive Compensation

On an annual basis, the MP&D Committee, with the assistance of its independent compensation consultant, evaluates individual long-term incentive target opportunities for each NEO in the first quarter, used for grants awarded the following year. Target opportunities are based on factors such as competitive practice at companies in our peer groups, the NEO’s position and scope of responsibility, the importance of retaining the services of the NEO, internal equity and the NEO’s opportunity to drive Company performance and contribute to the long-term success of the Company.

Following the MP&D Committee’s comprehensive review of our executive compensation program, and considering input from our stockholders, it approved the following changes to the executive compensation program in 2024:

•	Updated the standard ELT long-term incentive mix to be comprised of 60% PSUs, 20% RSUs and 20% stock options (from the prior mix of 75% PSUs and 25% stock options);
•	Reduced the holding period following the vesting of the three-year PSUs from two years to one year to move closer to competitive pay practices in the broader marketplace;
•	Transitioned to three-year cumulative Adjusted EPS measurement (70% weighting);
•	Introduced Strategic Scorecard funding metrics (30% total, each metric to be weighted 10%, with curves ranging from 40% payout at threshold and 200% at maximum performance):
»	Strategic Metric 1: Percentage of Medicare members in 4+ Star-rated plans over a three-year period
»	Strategic Metric 2: Percentage of Commercial members on CVS CostVantage at the end of 2026
»	Strategic Metric 3: Percentage of unique customers with 2+ CVS Health offerings at the end of 2026

The MP&D Committee approves long-term incentive compensation awards for employees, including the NEOs, and makes annual grants of long-term equity-based incentives in April to focus executives on the Company’s long-term financial and strategic objectives and to align the interests of executives with those of our stockholders. These awards are made under the terms and conditions of the 2017 Incentive Compensation Plan (the “2017 ICP”).

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2024 Long-Term Incentive Target Mix

Award Type	Weighting	Key Features and Performance Measures
PSUs Focus on sustained performance and profitable growth

•

Opportunity to earn between 0% to 200% of target PSUs based on performance against pre-established goals for three-year (2024-2026) cumulative Adjusted EPS (weighted 70%) and a Strategic Scorecard, based on three strategic metrics (weighted 10% each, for an overall weighting of 30%; described below)

•

Threshold, target and maximum performance goals are anchored in the Company’s long-term growth commitment and strategic plan and are critically important for driving long-term success by rewarding both top- and bottom-line growth

•

Reinforces our pay-for-performance culture and aligns to our external commitments

•

Includes commitment to drive ongoing operating efficiencies

•   Includes an rTSR modifier that measures CVS Health’s TSR relative to the TSR of selected comparator companies (the “Relative TSR Peer Group” on page 82); the modifier is applied to the final performance of the core metrics. No upward rTSR modifier is applied to PSUs if our absolute TSR is negative

•

Actual payout level to be determined by the MP&D Committee following completion of the 2024-2026 performance period

•   One-year post-vesting holding period applies during and after employment; vesting will occur, if at all, in one installment on the third anniversary of the grant date

•

PSU award agreements include clawback/forfeiture in the event of detrimental conduct by the executive

RSUs (new for 2024) Focus on stock value and executive retention

•

Enables NEOs to build stock ownership and aligns interest with our stockholders

•

Value directly linked to stock price, providing some value regardless of stock price volatility

•

Promotes retention of our executive talent

•

Cash dividend equivalents accrue during the vesting period and are only paid when the underlying RSUs vest and are distributed. Dividend equivalents are cancelled if the underlying units do not vest

•

Vest in four equal annual installments, beginning on the first anniversary of the grant date

Stock Options Focus on sustained stock price appreciation

•

Align the interest of NEOs with stockholders by placing emphasis on long-term value creation through growth in our stock price; options have a 10-year term

•

Promote connectedness with the Company and its long-term strategy,   reinforcing the financial success of the organization

•

Vest in four equal annual installments, beginning on the first anniversary of the grant date

2024 PSU Awards

These awards feature formulaically-determined payouts based on performance goals established by the MP&D Committee in the first quarter of 2024; the performance period is January 1, 2024 – December 31, 2026, a three-year performance period. The MP&D Committee approved a cumulative Adjusted EPS metric (70% weighting) and a Strategic Scorecard, based on three strategic metrics (weighted 10% each, for an overall weighting of 30%), all adjusted by an rTSR modifier.

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These metrics and targets were selected as they align focus on achieving externally communicated growth goals and provide year-over-year consistency in measuring and rewarding performance. The funding curve was widened to +/- 20% of target for the 2024 awards to address uncertainty in setting long-term goals in a period of potential market volatility and challenging operating conditions.

2024-2026 PSU Awards
	Weighting	Minimum (25%)	Target (100%)	Maximum (200%)
Financial Measure: Cumulative Adjusted EPS	70%	$21.65	$26.79 -$27.33	$32.47
	Weighting	Minimum (40%)	Target (100%)	Maximum (200%)
Strategic Scorecard	30%
1. Percentage of Medicare members in 4+ Star-rated plans over a three-year period	10%

The Strategic Scorecard metric was newly added for the 2024 PSU awards and stockholders were generally aligned with this modification to our executive compensation program.

Due to the potential for competitive harm during the open cycle, we are not disclosing our specific targets and performance curves for these metrics. The MP&D Committee believes that the established targets are both rigorous and achievable, and drive business results and stockholder value by furthering the Company’s strategic imperatives.

Additional details regarding the targets and performance curves for these metrics will be provided following the completion of the performance period in our 2027 Proxy Statement.

2. Percentage of Commercial members on CVS CostVantage by Year-End 2026	10%
3. Percentage of unique customers with 2+ CVS Health offerings by Year-End 2026	10%

Modifier:	The PSU total weighted funding percent of the four core metrics outlined above is adjusted by an rTSR modifier, using the following scale:
rTSR Modifier (continue to use the Relative TSR Peer Group)

•  Between 0 and 25th percentile of peers, the rTSR modifier will be -25%

•  Greater than 75th percentile of peers, the rTSR modifier will be +25%

•  Between 25th and 75th percentile of peers, the rTSR modifier will be interpolated

No upward rTSR modifier will be applied if CVS Health’s absolute TSR over the 3-year performance period is negative.

2024 RSU and Stock Option Awards

We use RSUs and stock options to focus on long-term value creation and these awards effectively focus our NEOs on delivering long-term value to our stockholders. In 2024, the RSU portion of our long-term incentive program represented 20% of the total value of long-term incentive awards for our NEOs. These RSUs vest in four equal annual installments, beginning on the first anniversary of the grant date. RSUs reward and retain the NEOs by offering the opportunity to receive CVS Health stock if they remain employed by the Company on the award vest date(s).

Stock options represented the remaining 20% of the total value of long-term incentive awards for our NEOs. Stock options are granted at fair market value and vest in four equal annual installments, beginning on the first anniversary of the grant date. Stock options have value only to the extent that the price of CVS Health stock rises above the stock price on the grant date.

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2024 Equity Awards to NEOs

NEO	PSUs	Annual RSUs	Annual Stock Options	New Hire or Promotion RSUs	New Hire or Promotion Premium- Priced Stock Options	New Hire or Promotion Premium- Priced SARs
J. David Joyner(1)	$2,249,933	$2,249,957	$0	$0	$8,040,000	$3,959,997
Thomas F. Cowhey	$3,599,924	$1,199,924	$1,199,982	$0	$0	$0
Heidi B. Capozzi(2)	$0	$0	$0	$4,999,989	$0	$0
Tilak Mandadi(3)	$3,899,931	$1,299,931	$1,299,989	$2,999,981	$0	$0
Prem S. Shah(4)	$3,599,924	$1,199,924	$1,199,982	$0	$5,999,995	$0
Karen S. Lynch	$10,799,926	$3,599,931	$3,599,985	$0	$0	$0

(1)	Mr. Joyner received RSU and PSU awards as part of his annual long-term incentive award in April 2024 pursuant to his original offer letter to serve as President of Pharmacy Services and also received a one-time promotion stock award in the form of premium-priced stock options and premium-priced SARs in November 2024 that vest in three equal annual installments beginning on the first anniversary of the grant date. See “Agreements with Named Executive Officers” for more details on Mr. Joyner’s compensation.
(2)	Ms. Capozzi received a make-whole equity award when she joined the Company in September 2024. See “Agreements with Named Executive Officers” for more details on Ms. Capozzi’s compensation.
(3)	Mr. Mandadi received a one-time retention award in the form of an RSU award in November 2024 that vests in three equal annual installments, beginning on the first anniversary of the grant date, subject to a one-year post-vest holding period.
(4)	Mr. Shah received a one-time promotion stock award in November 2024 in the form of premium-priced stock options to acquire shares of Company common stock, vesting in three equal annual installments beginning on the first anniversary of the grant date.

2025 Equity Awards

The design of our long-term incentive compensation for 2025 will be similar to 2024, maintaining:

•	Adjusted EPS metric with a 70% weighting and a cumulative goal measured over the full three-year performance period;
•	a strategic scorecard metric with a 30% weighting; objective targets are measurable over a three-year period and support the strategic initiatives related to the commitments made at our December 2023 Investor Day and other strategic priorities;
•	the rTSR modifier;
•	a one-year post-vesting holding period (for net shares); and
•	equity mix for NEOs of 60% PSUs, 20% RSUs and 20% stock options, so that the program remains heavily focused on performance while addressing recruiting and retention and continuing to balance risk and reward.

Prior PSU Performance Programs

2022 PSUs – Performance was certified by the MP&D Committee in February 2025, following the three-year performance period.

The following summarizes the final payout results (0%) of the 2022 PSU awards granted to Messrs. Cowhey and Shah and Ms. Lynch (Messrs. Joyner and Mandadi and Ms. Capozzi were not employed by the Company at the time of the 2022 grant, and therefore did not receive 2022 PSUs):

2022 PSU SUMMARY	STATUS:
• Three-Year Performance Period January 1, 2022 – December 31, 2024

•

2024 PSU Adjusted EPS* of $5.48, which was below the threshold level required to achieve a payout ($8.85)

•

rTSR performance was not applicable due to below-threshold Adjusted EPS results

CALCULATED PAYOUT = 0%

• Based on 2024 Adjusted EPS* with target set at $9.73 – $9.93 in March 2022 and granted in April 2022
• Subject to an rTSR modifier (+/- 25%)

*	Adjusted EPS and 2024 PSU Adjusted EPS are non-GAAP financial measures. See Annex A to this proxy statement for a reconciliation of these and other non-GAAP financial measures to the most directly comparable GAAP financial measures.

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*	2024 PSU Adjusted EPS is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of Adjusted EPS and other non-GAAP financial measures to the most directly comparable GAAP financial measures.

2023 PSU Summary

Performance will be certified in February 2026, following the three-year performance period. Net shares issued upon settlement, if any, will be subject to a two-year holding period. Maximum payout after calculation (including application of modifier) cannot exceed 200% of the PSUs awarded.

*	Adjusted EPS is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of Adjusted EPS and other non-GAAP financial measures to the most directly comparable GAAP financial measures.

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2024 Compensation Peer Group

2024 Selection Process: The MP&D Committee uses various data sources, including peer groups, to assess financial performance and compensation competitiveness. While peer groups represent a broad group of potential competitors for executive talent across various industries, peer group data serves as only one reference point for the MP&D Committee in evaluating our compensation program.

Annually, the MP&D Committee, with the assistance of its independent compensation consultant, completes a peer group review to determine the most relevant companies with which we compete for talent and capital. The criteria used to identify companies for the peer group include, but are not limited to, size, complexity, business scope, industry and business similarity. The diversified peer group, comprised of 19 companies, remained unchanged in 2024 (the “2024 Compensation Peer Group”). The MP&D Committee utilized the 2024 Compensation Peer Group to set 2024 compensation levels, along with other factors as discussed in “Pay Positioning” below on page 72. Full-year 2024 median revenues for the 2024 Compensation Peer Group were $147.7 billion. CVS Health’s full-year 2024 total revenues of $372.8 billion rank at the 92nd percentile relative to the 2024 Compensation Peer Group.

The MP&D Committee will continue to review the Company’s peer group annually.

CVS Health 2024 Compensation Peer Group

•	AbbVie Inc.	•	HCA Healthcare, Inc.	•	Microsoft Corporation
•	Bristol-Myers Squibb Company	•	Humana Inc.	•	Pfizer Inc.
•	Cardinal Health, Inc.	•	International Business Machines Corporation	•	Target Corporation
•	Cencora, Inc.	•	Johnson & Johnson	•	UnitedHealth Group Incorporated
•	Centene Corporation	•	McKesson Corporation	•	Walgreens Boots Alliance, Inc.
•	The Cigna Group	•	Merck & Co., Inc.	•	Walmart Inc.
•	Elevance Health, Inc.

Pay Positioning

The MP&D Committee does not target NEOs’ pay to a specified percentile relative to the 2024 Compensation Peer Group, but rather reviews peer group compensation data for each element of compensation, including base salary, target total cash (base salary plus target bonus) and target total compensation (target total cash plus long-term incentive compensation). Individual compensation positioning relative to comparable positions in the 2024 Compensation Peer Group varies by job, and the MP&D Committee considers a number of factors, including market competitiveness, specific duties and responsibilities of the NEO versus those in similar positions at the 2024 Compensation Peer Group companies, and succession planning. In addition to this assessment, the MP&D Committee considers Company and individual performance and internal pay equity among the Company’s executive officers in evaluating and determining executive compensation. The MP&D Committee believes it is appropriate to reward the Company’s executive officers with compensation above the competitive median if the rigorous financial targets associated with the Company’s variable pay programs are exceeded in a way that is consistent with the Company’s core values.

Other Compensation Topics

Other Compensation Arrangements and Benefits

The Company maintains broad-based medical and dental benefits, life insurance and short- and long-term disability insurance programs for its full-time employees. Executive officers are eligible to participate in these programs on the same basis and with the same level of financial subsidy as our other salaried employees. Financial subsidies to these plans are tiered so that our highest paid colleagues pay the most.

Executive officers may participate in the CVS Health Future Fund 401(k) Plan (the “401(k) Plan”), which is our principal qualified defined contribution plan. An eligible CVS Health employee may defer up to 75% of his or her total eligible compensation, defined as salary plus annual cash incentive, to a maximum deferral limit defined by the

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Internal Revenue Service (“IRS”). In 2024, that maximum deferral limit was $23,000, plus an additional $7,500 for those age 50 and above. After the first full year of employment, CVS Health will match the employee’s deferrals dollar-for-dollar, each payroll period, up to a maximum of 5% of total eligible compensation subject to IRS limits. CVS Health’s matching cash contributions into the 401(k) Plan for the NEOs who participated are included in the “All Other Compensation” column of the SCT and described in note 10 to the SCT on page 85.

The Company also maintains a broad-based severance plan that covers our NEOs, other than Ms. Lynch, who is no longer with the Company. Details of potential payments under that plan can be found in the narrative and tables beginning on page 92. The MP&D Committee reviews the Company’s severance benefits annually with the assistance of its independent compensation consultant to evaluate both their effectiveness and competitiveness. The review for 2024 found the current level of benefits to be within competitive norms for design. Details of hypothetical payments that would have been made to our NEOs upon a change in control on December 31, 2024 and under various termination scenarios, provisions for the treatment of equity awards and other benefits, and estimated payments that would be made to the executives whose employment terminates following a change in control may be found in “Payments/(Forfeitures) Under Termination Scenarios” beginning on page 92. See “Agreements with Named Executive Officers” on page 74.

Deferred Compensation Plan and Deferred Stock Compensation Plan

Eligible executive officers may choose to defer earned and vested compensation into the Deferred Compensation Plan (the “DCP”) and the Deferred Stock Compensation Plan (the “DSP”), which are available to any U.S. employee meeting the plans’ eligibility criteria. The plans are intended to provide retirement savings in a tax-efficient manner and to enhance stock ownership. The DCP offers a variety of investment crediting choices, none of which represent an above-market return. The individual contributions of each of our NEOs during fiscal year 2024 to the DCP and the DSP, including earnings on those contributions, any distributions during 2024 and their respective total account balances as of the end of 2024, are shown in the Nonqualified Deferred Compensation table on page 91.

Perquisites and Other Personal Benefits

The Company provides certain other compensation to the Named Executive Officers (see the “All Other Compensation” table in footnote 10 to the SCT on page 85).

We provide the following personal benefits to our NEOs, which are reviewed annually by the MP&D Committee for consistency with our philosophy:

•	Health and welfare benefits: To attract and retain employees at all levels, we offer a subsidized health and welfare benefits program that includes medical, dental, life, accident, disability, vacation and severance benefits. Our subsidy for employee health benefits is graduated so that executives pay a higher contribution than more moderately paid employees. In addition, our NEOs are eligible to have an annual Company-paid health examination and assessment as part of the CVS Health Executive Health Program, the purpose of which is to provide a risk mitigation and business continuity initiative, in the interest of encouraging the long-term health of our NEOs. This benefit is also offered by several of our peer group companies.
•	Limited personal use of corporate aircraft: We maintain corporate aircraft that may be used by our employees to conduct Company business. Under our Corporate Aircraft Policy, the Board or the MP&D Committee may determine that certain officers and their families pose “bona fide business-oriented security concerns” (as defined in IRS regulations). In such cases, CVS Health may require that these officers, including NEOs, and their families use the aircraft for some or all of their personal travel. Such use will be includible in the officers’ compensation, valued as provided in the Corporate Aircraft Policy. We have determined that bona fide business-oriented security concerns exist with respect to the CEO, his spouse and dependents and, as a result, the CEO is required to use the aircraft for business and personal travel. Regardless of this requirement, the CEO (or any other executive determined to pose “bona fide business-oriented security concerns”) shall reimburse CVS Health for any costs of personal air travel that exceeds $250,000 per calendar year, valued in accordance with SEC disclosure rules and guidance. In addition, pursuant to an executive security program established by the Board upon the MP&D Committee’s recommendation at that time, our former CEO was required to use our aircraft for all travel needs, including personal travel, in order to minimize and more efficiently use travel time, protect the confidentiality of travel and our business and enhance her personal security. Pursuant to the Karen Lynch Employment Agreement, Ms. Lynch would reimburse the Company for any costs of personal air travel that exceeded $250,000 per calendar year. The cost of such personal use for

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applicable NEOs is included in “All Other Compensation” and described in the notes following the SCT. The value of these items is treated as income taxable to our NEOs. The aggregate incremental cost to the Company of providing these personal benefits to each of our NEOs during fiscal year 2024 is shown in footnote 10 of the SCT beginning on page 85.
•	Limited corporate transportation: Similar to our approach to aircraft, our CEO uses a corporate driver for travel as part of our executive security program in order to minimize and more efficiently use travel time, protect the confidentiality of travel and our business and enhance our CEO’s personal security. The use of trained drivers to enhance corporate security is consistent with the recommendations of internal and third-party security experts. The aggregate incremental cost to the Company of providing this benefit to our current and former CEO during fiscal year 2024 is shown in footnote 10 of the SCT beginning on page 85. Pursuant to the Karen Lynch Letter Agreement, Ms. Lynch received Company-provided security services for a period of six months post-separation. See “Agreements with Named Executive Officers” below on page 74.
•	Personal security benefits: The Company’s executive protection program was developed to manage the security and safety of the CEO and his direct reports. The Company believes it is in the best interests of the Company and its stockholders to mitigate risk and protect the CEO and ELT against possible security threats. The program is regularly monitored and may be adjusted to account for changes in the external environment. Considering the recent events and increased safety concerns, the executive protection program recommended enhanced security measures to include home security services and technology upgrades to certain ELT members which the Company paid to install. The Company also requires that Mr. Joyner accept personal security protection while he serves as CEO. The Company believes that the costs of the security measures were appropriate and necessary, particularly considering the heightened risk environment in the health care industry and its senior leaders.

Although the Company does not consider its NEOs’ required use of corporate aircraft, car and driver for security purposes and upgrades to residential security to be a perquisite or other personal benefit for the reasons described above, the Company has reported the costs related to the use of such benefits in footnote 10 of the SCT beginning on page 85.

Agreements with Named Executive Officers

J. David Joyner

On November 12, 2024, the MP&D Committee approved an increase to Mr. Joyner’s compensation in connection with his appointment as President and Chief Executive Officer of the Company effective as of his October 17, 2024 appointment. Mr. Joyner’s increased annual total direct compensation opportunity consists of an annual base salary of $1,500,000, a target annual bonus opportunity of $3,000,000 (equal to 200% of his base salary) and a target long-term annual incentive award opportunity equal to $14,500,000. Also, on November 12, 2024, the MP&D Committee approved a one-time promotion stock award for Mr. Joyner with a grant date of November 30, 2024. The award to Mr. Joyner was in the form of premium-priced stock options and SARs to acquire shares of Company common stock, with a grant date value of approximately $12 million. The premium-priced stock options and SARs have an exercise price equal to 120% of the closing price of the Company’s common stock on November 29, 2024 and vest in equal annual installments on each of the first three anniversaries of the grant date, generally subject to Mr. Joyner’s continued employment on the applicable vesting date. See “Payments/(Forfeitures) Under Termination Scenarios” beginning on page 92. Mr. Joyner had re-joined the Company in January 2023, and pursuant to his offer letter for the position of EVP and President, Pharmacy Services, his equity mix for 2024 had consisted of 50% stock options and 50% PSUs.

Heidi B. Capozzi

Ms. Capozzi joined the Company in September 2024. In accordance with her offer letter, Ms. Capozzi’s base salary is $850,000 and her annual cash incentive target is 150% of her annual base salary. In addition, Ms. Capozzi’s target annual equity award compensation is $3.6 million. She will be eligible to participate in the MIP beginning with the 2025 plan year, payable in 2026 with a target award of 150% of her eligible earnings. Upon hire, Ms. Capozzi was eligible for make-whole awards in the form of cash and RSUs representing the economic equivalent of the cash and equity related to her prior employment that she was required to forfeit. This included a one-time $4.5 million cash payment (the “Cash Payment”), the first installment of which ($1.5 million) was paid within the first two pay periods after she was actively employed with the Company for thirty (30) days; the second installment of which ($1.5 million) was paid in January 2025; and the third installment of which ($1.5 million) will be paid in January 2026, subject to her continued employment with the Company on the applicable date. Ms. Capozzi will not be entitled to receive any unpaid installment

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of the Cash Payment if her employment terminates for any reason prior to payment, regardless of whether she will receive severance pay in connection with such termination. If, within 12 months of the payment of an installment of her Cash Payment: (1) she voluntarily terminates her employment or (2) her employment is terminated by CVS Health for Cause (as defined in her offer letter); Ms. Capozzi will promptly repay to the Company the full amount of any portion of the Cash Payment that she was provided. On November 30, 2024, she also received a one-time make-whole equity award with a grant date value of $5.0 million (the “Make-Whole Equity Award”), which will vest ratably over four years on each anniversary of the grant date, subject to the terms of the underlying award agreement. Ms. Capozzi also received standard relocation benefits under the Company’s broad-based relocation program that included tax assistance. Ms. Capozzi entered into CVS Health’s customary CIC Agreement for executives and a restrictive covenant agreement which includes, among other things, non-competition and non-solicitation covenants for the 18-month period following her employment with CVS Health. See “Payments/(Forfeitures) Under Termination Scenarios” beginning on page 92.

Prem S. Shah

On November 12, 2024, the MP&D Committee approved an increase to Mr. Shah’s compensation in connection with his appointment as Executive Vice President and Group President, effective as of his November 6, 2024 appointment. Mr. Shah’s increased annual total direct compensation opportunity consists of an annual base salary of $1,100,000, a target annual bonus opportunity of $1,925,000 (equal to 175% of his base salary) and a target long-term annual incentive award opportunity of $9,000,000. Also, on November 12, 2024, the MP&D Committee approved a one-time promotion stock award for Mr. Shah with a grant date of November 30, 2024. The award to Mr. Shah was in the form of premium-priced stock options to acquire shares of Company common stock, with a grant date value of $6.0 million. The premium-priced stock options have an exercise price equal to 120% of the closing price of the Company’s common stock on November 29, 2024 and vest in equal annual installments on each of the first three anniversaries of the grant date, generally subject to Mr. Shah’s continued employment on the vesting date. See “Payments/(Forfeitures) Under Termination Scenarios” beginning on page 92.

Change In Control Agreements with Current NEOs

As previously disclosed, we have agreements (collectively, the “CIC Agreements”) with each of our current NEOs.

The MP&D Committee believes that the interests of stockholders are best served by ensuring that the interests of our senior management are aligned with our stockholders. The CIC Agreements with our current NEOs, are intended to eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in stockholders’ best interests. The CIC Agreements serve to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which CVS Health requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the CIC Agreements provide certain specified “double trigger” severance benefits to the covered executives in the event of their termination under certain circumstances following a change in control. The MP&D Committee believes a “double trigger” severance benefit provision is appropriate, as it provides an incentive for greater continuity in management following a change in control than a “single trigger” severance benefit. “Double trigger” benefits require that two events occur in order for severance to be paid, typically a change in control of the Company followed by the executive’s involuntary termination of employment. The 2010 or 2017 Incentive Compensation Plans (together, the “ICPs”) that govern the terms of outstanding equity awards to all NEOs also require a “double trigger” for vesting of equity change in control benefits.

The MP&D Committee reviews these potential severance benefits annually with the assistance of its independent compensation consultant to evaluate both their effectiveness and competitiveness. The review for fiscal year 2024 found the current level of benefits to be within competitive norms for design. Details of payments made to the executives upon a change in control and various termination scenarios; provisions for the treatment of equity awards, and other benefits; and estimated payments that would be made to the executives whose employment terminates following a change in control may be found in Payments/(Forfeitures) Under Termination Scenarios beginning on page 92.

Karen S. Lynch

In connection with her departure, the Company and Ms. Lynch entered into the Karen Lynch Letter Agreement to memorialize the terms of her advisory services during a 6-month period and severance pay and benefits following her separation from the Company, which occurred on October 17, 2024 (the “Separation Date”). Ms. Lynch agreed to provide advisory services to the Company for a term of six months following her departure. In consideration of the advisory services, during the term, Ms. Lynch receives a monthly advisory fee of $375,000 and continued Company-provided security services. The Company and Ms. Lynch agreed to amend her restrictive covenant agreement to extend the non-competition and non-solicitation provisions to a period of thirty (30) months from

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the date of her departure (vs. 24 months as provided in the Karen Lynch Employment Agreement). In connection with Ms. Lynch’s departure, she was eligible to receive the separation benefits applicable upon a “qualifying event” (not in connection with a change in control) under the Karen Lynch Employment Agreement, although with respect to her outstanding equity awards, the partial vesting provisions applicable thereto have been eliminated, such that Ms. Lynch remains eligible to vest in all such awards in full (subject to the achievement of performance metrics with respect to any PSU awards). The receipt of such benefits is contingent upon Ms. Lynch’s execution of a customary release of claims in favor of the Company and compliance with restrictive covenants. The last table under “Payments/(Forfeitures) Under Termination Scenarios” reflects the provisions of the Karen Lynch Letter Agreement and Karen Lynch Employment Agreement with respect to her annual bonus and previously granted CVS Health stock options, RSU and PSU awards.

Defined Benefit Pension Plans

Caremark Rx, Inc. maintained a Special Retirement Plan (“Caremark SRP”), a supplemental unfunded, non-qualified benefit plan that provided certain executive officers of Caremark with monthly benefits upon retirement, disability or a change in control of Caremark. Mr. Joyner is a participant in the Caremark SRP and like all participants, was vested as of the change in control date when Caremark Rx, Inc. was acquired by the Company in March 2007. The benefit generally payable under the plan is equal to the product of (1) 2.5% of the average annual base salary paid to a participant over the 36-month period preceding his retirement date and (2) the participant’s years of service, up to a maximum of 20 years of service. The plan provides that a participant will continue to accrue years of service following completion of the merger, but the plan remains subject to amendment or termination.

Aetna Inc. maintained a tax-qualified frozen defined benefit pension plan at the time it was acquired by the Company in November 2018. Mr. Cowhey was a participant in that plan from 2007 until it was frozen in 2010 and has a deferred vested benefit under the plan that has continued to accrue interest. No other NEOs participate in any defined benefit pension plan.

See the Pension Benefits section and related table beginning on page 90 of this proxy statement for further details.

Key Policies Related to Compensation

Policy on Forfeiture and Recoupment of Incentive Compensation

In September 2023, the Board adopted a clawback policy to comply with the requirements of Section 954 of the Dodd-Frank Act and the related rules and regulations promulgated by the SEC and NYSE (the “Dodd-Frank Clawback Policy”).

The Dodd-Frank Clawback Policy does not impact the Company’s existing Recoupment Policy, which was initially approved in 2009 and has been amended a number of times since then, most recently in 2019. The Dodd-Frank Clawback Policy is specifically intended to comply with the requirements of the Dodd-Frank Act. It generally sits “on top” of our existing Recoupment Policy, and in a similar manner the Dodd-Frank Clawback Policy is administered by the MP&D Committee, except that the Audit Committee makes the determination of whether a triggering “restatement” has occurred.

We believe our Recoupment Policy, which exceeds the requirements of the Dodd-Frank Act, further reduces the potential risk that an executive officer would intentionally misstate results to benefit under an incentive program. In addition, appropriate language regarding the policy has been included in applicable documents and award agreements, and our executive officers are required to acknowledge in writing that compensation we have awarded to them may be subject to reimbursement, clawback, or forfeiture pursuant to the terms of the policy and/or applicable law. Further, the equity forfeiture provisions in applicable award agreements would also apply in the event of specified detrimental activity in the absence of a restatement.

The MP&D Committee is empowered to recoup compensation paid to executive officers, and it expanded this capability to include other executives under its purview. In the event of employee misconduct that causes specified financial or reputational damage, a materially inaccurate performance calculation or an accounting restatement, the MP&D Committee may seek to clawback paid incentive compensation. The MP&D Committee may also cancel outstanding equity-based awards granted to any covered employee if that employee engages in conduct detrimental to the Company.

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Below is a chart that provides an overview of the application of the various forfeiture and recoupment policies.

	Who	When	What
Misconduct Cancellation/ Forfeiture	• Applies to all colleagues who receive equity-based awards as part of their incentive compensation.

•

A colleague is terminated for “Cause”:

•

willfully and materially breaches any of his or her obligations to the Company with respect to confidentiality, cooperation with regard to litigation, non-disparagement and non-solicitation;

•

is convicted of a felony involving moral turpitude; or

•

engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his or her duties to the Company, resulting, in either case, in material harm to the financial condition or reputation of the Company.

• All unvested equity awards will be cancelled/forfeited.
Detrimental Conduct	• Applies to all colleagues who receive PSU awards as part of their incentive compensation.

•

Detrimental Conduct. During any period in which PSUs (and any related dividend equivalents) remain outstanding and payable, including the holding period, a participant may not engage in Detrimental Conduct. “Detrimental Conduct” means any one of the following:

•

any conduct that would constitute Cause;

•

the commission of a criminal act by the participant, whether or not performed in the workplace, that subjects, or if generally known, would subject the Company or its subsidiaries to public ridicule or embarrassment;

•

intentional misconduct or conduct not taken in good faith and causing significant reputational harm to the Company or its subsidiaries;

•

intentional violation, or negligent disregard, of the Company’s or its subsidiaries’ policies, rules and procedures, specifically including, but not limited to any of the participant’s obligations under the Company’s Code of Conduct and workplace policies; or

•

any violation of the participant’s restrictive covenant agreement.

•

Payment of PSUs is specifically conditioned on the requirement that at all times prior to the settlement date, the participant does not engage in Detrimental Conduct.

•

Releasing shares delivered after the holding period is also specifically conditioned on the requirement that at all times prior to such release, the participant does not engage in Detrimental Conduct.

•

If the MP&D Committee determines in its reasonable business judgment that the participant has failed to satisfy such requirements, then all or a portion of the PSUs, or all or a portion of any shares delivered in settlement thereof that are subject to the holding period, as of the date of such determination, shall be cancelled and forfeited as of such date of determination. All such determinations by the MP&D Committee will be final and binding.

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	Who	When	What
Incentive Compensation Recoupment Policy	• Applies to all of our colleagues who receive annual cash incentive or long-term incentive awards, including equity-based awards.

•

When fraud or material financial misconduct by an employee meaningfully alters financial or operational results used to determine an award amount, as determined by our Board.

•

Applies to fraud or material financial misconduct committed during the performance period for the award amount that is discovered during the performance period or the three-year period following the performance period.

•

Applies to all annual and long-term incentive awards, including time-based equity awards.

•

Allows for recoupment of the entire award, not only excess amounts generated by the executive officer’s fraud or material financial misconduct.

•

Amended in March 2019 to require public disclosure of the circumstances of any recoupment from any executive officer (to the extent doing so would not violate any law or contractual obligations).

Compliance with Restrictive Covenant Agreement	• All colleagues receiving equity awards.	• A colleague breaches the terms of their Restrictive Covenant Agreement.	• The Company may recover profits from RSUs, PSUs and stock options that vested in the two-year period prior to the breach.
Dodd-Frank Clawback Policy	• Current or former Section 16 Officers (“Covered Individuals”) regardless of fault.	• Company required to prepare a Qualifying Restatement as defined in the Dodd-Frank Clawback Policy.

•

Provides for the recovery compensation that is incentive-based, erroneously awarded and received by the officer within the three (3) years preceding the date that the restatement was needed; prohibits actual or de facto indemnification; and is publicly disclosed.

Cash Severance Policy

The MP&D Committee adopted an executive severance policy, effective for 2024, which provides that the Company will not enter into any new employee agreement, severance agreement or separation agreement or establish any new severance plan or policy providing for cash severance to our Section 16 officers (including our NEOs) exceeding 2.99 times the sum of base salary and target bonus without stockholder approval. Since 2010, the severance plan covering executives (other than Ms. Lynch) has provided, and continues to provide, cash severance of 1.5 times base salary and the CIC Agreements provide for 1.5 times base salary plus target bonus. The CVS Health Corporation Executive Officer Cash Severance Policy is available on our website: https://www.cvshealth.com/impact/esg-reports/resource-library.html.

Anti-Gross-Up Policy

CVS Health maintains a broad policy against tax gross-ups. The only current exception to our anti-gross-up policy is for tax payments that may be due under our broad-based relocation policy, which is applicable to a large number of employees (i.e., those who must relocate upon hire, transfer or promotion).

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Insider Trading Policy; Anti-Pledging and Anti-Hedging Policy

As a significant percentage of executive compensation has been and continues to be payable in CVS Health common stock, the Board and executive management of CVS Health take seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to trading our stock. We have adopted an insider trading policy related to the purchase, sale and other transactions in our securities entered into by our directors, officers, employees and related other persons and by us. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. For example, all transactions in our stock by any director or our Section 16 officers must be pre-cleared by either the General Counsel, the Corporate Secretary or their designee(s). A larger group of officers and designated employees (collectively, “Insiders”) are generally prohibited from trading in any of our securities except during periods of varying length beginning shortly after the release of our financial results for each quarter, and Insiders and other employees may be required to refrain from trading during other designated periods when significant developments or announcements are anticipated.

In addition, our insider trading policy provides that Insiders and all other employees may not engage in any of the following activities with respect to our securities:

•	Trading in our securities on a short-term basis (stock purchased in the open market must be held for at least six months);
•	Purchasing stock on margin or pledging our stock or any stock incentive award as collateral for a loan or margin account;
•	Engaging in short sales or purchases of our securities;
•	Buying or selling puts, calls, exchange traded options or other derivative securities based on our securities (other than stock options granted by the Company); or
•	Engaging in any other hedging transactions with respect to our securities that are designed to offset any decrease in the market value of equity securities.

Our most senior executives are permitted, but not required, to use 10b5-1 trading plans to sell our stock. A 10b5-1 trading plan is a contract that allows the individual to sell a pre-determined number of shares at a time in the future when pre-determined conditions in the plan are met. However, the Company has extensive guidelines that govern the use of 10b5-1 trading plans, including the timing of entry or modification of a plan, the price at which shares will be traded, a “cooling off” period after the plan is entered into during which no trades can take place, minimum and maximum terms, restrictions on the number of plans an individual can maintain, a prohibition on trading outside of a plan, and pre-approval of plans (and any modification of plans) by the General Counsel or Corporate Secretary.

Our insider trading policy, the CVS Health Corporation Securities Trading Policy, is attached as an exhibit to our 2024 Annual Report.

Executive Stock Ownership Guidelines

The MP&D Committee oversees the Company’s stock ownership guidelines, which require the Company’s executive officers to obtain and maintain stock valued at a multiple of annual salary within five years of becoming an executive officer. Specifically, our NEOs must maintain ownership levels as follows: Mr. Joyner at 7x salary and all other NEOs at 4x salary. All NEOs are either in compliance or on track to be in compliance with the stock ownership guidelines within the five-year requirement. For additional details, see “Executive Officer and Director Stock Ownership Requirements” on page 107.

Equity Grant Processes

As discussed on page 60, the MP&D Committee follows a timeline for executive compensation decisions and approves and grants annual equity awards at approximately the same time every year so that compensation is appropriately aligned with the financial performance of the Company. Each year the MP&D Committee approves the dollar value of annual long-term incentive awards at its January/February meeting for grants on April 1. As discussed above, the current standard mix of annual equity for our ELT is 60% PSUs, 20% RSUs and 20% stock options. Outside of the annual grant cycle, we may make equity awards in connection with a new hire package or retention grant. These grants are made on February 28, May 31, August 31 and November 30.

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All awards are granted under the 2017 ICP, a stockholder-approved plan, and stock options and SARs are granted at an exercise price at or above the closing market price of CVS Health common stock on the date of grant. Equity awards, including options and SARs, are not granted in anticipation of the release of material non-public information, and the release of material non-public information is not timed on the basis of option or equity grant dates.

In addition, we generally do not grant stock options or SARs (i) during trading blackout periods established under our Insider Trading Policy, or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. These restrictions do not apply to RSUs, PSUs or other types of equity awards that do not include an exercise price related to the market price of our common stock on the date of grant. During fiscal year 2024, (i) none of our NEOs were awarded stock options or SARs with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such reports, and (ii) we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Tax Considerations

CVS Health is considered a “covered health insurance provider” as defined in the Internal Revenue Code of 1986, as amended and, as such, the annual limitation on the deductibility of compensation paid to any of our employees, including our NEOs, as well as certain service providers, generally is limited to $500,000 per person. Although the MP&D Committee considers the impact of deductibility and “covered health insurance provider” status, it believes that stockholder interests are best served by not restricting the MP&D Committee’s discretion and flexibility in crafting the Company’s executive compensation program, even if non-deductible compensation expenses could result.

Non-GAAP Financial Measures Used in Compensation Discussion and Analysis

Throughout this CD&A, we refer to various financial measures. Certain of these financial measures are calculated in accordance with U.S. generally accepted accounting principles, or GAAP. However, there are some financial measures that management adjusts and uses to assess our year-over-year performance. These adjusted financial measures are commonly referred to as non-GAAP. An explanation of how we calculate these non-GAAP financial measures is included below. See Annex A to this proxy statement for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

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Adjusted EPS

Adjusted EPS is calculated by dividing adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges, gains/losses on early extinguishment of debt, losses on assets held for sale as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

Adjusted Operating Income

Adjusted Operating Income is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges and losses on assets held for sale.

MIP Adjusted Operating Income

The Company uses MIP Adjusted Operating Income as a measure in the MIP. The Company defines MIP Adjusted Operating Income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and net realized capital gains or losses, and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges and losses on assets held for sale. In 2023, MIP Adjusted Operating income also excludes the net operating results associated with acquired businesses.

2024 PSU Adjusted EPS

PSU Adjusted EPS is calculated by dividing PSU adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines PSU adjusted income attributable to CVS Health as net income from attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges, losses on assets held for sale, gains/losses on early extinguishment of debt, net realized capital gains or losses in excess of $100 million and the corresponding income tax benefit or expense related to the items excluded from PSU adjusted income attributable to CVS Health.

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Relative TSR Peer Group for 2024-2026 PSU Awards

S&P 500 Health Care Index

•	Abbott Laboratories	•	DENTSPLY SIRONA Inc.	•	Mettler-Toledo International Inc.
•	AbbVie Inc.	•	Dexcom, Inc.	•	Moderna, Inc.
•	Agilent Technologies, Inc.	•	Edwards Lifesciences Corporation	•	Molina Healthcare Inc.
•	Align Technology, Inc.	•	Elevance Health, Inc.	•	Pfizer Inc.
•	Amgen Inc.	•	Eli Lilly and Company	•	Quest Diagnostics Incorporated
•	Baxter International Inc.	•	GE Healthcare Technologies Inc.	•	Regeneron Pharmaceuticals, Inc.
•	Becton, Dickinson and Company	•	Gilead Sciences, Inc.	•	ResMed Inc.
•	Biogen Inc.	•	HCA Healthcare, Inc.	•	Revvity, Inc.
•	Bio-Rad Laboratories, Inc.	•	Henry Schein, Inc.	•	STERIS plc
•	Bio-Techne Corporation	•	Hologic, Inc.	•	Stryker Corporation
•	Boston Scientific Corporation	•	Humana Inc.	•	Teleflex Incorporated
•	Bristol-Myers Squibb Company	•	IDEXX Laboratories, Inc.	•	Thermo Fisher Scientific Inc.
•	Cardinal Health, Inc.	•	Illumina, Inc.	•	UnitedHealth Group Incorporated
•	Catalent, Inc.	•	Incyte Corporation	•	Universal Health Services, Inc.
•	Cencora, Inc.	•	Insulet Corporation	•	Vertex Pharmaceuticals Incorporated
•	Centene Corporation	•	Intuitive Surgical, Inc.	•	Viatris Inc.
•	Charles River Laboratories International, Inc.	•	IQVIA Holdings Inc.	•	Waters Corporation
•	The Cigna Group	•	Johnson & Johnson	•	West Pharmaceutical Services, Inc.
•	The Cooper Companies, Inc.	•	Laboratory Corp of America Holdings	•	Zimmer Biomet Holdings, Inc.
•	Danaher Corporation	•	McKesson Corporation	•	Zoetis Inc.
•	DaVita Inc.	•	Medtronic plc
		•	Merck & Co., Inc.

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Compensation of Named Executive Officers

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by our current and former CEOs, our CFO and each of our three other most highly compensated executive officers for services rendered in all capacities during the 2024 fiscal year and the applicable comparable data for the 2023 and 2022 fiscal years.

Name & Principal 2024 Positions(1)	Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)(4)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(8)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)
J. David Joyner President and Chief Executive Officer	2024	1,103,495	—		4,499,890	11,999,997	(5)	0	0	205,410	17,808,792
Thomas F. Cowhey Executive Vice President and Chief Financial Officer	2024	998,387	—		4,799,848	1,199,982	(6)	436,000	1,713	208,434	7,644,364
	2023	771,250	—		2,187,397	562,490		788,000	2,095	268,705	4,579,937
Heidi B. Capozzi Executive Vice President and Chief People Officer	2024	265,625	1,500,000	(3)	4,999,989	—		—	—	85,134	6,850,748
Tilak Mandadi Executive Vice President Ventures, and Chief Digital, Data, Analytics and Technology Officer	2024	1,000,000	—		8,199,843	1,299,989	(6)	583,000	—	278,511	11,361,343
	2023	1,000,000	—		4,874,990	1,624,993		1,246,000	—	135,862	8,881,845
	2022	437,500	2,773,375		9,799,983	—		981,000	—	0	13,991,858
Prem S. Shah Executive Vice President and Group President	2024	972,917	—		4,799,848	7,199,977	(7)	0	—	293,113	13,265,855
	2023	950,000	—		4,499,937	1,499,989		1,421,000	—	211,440	8,582,366
	2022	916,667	—		4,999,820	999,999		1,949,000	—	149,732	9,015,218
Karen S. Lynch Former President and Chief Executive Officer	2024	1,191,781	—		14,399,857	3,599,985	(6)	2,383,562	—	1,856,281	23,431,466
	2023	1,500,000	—		12,374,971	4,124,992		2,992,000	—	623,071	21,615,034
	2022	1,487,500	—		12,374,946	4,124,984		2,975,000	—	354,625	21,317,055
(1)	Principal positions as of December 31, 2024. Effective October 17, 2024, Mr. Joyner became President and CEO and Ms. Lynch ceased to serve as President and CEO. Ms. Lynch is providing advisory services to the Company for a term of six months following her departure, pursuant to the Karen Lynch Letter Agreement after which she will receive severance. Mr. Joyner and Ms. Capozzi were not NEOs in 2023 or 2022. Mr. Cowhey and was not a NEO in 2022. In March 2025, Mr. Mandadi’s title was changed to EVP, Ventures and Chief Experience and Technology Officer.
(2)	Amount of salary actually received in any year may differ from the annual base salary amount reported due to the timing of payroll periods and the timing of changes in base salary, which typically occur in April or following a promotion or hire during the year.
(3)	In connection with joining the Company, Ms. Capozzi received the Cash Payment as part of her make-whole awards that replaced the value of the bonus, equity awards and other variable pay that Ms. Capozzi forfeited from her prior employer when she accepted the position at CVS Health. See “Agreements with Named Executive Officers” on page 74.
(4)	Included in this column is the full grant date fair value of all RSU and PSU awards made to each NEO in the applicable year. The grant date fair value of each grant is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, Compensation – Stock Compensation, Topic 718 (“FASB ASC Topic 718”), excluding forfeiture estimates. The grant date fair values for PSU awards granted in 2024 are based upon the probable outcome of the performance conditions associated with these PSU awards as of the grant date and is calculated using a Monte Carlo simulation in accordance with FASB ASC Topic 718. Additional details regarding the grants of stock awards can be found in the Grants of Plan-Based Awards table. Each PSU represents one share of our common stock and upon vesting, will settle in shares, if earned, of CVS Health common stock, net of applicable withholding taxes, and subject to a one-year post-vesting holding period. Vesting of the PSU awards granted to the applicable NEOs on April 1, 2024 will occur, if at all, on April 1, 2027, and full vesting generally is subject to continued employment of the applicable NEO through April 1, 2027. In addition, included is the grant date fair value of each applicable NEO’s annual RSU award which vests in four substantially equal installments beginning on April 1, 2025. Also included for Ms. Capozzi is the

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grant date fair value of the Make-Whole Equity Award that she received on November 30, 2024, pursuant to her letter agreement and which vests in four substantially equal installments beginning on November 30, 2025. Also included for Mr. Mandadi is the grant date fair value of an RSU award that he received on November 30, 2024, as a one-time retention award which vests in three substantially equal installments beginning on November 30, 2025. The grant date fair value of the PSU awards granted to the NEOs in 2024, assuming the highest level of performance conditions associated with these PSUs occurs is as follows:

Name	Grant Date	Grant Date Fair Value Assuming Highest Level of Performance Conditions Achieved(a) ($)
J. David Joyner	April 1, 2024	4,499,867
Thomas F. Cowhey	April 1, 2024	7,199,848
Heidi B. Capozzi(b)	—	—
Tilak Mandadi	April 1, 2024	7,799,861
Prem S. Shah	April 1, 2024	7,199,848
Karen S. Lynch	April 1, 2024	21,599,851
(a)	The maximum PSU payout for the 2024 PSU awards is 200%.
(b)	Ms. Capozzi did not receive a PSU award in 2024.

(5)	These amounts represent a one-time equity award for Mr. Joyner in connection with his appointment as President and CEO of CVS Health, delivered in the form of a premium-priced award, consisting of stock options and stock-settled SARs, both with an exercise price of $71.82 (which equates to 120% of the closing price of our common stock on the date of grant). The options and SARs will vest in substantially equal installments on the first, second and third anniversaries of the grant date and expire seven years from the grant date. Refer to our 2024 Annual Report, Notes to Consolidated Financial Statements at Note 13, “Stock Incentive Plans,” for all relevant valuation assumptions used to determine the grant date fair value of these awards. Additional details regarding the grants can be found under “2024 RSUs and Stock Option Awards” beginning on page 69 and in the Grants of Plan-Based Awards table. The option and SARs values are calculated using a modified Black-Scholes Model for pricing options. The assumptions used to determine the grant date fair value of these options were:

Dividend yield	$2.66
Expected volatility	27.79%
Risk-free interest rate	4.28%
Expected life (in years)	4.5
Weighted-average grant date fair value	$8.04

(6)	These amounts represent the grant date fair value of stock option awards granted to each of the applicable NEOs on April 1, 2024, calculated in accordance with FASB ASC Topic 718. These options have an exercise price of $79.56 (the closing price of our common stock on April 1, 2024) and will vest in substantially equal installments on the first, second, third and fourth anniversaries of the grant date and expire ten years from the grant date. The option values were calculated using a modified Black-Scholes Model for pricing options. Refer to our 2024 Annual Report, Notes to Consolidated Financial Statements at Note 13, “Stock Incentive Plans,” for all relevant valuation assumptions used to determine the grant date fair value of these options. Additional details regarding the grants of stock option awards can be found under “2024 RSU and Stock Option Awards” beginning on page 69 and in the Grants of Plan-Based Awards table.
(7)	These amounts represent:
a)	the grant date fair value of stock option awards granted to Mr. Shah on April 1, 2024, calculated in accordance with FASB ASC Topic 718. These options have an exercise price of $79.56 (the closing price of our common stock on April 1, 2024) and will vest in substantially equal installments on the first, second, third and fourth anniversaries of the grant date and expire ten years from the grant date. The option values were calculated using a modified Black-Scholes Model for pricing options. Refer to our 2024 Annual Report, Notes to Consolidated Financial Statements at Note 13, “Stock Incentive Plans,” for all relevant valuation assumptions used to determine the grant date fair value of these options. Additional details regarding the grants of stock option awards can be found under “2024 RSU and Stock Option Awards” beginning on page 69 and in the Grants of Plan-Based Awards table.
b)	the grant date fair value of premium stock options awarded to Mr. Shah in connection with his appointment to EVP and Group President with an exercise price of $71.82 (which equates to 120% of the closing price of our common stock on the date of grant) and will vest in equal installments on the first, second and third anniversaries of the grant date. The options and SARs will vest in substantially equal installments on the first, second and third anniversaries of the grant date and expire seven years from the grant date. Refer to our 2024 Annual Report, Notes to Consolidated Financial Statements at Note 13, “Stock Incentive Plans,” for all relevant valuation assumptions used to determine the grant date fair value of these awards. Additional details regarding the grants can be found under “2024 RSUs and Stock Option Awards” beginning on page 69 and in the Grants of Plan-Based Awards table. The option and SAR values are calculated using a modified Black-Scholes Model for pricing options and the assumptions used to determine the grant date fair value are set forth in footnote 5 above.
(8)	The figures shown include amounts earned in 2024 as annual cash incentive awards (see pages 62-67). Mr. Joyner and Mr. Shah informed the MP&D Committee that they would not accept any bonus for 2024 and requested that the Company instead consider contributing additional funds to CVS Health colleagues in need due to natural disasters or other unforeseen emergencies. Ms. Capozzi was not eligible for a 2024 annual cash incentive award. Ms. Lynch’s 2024 annual cash incentive award was granted pursuant to the Karen Lynch Employment Agreement.

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(9)	Amounts in this column only reflect pension values and do not include earnings on deferred compensation amounts because such earnings are neither above-market nor preferential. Refer to the “Nonqualified Deferred Compensation” section on page 91 for a discussion of deferred compensation. The amount in the column presents the change in present value of accumulated benefits under the Caremark Rx, Inc. Special Retirement Plan (“Caremark SRP”) from December 31, 2023 through December 31, 2024 for Mr. Joyner and the Retirement Plan for Employees of Aetna Inc. (“Aetna Pension Plan”) from December 31, 2023 through December 31, 2024 for Mr. Cowhey. See “Pension Benefits” beginning on page 90 for a discussion of pension benefits and the economic assumptions behind the figures in this table. No other NEOs participate in any defined benefit pension plan.

	Increase/(Decrease) in PVAB, 12/31/2023 - 12/31/2024
Executive	Aetna Pension Plan	Caremark SRP
J. David Joyner	0	(19,799)
Thomas F. Cowhey	1,713	0

(10)	Set forth below is additional information regarding the amounts disclosed in the “All Other Compensation” column for 2024.

All Other Compensation – 2024

Name	Perquisites & Other Personal Benefits(A) ($)	Company Contributions to Defined Contribution Plans(B) ($)	Other(C) ($)
J. David Joyner	113,251	72,371	19,788
Thomas F. Cowhey	7,150	93,520	107,764
Heidi B. Capozzi	85,134	0	0
Tilak Mandadi	8,636	104,630	165,245
Prem S. Shah	115,388	115,371	62,354
Karen S. Lynch	721,275	219,306	915,700

(A)	The amounts above reflect the following: for Mr. Joyner $15,785 associated with personal use of Company aircraft, $7,713 associated with personal use of a Company car and driver, and $82,603 associated with home security; for Ms. Capozzi costs associated with relocation expenses, including $35,993 for rent, $22,002 for a tax gross-up paid under the Company’s broad-based relocation policy, a $12,000 relocation allowance (to cover house hunting, temporary living, return trips, final move and miscellaneous expenses), and program fees, auto transport, rental assistance, parking, renters insurance and license fees; for Mr. Mandadi $1,055 associated with home security as well as costs associated with guest attendance at an offsite event; for Mr. Shah $108,238 associated with home security; and for Ms. Lynch $242,051 associated with personal use of Company aircraft, $95,199 associated with personal use of a Company car and driver, $44,645 associated with personal protection, $56,610 associated with Company-provided security services provided to Ms. Lynch from the Separation Date through the six-month anniversary pursuant to the Karen Lynch Letter Agreement, $213,521 associated with the payment of accrued vacation in connection with her separation from CVS Health, $59,851 associated with Company-paid life insurance premiums and $2,198 associated with COBRA subsidy. The Company determines the amount associated with personal use of Company aircraft by calculating the incremental cost to the Company based on the cost of fuel, trip-related maintenance, deadhead flights, crew travel expenses, landing fees, trip-related hangar costs and smaller variable expenses. The Company determines the amount associated with personal use of a Company car by calculating the incremental cost to the Company based on mileage, lease fees, fuel and driver salary. Pursuant to an executive security program established by the Board upon the MP&D Committee’s recommendation, the CEO is required to use our aircraft for all travel needs, including personal travel, in order to minimize and more efficiently use travel time, protect the confidentiality of travel and our business, and enhance the CEO’s personal security. Under the Company’s Corporate Aircraft Policy, NEOs, on an extremely limited basis and with prior approval from the Chief People Officer, or the General Counsel or CCO in her absence, are permitted to use our corporate aircraft for personal travel. Please see the description of the exception for security concerns beginning on page 73, which details that the Company has determined that our CEO is required to use the aircraft for both business and personal travel. Similar to our approach to aircraft, our CEO uses a corporate driver for travel as part of our executive security program in order to minimize and more efficiently use travel time, protect the confidentiality of travel and our business and enhance the CEO’s personal security. Also included for each NEO is $7,150 for costs associated with an executive physical through the CVS Health Executive Health Program. For health care privacy reasons, each NEO has been attributed with this amount regardless of whether such benefit was used.
(B)	The amounts in this column include Company matching contributions to the 401(k) Plan of $17,250 for Messrs. Joyner, Cowhey, Mandadi and Ms. Lynch, and $12,906 for Mr. Shah. It also includes Company matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to: for Mr. Joyner, $55,121, Mr. Cowhey, $76,270, Mr. Mandadi, $87,380, Mr. Shah, $102,465 and Ms. Lynch, $202,056. The Company matching contributions also are reported in the “Cash” lines of the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation table on page 91.
(C)	For Messrs. Cowhey, Joyner, Mandadi and Shah, and Ms. Lynch the amounts in this column consist of cash dividend equivalents paid by the Company on certain vested RSUs. In addition, the amount in this column for Ms. Lynch includes $913,306 which is the aggregate advisory fees amount of $375,000 per month paid in connection with Ms. Lynch’s advisory services paid in 2024 in accordance with the Karen Lynch Letter Agreement.

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Grants of Plan-Based Awards

This table reflects awards granted during 2024 to our Named Executive Officers under the 2017 ICP, in the respective amounts listed. The MP&D Committee approved all of the 2024 awards.

Grants of Plan-Based Awards – 2024

				Est. Future Payouts Under Non- Equity Incentive Plan Awards(2)			Est. Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)		Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Date of Committee Action(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			Exercise or Base Price of Option Awards ($ / Sh)(4)
J. David Joyner	PSUs(6)	2/12/2024	4/1/2024				8,661	29,361	58,722				2,249,933
	RSUs(7)	2/12/2024	4/1/2024							28,280			2,249,957
	Premium Stock Options(8)	11/12/2024	11/30/2024								1,000,000	71.82	8,040,000
	Premium SARs(9)	11/12/2024	11/30/2024								492,537	71.82	3,959,997
	Annual Cash(10)			902,640	1,805,281	3,610,560	—	—	—
Thomas F. Cowhey	Stock Options(11)	2/12/2024	4/1/2024								62,695	79.56	1,199,982
	PSUs(6)	2/12/2024	4/1/2024				13,859	46,978	93,956				3,599,924
	RSUs(7)	2/12/2024	4/1/2024							15,082			1,199,924
	Annual Cash			748,791	1,497,581	2,995,162	—	—	—
Heidi B. Capozzi	RSUs(12)	7/29/2024	11/30/2024							83,542			4,999,989
	Annual Cash(13)			—	—	—	—
Tilak Mandadi	Stock Options(11)	2/12/2024	4/1/2024								67,920	79.56	1,299,989
	PSUs(6)	2/12/2024	4/1/2024				15,013	50,893	101,786				3,899,931
	RSUs(7)	2/12/2024	4/1/2024							16,339			1,299,931
	RSUs(14)	11/12/2024	11/30/2024							50,125			2,999,981
	Annual Cash			750,000	1,500,000	3,000,000	—	—	—
Prem S. Shah	Stock Options(11)	2/12/2024	4/1/2024								62,695	79.56	1,199,982
	PSUs(6)	2/12/2024	4/1/2024				13,859	46,978	93,956				3,599,924
	RSUs(7)	2/12/2024	4/1/2024							15,082			1,199,924
	Premium Stock Options(8)	11/12/2024	11/30/2024								746,268	71.82	5,999,995
	Annual Cash(15)			750,478	1,500,955	3,001,910	—	—	—
Karen S. Lynch	Stock Options(11)	2/12/2024	4/1/2024								188,087	79.56	3,599,985
	PSUs(6)	2/12/2024	4/1/2024				41,576	140,936	281,872				10,799,926
	RSUs(7)	2/12/2024	4/1/2024							45,248			3,599,931
	Annual Cash(16)			1,191,781	2,383,562	4,767,124
(1)	Represents the date the MP&D Committee approved the 2024 grant values for stock options, SARs, PSU and RSU awards. Refer to “2024 PSU Awards” and “2024 RSU and Stock Option Awards” beginning on page 68 for a detailed discussion of the annual equity awards granted in 2024.
(2)	Represents the threshold, target and maximum payout levels of target annual cash incentive award granted under the 2024 MIP. Performance below the threshold level results in no payout. See “Annual Cash Incentive” beginning on page 62 for a discussion of the 2024 MIP metrics and payouts.

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(3)	Represents the threshold, target and maximum achievement in order to receive a payout for the applicable award. Performance below the threshold results in no payout. Refer to Refer to “2024 PSU Awards” and “2024 RSU and Stock Option Awards” beginning on page 68 for a detailed discussion.
(4)	All annual, non-premium stock options were granted with an exercise price equal to the closing price of our common stock on the date of the grant. Included in this column is the full grant date fair value of the options granted on April 1, 2024. Premium stock options and premium SARs were granted to Mr. Joyner and premium stock options were granted to Mr. Shah with an exercise price that was 120% of the closing price of our common stock on November 30, 2024. The values of the non-premium stock options, premium stock options and premium SAR were calculated using a modified Black-Scholes Model for pricing options.
(5)	Refer to our 2024 Annual Report, Notes to Consolidated Financial Statements at Note 13, “Stock Incentive Plans” for all relevant valuation assumptions for all grants. Included in this column is the full grant date fair value of: a) the PSUs, RSUs and options granted on April 1, 2024; b) the RSUs granted on November 30, 2024; and c) the premium stock options and premium SARs referenced in footnote 4, above. See footnotes 5 and 6 of the SCT for valuation details.
(6)	Represents PSU awards granted under the 2017 ICP in the respective amounts and on the respective dates listed. For the 2024-2026 cycle, these PSU awards are included in the SCT in the “Stock Awards” column. The PSU award, if earned, is based on the Company’s three year Adjusted EPS measurement (January 1, 2024 – December 31, 2026) (70%) and a Strategic Scorecard (30%) and will be modified by up to +/- 25% based on CVS Health’s performance as measured by rTSR. The maximum PSU payout for the 2024 PSU awards under “Est. Future Payouts Under Equity Incentive Plan Awards” is 200%, even with the maximum rTSR modifier of +25%. Each vested PSU represents one share of CVS Health common stock and will settle in shares, if earned, of CVS Health common stock, net of taxes, as a result of a determination by the MP&D Committee. The PSU awards do not earn dividend equivalents and have no voting rights. See the discussion of long-term incentive equity awards under “2024 PSU Awards” beginning on page 68 for a discussion of the vesting and payout of these awards based on the MP&D Committee’s determination that the Company has achieved the applicable performance result. Refer to footnote 4 of the SCT beginning on page 83 for a discussion of how the number of vested PSUs will be determined.
(7)	Represents RSU awards granted under the 2017 ICP in the respective amounts and on the respective dates listed. These RSUs vest in four substantially equal installments beginning on April 1, 2025.
(8)	Represents premium stock options granted under the 2017 ICP in the respective amounts and on the respective dates listed. These stock options vest on the first, second and third anniversaries of the grant date and expire seven years from the grant date.
(9)	Represents premium SARs granted under the 2017 ICP in the respective amounts and on the respective dates listed. These SARs vest on the first, second and third anniversaries of the grant date and expire seven years from the grant date.
(10)	Mr. Joyner’s 2024 annual target bonus opportunity is pro-rated to reflect his appointment as President and CEO in October 2024 and his 2024 target bonus opportunity is 200% of base salary beginning as of his appointment and 150% of target in the prior period.
(11)	Represents stock options granted under the 2017 ICP in the respective amounts and on the respective dates listed. These stock options vest on the first, second, third and fourth anniversaries of the grant date and expire ten years from the grant date.
(12)	Represents the Make-Whole Equity Award granted to Ms. Capozzi under the 2017 ICP on November 30, 2024. These restricted stock units vest on the first, second, third and fourth anniversaries of the grant date. See “Agreements with Named Executive Officers” on page 74.
(13)	Ms. Capozzi was not eligible for a 2024 MIP bonus per the terms of her offer letter.
(14)	Represents one-time retention RSUs granted to Mr. Mandadi under the 2017 ICP on November 30, 2024. These RSUs vest on the first, second and third anniversaries of the grant date and have a one-year post-vesting holding period.
(15)	Mr. Shah’s 2024 annual target bonus opportunity is pro-rated to reflect his appointment as Group President in November 2024 and his 2024 target bonus opportunity is 175% of base salary beginning as of his appointment and 150% of target in the prior period.
(16)	Ms. Lynch’s 2024 annual bonus opportunity is paid pursuant to the Karen Lynch Employment Agreement, which provides for a pro-rated bonus based on number of days in the year through the Separation Date, at greater of target or actual funding percentage for the 2024 MIP.

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Outstanding Equity Awards at Fiscal Year-End

This table shows information regarding the outstanding equity awards held by each of our Named Executive Officers under the applicable plan that were outstanding as of December 31, 2024. The unearned PSU awards granted in 2024 and 2023 are shown at target performance, with no adjustment for the rTSR modifier performance. The 2022 PSUs are shown at threshold performance (40%) with no adjustment for rTSR modifier performance and actual payout (0%), as explained in the footnotes below.

Outstanding Equity Awards at 2024 Year-End

		Stock Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not Vested ($)(2)
J. David Joyner	2/28/2023	—	—				15,961	(9)	716,489
	4/1/2023	12,989	38,970	(3)	74.31	4/1/2033				41,371	(17)	1,857,144
	4/1/2024	—	—				28,280	(10)	1,269,489	29,361	(18)	1,318,015
	11/30/2024	—	1,492,537	(4)	71.82	11/30/2031
Thomas F. Cowhey	2/28/2022						19,297	(9)	866,242
	4/1/2022	10,394	10,396	(3)	101.09	4/1/2032	6,911	(11)	310,235
	4/1/2023	8,350	25,052	(3)	74.31	4/1/2033	5,677	(10)	254,841	17,730	(17)	795,900
	11/30/2023						7,358	(12)	330,301
	4/1/2024	—	62,695	(3)	79.56	4/1/2034	15,082	(10)	677,031	46,978	(18)	2,108,842
Heidi B. Capozzi	11/30/2024						83,542	(13)	3,750,200
Tilak Mandadi	8/31/2022						33,283	(14)	1,494,074
	4/1/2023	24,124	72,372	(3)	74.31	4/1/2033				76,832	(17)	3,448,988
	4/1/2024	—	67,920	(3)	79.56	4/1/2034	16,339	(10)	733,458	50,893	(18)	2,284,587
	11/30/2024	—					50,125	(9)	2,250,111
Prem S. Shah	4/1/2018	846	—	(5)	62.21	4/1/2025
	8/31/2018	26,580	—	(3)	75.24	8/31/2028
	4/1/2019	9,469	—	(3)	54.19	4/1/2029
	4/1/2020	28,596	—	(3)	58.34	4/1/2030
	4/1/2021	20,516	8,207	(3)	74.30	4/1/2031	1,599	(10)	71,779
	4/1/2022	20,790	20,790	(3)	101.09	4/1/2032	11,795	(15)	529,478
	8/31/2022						20,376	(16)	914,679
	4/1/2023	22,268	66,805	(3)	74.31	4/1/2033				70,921	(17)	3,183,644
	4/1/2024	—	62,695	(3)	79.56	4/1/2034	15,082	(10)	677,031	46,978	(18)	2,108,842
	11/30/2024	—	746,268	(6)	71.82	11/30/2031
Karen S. Lynch	2/19/2016	93,989	—	(7)	37.91	2/18/2026
	2/17/2017	192,741	—	(7)	45.91	2/16/2027
	4/1/2019	242,408	—	(3)	54.19	4/1/2029
	4/1/2020	211,196	—	(8)	58.34	10/17/2029
	4/1/2021	168,453	56,151	(8)	74.30	10/17/2027
	4/1/2022	85,758	85,759	(8)	101.09	10/17/2027	48,658	(15)	2,184,258
	4/1/2023	61,238	183,714	(8)	74.31	10/17/2027				195,035	(17)	8,755,121
	4/1/2024	—	188,087	(8)	79.56	4/30/2028	43,448	(10)	1,950,381	140,936	(18)	6,326,617

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(1)	The Company had no equity incentive plan awards that were securities underlying unexercised, unearned options at fiscal year-end, so that column is intentionally omitted from this table.
(2)	The value of the RSUs and PSUs is based on a price of $44.89 per share, which was the closing price of the Company’s common stock on December 31, 2024, the last trading day of the Company’s fiscal year. Each vested RSU and PSU represents one share of the Company’s common stock and will settle in shares, if earned (for PSUs), of Company common stock, net of taxes.
(3)	These stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire ten years from the date of the grant.
(4)	Represents a) 1,000,000 premium stock options and b) 492,537 premium SARs that both vest in one-third increments on each of the first, second and third anniversaries of the grant date and expire seven years from the date of the grant.
(5)	These stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire seven years from the date of the grant.
(6)	These premium stock options vest in one-third increments on each of the first, second and third anniversaries of the grant date and expire seven years from the date of the grant.
(7)	Represents SARs that were granted prior to the Aetna Transaction and expire ten years from the date of grant.
(8)	These stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire pursuant to the Karen Lynch Letter Agreement.
(9)	Represents RSUs that vest in one-third increments on the first, second and third anniversary of the grant date.
(10)	Represents RSUs that vest in substantially equal installments on the first, second, third and fourth anniversaries of the grant date.
(11)	Represents a) 4,946 RSUs that vest in substantially equal installments on the first, second, third and fourth anniversaries of the grant date and b) 1,965 PSUs granted to Mr. Cowhey on April 1, 2022 that may have vested on April 1, 2025 depending upon the attainment of specified performance goals over a period beginning on January 1, 2022 and ending on December 31, 2024. Pursuant to SEC requirements, the number of PSUs reported is based on achievement of threshold performance levels, with no rTSR modifier. However, following the end of the performance and vesting period, these PSUs were forfeited and cancelled due to the failure of the Company to achieve threshold performance and the calculated performance of the 2022 PSUs was 0% after applying the rTSR modifier. Please see “Prior PSU Performance Programs” on page 70 for a discussion of the MP&D Committee’s determination that the Company did not attain the applicable performance metrics.
(12)	Represents RSUs that cliff vest on the third anniversary of the grant date.
(13)	Represents a Make-Whole Equity Award that vests in three substantially equal installments beginning on the first anniversary of the grant date.
(14)	Represents Sign-on RSUs that vest in three substantially equal installments beginning on the first anniversary of the grant date.
(15)	Represents PSUs granted on April 1, 2022 that may have vested on April 1, 2025 depending upon the attainment of specified performance goals over a period beginning on January 1, 2022 and ending on December 31, 2024. Actual performance level was 0%, see Note 11, above, for details.
(16)	Includes RSUs that cliff vest on the third anniversary of the grant date.
(17)	Represents PSU awards granted on April 1, 2023, which may vest on April 1, 2026. The performance period for these PSUs is January 1, 2023 to December 31, 2025.
(18)	Represents PSU awards granted on April 1, 2024, which may vest on April 1, 2027. The performance period for these PSUs is January 1, 2024 to December 31, 2026.

Option Exercises and Stock Vested

The table below reflects information for the fiscal year ended December 31, 2024 concerning options exercised and the vesting of previously granted RSUs and PSUs and non-transferable shares for each of the NEOs specified in the table. The value of the shares acquired upon exercise of the options and the shares represented by the vesting of RSUs and PSUs is based on the closing price of our common stock on the date of exercise and the date of vesting, respectively.

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Option Exercises and Stock Vested – 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
J. David Joyner	0	0	7,979	599,941
Thomas F. Cowhey	0	0	23,660	1,798,070
Heidi B. Capozzi	0	0	0	0
Tilak Mandadi	0	0	33,282	1,905,062
Prem S. Shah	0	0	20,987	1,666,805
Karen S. Lynch	0	0	136,640	10,871,078

(1)	Includes the RSU value deferred by Mr. Shah during 2024, which is also included in the “Stock” row of the “Executive Contributions in Last FY” column of the Nonqualified Deferred Compensation table on page 91.

Pension Benefits

Caremark Rx, Inc. maintained a Special Retirement Plan (the “Caremark SRP”), a supplemental non-qualified benefit plan that provided certain executive officers of Caremark with monthly benefits upon retirement, disability or a change in control of Caremark. Mr. Joyner is a participant in the Caremark SRP and, like all participants, was vested as of the change in control date when Caremark Rx, Inc. was acquired by the Company in 2007. The benefit generally payable under the plan is equal to the product of (1) 2.5% of the average annual base salary paid to a participant over the 36-month period preceding his retirement date and (2) the participant’s years of service, up to a maximum of 20 years of service. The Caremark SRP provides that a participant will continue to accrue years of service following completion of the merger but the plan remains subject to amendment or termination.

Aetna Inc. maintained a tax-qualified frozen defined benefit pension plan, the Retirement Plan for Employees of Aetna Inc. (the “Aetna Pension Plan”), at the time it was acquired by the Company. Mr. Cowhey was a participant in the Aetna Pension Plan from 2007 until it was frozen in 2010 and he has a deferred vested benefit under the Aetna Pension Plan that has continued to accrue interest. No other NEOs participate in any defined benefit pension plan.

The following table sets forth information concerning the present value of Mr. Joyner and Mr. Cowhey’s accumulated benefits under the Caremark SRP and the Aetna Pension Plan, respectively. The present values shown below were determined based on Mr. Joyner and Mr. Cowhey’s accrued benefit as of December 31, 2024, the discount rates that the Caremark SRP and the Aetna Pension Plan used for its 2024 year-end pension disclosures and is based on Mr. Joyner’s continued employment to age 60 and assumes Mr. Cowhey’s continued employment to age 65.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
J. David Joyner	Caremark Rx, Inc. Special Retirement Plan	20.0	2,413,149	0
Thomas F. Cowhey	Retirement Plan for Employees of Aetna Inc.	3.8	25,495	0
Heidi B. Capozzi	N/A	N/A	N/A	N/A
Tilak Mandadi	N/A	N/A	N/A	N/A
Prem S. Shah	N/A	N/A	N/A	N/A
Karen S. Lynch	N/A	N/A	N/A	N/A

(1)	Mr. Cowhey’s credited years of service is limited to the time from his hire at Aetna in March 2007 to December 31, 2010, when the Aetna Pension Plan was frozen, so the years of credited service do not increase even though his actual term of service is longer, 17.83 years through December 31, 2024. Mr. Joyner’s total service at Caremark Rx, Inc. was approximately 27 years, but the Caremark Rx, Inc. SRP capped service at 20 years. He has an additional 25 months of service since re-joining the Company in January 2023.

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(2)	Refer to pages 162-167 of the 2024 Annual Report for a discussion of the valuation methods used to calculate the amounts in this column. In calculating the present value of the accumulated benefit under the Aetna Pension Plan, the following economic assumptions were used:

	Caremark SRP	Aetna Pension Plan
Discount Rate	5.33%	5.48%
Future Cash Balance Interest Rate	N/A	4.78%
5-Year Average Cost of Living Adjustment	N/A	2.30%

Nonqualified Deferred Compensation

Executive officers and select members of management may participate in the DCP and the DSP. The DCP allows participants to defer payment of a portion of their salary and a portion of their annual cash incentive to facilitate their personal retirement or financial planning. For participants in the DCP, we provide a maximum match of up to 5% of the eligible compensation (base+bonus) that exceeds the IRS earnings limit that applies to 401(k) plans after completion of one year of service.

The investment crediting options for the DCP mirror those offered for the 401(k) Plan. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. There are no vesting requirements on deferred compensation accounts.

Under the DSP, participants may elect to defer settlement of RSUs and PSUs beyond the scheduled vesting date. Following vesting, dividends are reinvested during the deferral period. During 2024, Mr. Shah deferred portions of his equity-based compensation under the DSP. Executive officers are not permitted to defer proceeds of stock option exercises.

The amounts shown in the table below for “Cash” and “Stock” were deferred pursuant to the DCP and the DSP, respectively.

Nonqualified Deferred Compensation – 2024

Name	Type	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
J. David Joyner	Cash	55,121	55,121	1,785	—	112,028
	Stock	—	—	—	—	—
Thomas F. Cowhey	Cash	99,773	76,270	3,661	—	179,704
	Stock	—	—	—	—	—
Heidi B. Capozzi	Cash	—	—	—	—	—
	Stock	—	—	—	—	—
Tilak Mandadi	Cash	87,380	87,380	14,834	—	293,119
	Stock	—	—	—	—	—
Prem S. Shah	Cash	288,094	102,465	(773,982)	(104,838)	1,865,238
	Stock			(106,493)	—	155,693
Karen S. Lynch	Cash	208,975	202,056	180,675	—	2,096,587
	Stock	—	—	—	—	—

(1)	All amounts shown are also disclosed in the SCT under All Other Compensation and reflect amounts credited and/or earned in 2024.
(2)	All earnings shown on the Stock line are attributable to dividend equivalents credited as additional deferred RSUs and the change in our common stock price since December 31, 2023.
(3)	All amounts reported are distributions of cash dividend equivalent payments from the DSP.

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(4)	The following amounts included in this column have been previously reported as compensation to the NEOs in the SCTs of our prior proxy statements:

	Cash	Stock
Mr. Joyner	$—	—
Mr. Cowhey	—	—
Ms. Capozzi	—	—
Mr. Mandadi	100,000	—
Mr. Shah	1,361,883	180,160
Ms. Lynch	722,666	—

Payments/(Forfeitures) Under Termination Scenarios

The tables below show the amounts that would be received or forfeited by each NEO under various termination scenarios, assuming that the termination occurred on December 31, 2024. Amounts that have been paid or are payable in all events, such as the non-equity incentive plan amounts earned with respect to fiscal year 2024 and disclosed in the “Non-Equity Incentive Plan Compensation” column of the SCT on page 83, the amounts payable under the Caremark SRP (only for Mr. Joyner) and the Aetna Pension Plan (only for Mr. Cowhey) discussed beginning on page 90, and the amounts in the nonqualified deferred compensation plans discussed on page 91 are not included in the tables below, nor is any amount for stock options that are vested and exercisable as of December 31, 2024.

The following narrative summarizes potential payments and benefits that may be received by our NEOs pursuant to existing plans, equity award agreements or employment agreements, or the Karen Lynch Letter Agreement or the Karen Lynch Employment Agreement (collectively, the “Agreements”), under various separation scenarios. All scenarios assume each NEOs’ compliance with post-employment restrictive covenant agreements (“RCAs”).

Benefits and Payments upon Death

In the event of death, NEOs are entitled to a cash incentive award based on the NEO’s target bonus opportunity and accelerated vesting of their outstanding options, SARs, RSUs and PSU awards:

•	Unvested options and SARs will immediately vest in full, and remain exercisable for a period of one year after NEO’s death, or until the option’s expiration date, whichever occurs first, by the NEO’s beneficiary;
•	Unvested RSUs will become immediately vested, and the vesting date shall be the date of death and shall settle within 30 days of death; and
•	Unvested PSUs will become immediately vested based upon target performance as of the date of the NEO’s death, and shall become settled within 30 days of the NEO’s death.

Termination for Cause

Generally, under the Agreements, “Cause” means the NEO’s willful misconduct and, in some cases the NEO’s negligent misconduct, which, in any case, is injurious to the Company. The specific consequences of such behavior are reflected in the Agreements. In the event of termination for Cause, all obligations or commitments under our incentive plans would be canceled or forfeited, including unvested equity grants and cash incentive awards.

Benefits and Payments upon Qualified Retirement or Voluntary Termination

In the event of voluntary termination, all unvested equity awards would be canceled unless the employee is eligible for “Qualified Retirement” treatment. “Qualified Retirement” means a termination of employment on or after attainment of age 55 with at least 10 years of continuous service, or attainment of age 60 with at least five years of continuous service, provided that if the NEO has options, PSUs and/or RSUs, he or she has provided the Company with at least 90 days advance notice of his or her retirement date. A NEO will also be deemed to have experienced a Qualified Retirement if the Company elects to terminate his or her employment without Cause and he or she has met the age and service requirements set forth above prior to or during the severance period set forth in a severance

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agreement with the Company. For purposes of this termination scenario in this disclosure, we have assumed that if a NEO has met the age and years of continuous service requirements for Qualified Retirement treatment as of December 31, 2024, he or she has also met the advance notice requirement for Qualified Retirement treatment.

In the event a continuing NEO’s employment with the Company terminates by reason of a deemed Qualified Retirement, outstanding equity awards held by the NEO would be treated as follows:

•	Unvested options and SARs would continue to vest during a three-year post-termination period.
•	RSUs would vest on a pro-rata basis as of the NEO’s termination of employment date.
•	PSUs would vest on a pro-rata basis as of the NEO’s termination of employment date based on actual performance.

Based on age and tenure with the Company as of December 31, 2024, Ms. Capozzi and Messrs. Cowhey, Joyner, Mandadi and Shah were not retirement eligible as of December 31, 2024.

Benefits and Payments upon Termination without Cause or Constructive Termination without Cause Prior to a Change in Control of the Company (“CIC”)

The CVS Health Severance Plan for Non-Store Employees (the “Severance Plan”), which covers executives, including the continuing NEOs, was approved by the MP&D Committee as described under “Other Compensation Arrangements and Benefits” beginning on page 72. With respect to each of the continuing NEOs, in the event of a termination without Cause or constructive termination prior to a CIC, pursuant to an RCA and the Severance Plan, the continuing NEOs would be eligible to receive up to 18 months of base salary as severance, paid in equal semi-monthly installments, provided that he or she executes a separation agreement with the Company and complies with post-employment restrictive covenants.

Pursuant to the Karen Lynch Employment Agreement, upon a qualifying termination of employment, including a termination of employment for “Good Reason”, prior to a CIC, Ms. Lynch is entitled to a cash severance payment equal to two times the sum of her highest base salary in effect during the six-month period immediately prior to the date of her termination of employment and her target annual bonus opportunity for the year of her termination of employment. Ms. Lynch is also entitled to a pro-rated annual bonus for the year of her termination of employment and up to 18 months of continued health and benefit plan participation at the same benefit and cost sharing level at which Ms. Lynch and her eligible dependents were participating on the date of her termination of employment. Ms. Lynch’s severance benefits are subject to her execution of a release and compliance with post-employment restrictive covenants.

In the event of a continuing NEO’s termination without Cause or constructive termination prior to a CIC, outstanding equity awards held by the continuing NEOs would be treated as follows:

•	For Ms. Capozzi and Messrs. Cowhey, Joyner, Mandadi and Shah, unvested options and/or SARs would continue to vest through the end of the severance period, as they are not currently retirement eligible.
•	If the NEO is entitled to severance, unvested RSUs will continue to vest during the applicable severance period.
•	If the NEO is entitled to severance, PSUs would vest on a pro-rata basis as of the NEO’s termination of employment date.

Pursuant to the Karen Lynch Letter Agreement, in lieu of the treatment provided in her Employment Agreement and her outstanding equity award agreements with the Company (the “Equity Award Agreements”), the Equity Award Agreements governing her unvested equity awards were amended such that all of her outstanding and unvested Company equity awards will remain outstanding and continue to be eligible to vest following the Separation Date in accordance with their terms (without pro-ration) and any vested options will be exercisable and shall otherwise remain subject to the applicable Equity Award Agreements. See Outstanding Equity Awards at Fiscal Year-End on page 88 for details.

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Benefits and Payments upon Termination without Cause or Constructive Termination without Cause After CIC

The CIC Agreements with the continuing NEOs provide that upon a CIC and subsequent termination of employment, all outstanding unvested stock options will vest in full and restrictions will lapse on all RSUs and PSUs (at target achievement levels).

In addition, each continuing NEO would receive a cash severance payment equal to 1.5 times annual base salary, 1.5 times the then-current annual cash incentive at target and a pro-rated cash incentive bonus at target for the year of termination.

Under their CIC Agreements, any severance benefits would be reduced to avoid the excise tax under Section 280G of the Code if that would give the NEO a better after-tax result.

With respect to the tables below for all continuing NEOs:

•	The value of options and SARs is determined by multiplying the number of unvested options outstanding as of December 31, 2024 by the difference between the exercise price and $44.89, the closing price of our common stock on December 31, 2024. Generally, the option grant and SARs agreements provide for the following post-termination exercise periods, but in no case will the post-termination exercise period be longer than the original option or SARs term:

»	In the case of constructive termination without cause prior to a CIC, during the severance period and for 90 days thereafter;

»	In the case of constructive termination without cause after a CIC, during the remainder of the option term;

»	In the case of a voluntary termination, awards granted in 2017 and later include a 90-day post-termination option exercise period; options granted before 2017 expire immediately upon a voluntary termination;

»	In the case of termination for cause, generally there is no post-termination exercise period; and

»	In the case of Qualified Retirement, during a three-year post termination exercise period.

•	The value of RSUs is determined by multiplying the number of unvested RSUs as of December 31, 2024 by $44.89, the closing price of our common stock on December 31, 2024.

•	The value of unvested PSUs assumes (a) no pro-ration for the 2022 PSUs, pro-rated amounts for the outstanding 2023 PSUs (two-thirds) and 2024 PSUs (one-third); (b) a share price of $44.89, the closing price of our common stock on December 31, 2024; (c) all outstanding performance cycles are achieved and paid at target; and (d) no adjustment for the applicable rTSR modifier the 2022, 2023 PSU and 2024 PSUs.

J. David Joyner	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination without Cause or Constructive Termination without Cause Prior to CIC or Good Reason ($)	Termination without Cause or Constructive Termination without Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	2,250,000	2,250,000
Bonus(2)	3,000,000	0	0		7,500,000
Vesting (Forfeiture) of Equity
Value of Options	0	0	0	0	0
Value of SARs	0	0	0	0	0
Value of RSUs	1,985,978	(1,985,978)	0	1,351,234	1,985,978
Value of PSUs	3,175,159	(3,175,159)	0	1,677,405	3,175,159
Benefits and Other
Health Insurance	0	0	0	22,466	22,466
Total	8,161,137	(5,161,137)	0	5,301,105	14,933,603

(1)	Based on his tenure with the Company as of December 31, 2024, Mr. Joyner is not eligible for Qualified Retirement treatment under the Company’s equity program and MIP.
(2)	Represents annual incentive cash bonus amount at target, calculated using Mr. Joyner’s base salary for the year ending December 31, 2024 and the applicable multiplier described above with no pro-ration.

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Thomas F. Cowhey	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination without Cause or Constructive Termination without Cause Prior to CIC ($)	Termination without Cause or Constructive Termination without Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	1,500,000	1,500,000
Bonus(2)	1,500,000	0	0	0	3,750,000
Vesting (Forfeiture) of Equity
Value of Options	0	0	0	0	0
Value of RSUs	2,350,440	(2,350,440)	0	1,596,603	2,350,440
Value of PSUs	3,125,332	(3,125,332)	0	1,447,972	3,125,332
Benefits and Other
Health Insurance	0	0	0	31,082	31,082
Total	6,975,772	(5,457,772)	0	4,575,657	10,756,854

(1)	Based on his age and tenure with the Company as of December 31, 2024, Mr. Cowhey is not eligible for Qualified Retirement treatment under the Company’s equity program and MIP.
(2)	Represents annual incentive cash bonus amount at target, calculated using Mr. Cowhey’s base salary for the year ending December 31, 2024, and the applicable multiplier described above.

Heidi B. Capozzi	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination without Cause or Constructive Termination without Cause Prior to CIC ($)	Termination without Cause or Constructive Termination without Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	1,275,000	1,275,000
Bonus(2)	0	0	0	0	0
Vesting (Forfeiture) of Equity
Value of Options	—	—	—	—	—
Value of RSUs	3,750,200	(3,750,200)	0	937,528	3,750,200
Value of PSUs	—	—	—	—	—
Benefits and Other
Health Insurance	0	0	0	7,122	7,122
Total	3,750,200	(3,750,200)	0	2,219,650	5,032,322

(1)	Based on her age and tenure with the Company as of December 31, 2024, Ms. Capozzi is not eligible for Qualified Retirement treatment under the Company’s equity program and MIP.
(2)	Ms. Capozzi was not eligible for a 2024 annual cash incentive award.

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Tilak Mandadi	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination without Cause or Constructive Termination without Cause Prior to CIC ($)	Termination without Cause or Constructive Termination without Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	1,500,000	1,500,000
Bonus(2)	1,500,000	0	0	0	3,750,000
Vesting (Forfeiture) of Equity
Value of Options	0	0	0	0	0
Value of RSUs	4,477,643	(4,477,643)	0	2,610,802	4,477,643
Value of PSUs	5,733,575	(5,733,575)	0	3,060,825	5,733,575
Benefits and Other
Health Insurance	0	0	0	13,072	13,072
Total	11,711,218	(10,211,218)	0	7,184,699	15,474,290

(1)	Based on his tenure with the Company as of December 31, 2024, Mr. Mandadi is not eligible for Qualified Retirement treatment under the Company’s equity program and MIP.
(2)	Represents annual incentive cash bonus amount at target, calculated using Mr. Mandadi’s base salary for the year ending December 31, 2024 and the applicable multiplier described above.

Prem S. Shah	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination without Cause or Constructive Termination without Cause Prior to CIC ($)	Termination without Cause or Constructive Termination without Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	1,650,000	1,650,000
Bonus(2)	1,925,000	0	0	0	4,812,500
Vesting (Forfeiture) of Equity
Value of Options	0	0	0	0	0
Value of RSUs	1,663,489	(1,663,489)	0	1,324,928	1,663,489
Value of PSUs	6,616,247	(6,616,247)	0	4,149,093	6,616,247
Benefits and Other
Health Insurance	0	0	0	33,742	33,742
Total	10,204,736	(8,279,736)	0	7,157,763	14,775,978

(1)	Based on his age as of December 31, 2024, Mr. Shah is not eligible for Qualified Retirement treatment under the Company’s equity program and MIP.
(2)	Represents annual incentive cash bonus amount at target, calculated using Mr. Shah’s base salary for the year ending December 31, 2024 and the applicable multiplier described above, with no pro-ration.

CVS Health Corporation and Ms. Lynch entered into the Karen Lynch Letter Agreement on October 17, 2024 in connection with her separation from the Company. The following table reflects additional payments and benefits that have been made to Ms. Lynch upon her departure from the Company and estimates of certain amounts that may be payable to Ms. Lynch in the future, subject to her ongoing compliance with the terms of the Karen Lynch Letter Agreement, which includes compliance with post-employment restrictive covenants. Ms. Lynch’s stock options, RSUs and PSUs are treated in accordance with the terms of the Karen Lynch Letter Agreement, whereby all of her outstanding and unvested equity awards will remain outstanding and continue to be eligible to vest following the Separation Date in accordance with their terms (without pro-ration) and any vested options will be exercisable (see Outstanding Equity Awards at Fiscal Year End), and shall otherwise remain subject to the applicable Equity Award Agreements.

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Karen S. Lynch	Termination without Cause or Constructive Termination without Cause Prior to CIC or Good Reason ($)
Cash Severance Value
Cash Severance Payment(1)	9,000,000
Bonus(2)	2,383,562
Vesting (Forfeiture) of Equity
Value of Options(3)	0
Value of RSUs(3)	2,031,183
Value of PSUs(3)	20,542,382
Benefits and Other
Benefit Payments(4)	199,223
Advisory Fees(5)	2,250,000
Security Services(6)	56,610
Total	36,462,960

(1)	Represents a cash severance payment pursuant to Ms. Lynch’s Employment Agreement.
(2)	Represents Ms. Lynch’s pro-rated annual incentive cash bonus amount at target, calculated using Ms. Lynch’s eligible earnings as of October 17, 2024.
(3)	Pursuant to the Karen Lynch Letter Agreement, in lieu of the treatment provided in the Karen Lynch Employment Agreement, her outstanding equity award agreements were amended such that all of her outstanding and unvested Company equity awards will remain outstanding and continue to be eligible to vest following the Separation Date in accordance with their terms (without pro-ration) and any vested options will be exercisable (as detailed in “Outstanding Equity at Fiscal Year-End”), and shall otherwise remain subject to the applicable equity award agreements.
(4)	Represents COBRA subsidy payments of $19,670 received by Ms. Lynch between the Separation Date and the end of her severance period and $179,553 in Company-paid life insurance premiums through the end of Ms. Lynch’s severance period.
(5)	Represents the advisory fees paid or payable to Ms. Lynch from the Separation Date through the six-month anniversary pursuant to the Karen Lynch Letter Agreement.
(6)	Represents costs associated with Company-provided security services provided to Ms. Lynch from the Separation Date through its six-month anniversary pursuant to the Karen Lynch Letter Agreement.

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CEO Pay Ratio

At CVS Health, we share a single, clear purpose: building a world of health around every consumer and connecting care so that it works for people wherever they are. We devote significant time and attention to the attraction, development, and retention of talent to deliver high levels of service to our customers. Our commitment to them includes a competitive rewards package and programs that support our colleagues in rewarding and fulfilling careers. We believe engaged colleagues produce stronger business results and are more likely to build a career with the Company. Each year we conduct engagement surveys that provide colleagues with an opportunity to share their opinions and experiences with respect to their role, their team, and the enterprise to help the Board and management identify areas where we can improve colleague experience. These surveys cover a broad range of topics including development and opportunities, recognition, performance, well-being, compliance, and continuous improvement. In 2024, we conducted engagement surveys in both April and September. More than 150,000 colleagues participated in each survey and overall engagement stayed consistent across surveys.

We strive to invest in our colleagues at all levels of the Company by rewarding performance that balances risk and reward. We recognize how vital our colleagues are to our success and strive to offer comprehensive and competitive wages and benefits to meet the varying needs of our colleagues and their families. The benefits and programs include annual bonuses, 401(k) plans, stock awards, an employee stock purchase plan, health care and insurance benefits, paid time off, flexible work schedules, family leave, dependent care resources, colleague assistance programs and tuition assistance, among many others, depending on eligibility.

As required by current SEC rules, we are disclosing the ratio of compensation of Mr. Joyner, our CEO who was appointed in October 2024 and who served in that position on December 31, 2024, to that of the employee whose annual compensation is the median of all our employees.

We identified the new median employee by ranking the total compensation based on W-2 information for all employees, excluding Mr. Joyner, who were employed by the Company on December 31, 2024. The population of our more than 300,000 employees includes many part-time, temporary and seasonal workers. Adjustments were made to annualize the compensation of full-time employees who were not employed by the Company for the entire year. We did not apply any cost-of-living adjustments as part of the calculation. As permitted by SEC rules under the de minimis exception, we excluded 65 employees located outside the United States, who represented less than 5% of our total employees, as of December 31, 2024, as follows: Ireland (52), Canada (7), United Kingdom (3), United Arab Emirates (2) and Bermuda (1). Consistent with historical practice and as mentioned above, we excluded employees who joined CVS Health through businesses that we acquired during 2024.

Using this methodology, our new median employee was determined to be a full-time employee. The annual compensation for our median employee in 2024 was $60,917, calculated in accordance with the rules applicable to the SCT which begins on page 83 of this proxy statement. The annual compensation for our median employee also includes the Company-paid portion of health benefits plus Company contributions to the 401(k) Plan, if applicable. As permitted by SEC rules, the Company elected to annualize the compensation of Mr. Joyner. To annualize Mr. Joyner’s compensation for 2024, the following adjustments were made:

•	his base salary was annualized to $1,500,000 (from the $1,103,495 reported in the SCT, which reflected his lower salary during the months prior to his promotion in October 2024); and
•	his annual cash incentive would have been annualized as well, but Mr. Joyner chose to forego any bonus that would have been paid for the 2024 plan year.

No annualization was required for the other components of Mr. Joyner’s compensation.

CEO Pay Ratio

Therefore, for 2024, the annual total compensation for Mr. Joyner was $18,222,966, which is $414,174 higher than the amount shown in our SCT because of the inclusion of Company-paid medical benefits ($16,605) and the annualization of his salary, as noted above, which are not reflected in the SCT in accordance with SEC rules. The ratio of Mr. Joyner’s annual compensation to that of our median employee for 2024 is 299-to-1.

Given the different methodologies that various public companies use to determine their estimates of pay ratio, including different methodologies, exclusions, estimates, and assumptions allowed under SEC rules, and different employment and compensation practices among companies, the ratio reported above should not be used as a basis for comparison between CVS Health and other companies.

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Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, which was adopted by the SEC in 2022, we are providing the following information regarding the relationship between compensation actually paid (“CAP”) to our principal executive officer (“PEO”) and Non-PEO NEOs and certain financial performance measures of the Company for the fiscal years listed below. The data included in the CAP columns does not reflect the actual amount of compensation earned or paid to our NEOs during the applicable fiscal year and it is reported solely pursuant to SEC rules. The CAP amount also does not represent amounts that have actually been earned or realized, including in respect of PSUs, RSUs and options. Performance conditions for many of these equity awards have either not yet been satisfied or applicable performance information is not yet available. To this end, information in the table may not reflect whether compensation actually realized is aligned with performance. The MP&D Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

For additional information about our performance-based pay philosophy and how we align executive compensation with CVS Health’s performance, refer to the CD&A beginning on page 47.

	SCT Table	SCT Table Total for	SCT Table	Compensation Actually	Compensation Actually Paid	Compensation Actually	Average Summary Compensation Table Total	Average Compensation Actually Paid	Value of Initial Fixed $100 Investment based on:(5)
Year	Total for First PEO(1)(2) ($)	Second PEO(1)(2) ($)	Total for Third PEO(1)(2) ($)	Paid to First PEO(1)(2)(3)(4) ($)	to Second PEO(1)(2)(3)(4) ($)	Paid to Third PEO(1)(2)(3) ($)	for Non-PEO NEOs(1)(2) ($)	to Non-PEO NEOs(1)(2)(3)(4) ($)	TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)	Adj. EPS ($)(6)
(a)	(b)	(b)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	17,808,792	23,431,466	—	4,812,998	(15,063,925)	—	9,780,578	491,313	70.41	146.87	4,586	5.42
2023	—	21,615,034	—	—	7,497,241	—	9,284,957	7,685,990	118.83	143.18	8,368	8.74
2022	—	21,317,055	—	—	23,768,152	—	12,155,385	11,816,298	135.85	140.29	4,327	9.03
2021	—	20,388,412	3,784,072	—	66,324,077	52,818,429	11,876,865	38,197,569	147.06	143.09	7,989	8.34
2020	—	—	23,043,822	—	—	8,793,328	10,175,614	9,988,123	94.95	113.45	7,192	7.50

(1)	First PEO refers to J. David Joyner, our current PEO, who became our PEO on October 17, 2024. Second PEO refers to Karen S. Lynch who was our PEO during the period from February 1, 2021 to October 17, 2024. Third PEO refers to Larry J. Merlo who was our PEO during the period from January 1, 2020 to January 31, 2021. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2024	2023	2022	2021	2020
Thomas F. Cowhey	Thomas F. Cowhey	Shawn M. Guertin	Shawn M. Guertin	Karen S. Lynch
Heidi B. Capozzi	Samrat S. Khichi	Alan M. Lotvin	Troyen A. Brennan	Eva C. Boratto
Tilak Mandadi	Tilak Mandadi	Tilak Mandadi	Alan M. Lotvin	Alan M. Lotvin
Prem S. Shah	Prem S. Shah	Prem S. Shah	Jonathan C. Roberts	Jonathan C. Roberts
	Shawn M. Guertin		Eva C. Boratto

(2)	The amounts reported in columns (b) are the amounts of total compensation reported for the PEOs for each corresponding year in the “Total” column of the SCT. The amounts reported in column (d) represent the average of the amounts of total compensation reported for our non-PEO NEOs, as a group, for each corresponding year in the “Total” column of the SCT.
(3)	The amounts shown for CAP in columns (c) have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the “Total” column of the SCT for the applicable year with certain adjustments as required by Item 402(v) of Regulation S-K, which are set forth below.
(4)	CAP reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards and Option Awards” column are the totals from the “Stock Awards” and “Option Awards” columns set forth in the SCT. Amounts in the “Exclusion of Change in Pension Value” column reflect the amounts attributable to the change in pension value reported in the SCT. Because the Aetna Pension Plan is frozen, there is no adjustment for the service cost for services rendered during the listed year.

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PEO 1 SCT Total to CAP Reconciliation

Year	Summary Compensation Table Total for First PEO ($)	Exclusion of Change in Pension Value for First PEO ($)	Exclusion of Stock Awards and Option Awards for First PEO ($)	Inclusion of Pension Service Cost for First PEO ($)	Inclusion of Equity Values for First PEO ($)	Compensation Actually Paid to First PEO ($)
2024	17,808,792	—	(16,499,887)	—	3,504,093	4,812,998

Year	Summary Compensation Table Total for Second PEO ($)	Exclusion of Change in Pension Value for Second PEO ($)	Exclusion of Stock Awards and Option Awards for Second PEO ($)	Inclusion of Pension Service Cost for Second PEO ($)	Inclusion of Equity Values for Second PEO ($)	Compensation Actually Paid to Second PEO ($)
2024	23,431,466	—	(17,999,842)	—	(20,495,549)	(15,063,925)

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)
2024	9,780,578	(428)	(8,124,869)	—	(1,163,969)	491,313

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for First PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for First PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for First PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for First PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for First PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for First PEO ($)	Total – Inclusion of Equity Values for First PEO ($)
2024	7,575,120	(4,040,596)	—	(30,431)	—	—	3,504,093

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Second PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Second PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Second PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Second PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Second PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Second PEO ($)	Total – Inclusion of Equity Values for Second PEO ($)
2024	7,128,548	(27,616,271)	—	(7,826)	—	—	(20,495,549)

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total – Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	4,092,665	(5,056,618)	0	(200,016)	0	0	(1,163,969)

(5)	The Peer Group TSR set forth in this column utilizes the S&P 500 Healthcare Group Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2024 Form 10-K. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P 500 Healthcare Group Index, respectively. Historical stock performance is not necessarily indicative of future performance.
(6)	While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EPS is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted EPS is a non-GAAP financial measure. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measure.

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Pay Versus Performance Relationship Disclosures

1.	CAP versus Company TSR and Peer Group TSR
The graph below reflects the relationship between the CAP to the PEOs and Non-PEO NEOs, Company TSR and Peer Group TSR for the applicable reporting year.

PEOs and Average Non-PEO NEO CAP
Versus CVS Health Corporation TSR and Peer Group TSR

2.	CAP versus Net Income
The graph below reflects the relationship between the CAP to the PEOs and Non-PEO NEOs and the Company’s GAAP Net Income for the applicable reporting year.

PEOs and Average Non-PEO NEO CAP
Versus Net Income

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3.	CAP versus Adjusted EPS*

The graph below reflects the relationship between the CAP to the PEOs and Non-PEO NEOs and Adjusted EPS for the applicable reporting year.

PEOs and Average Non-PEO NEO CAP
Versus Adjusted EPS

Most Important Measures to Determine FY2024 CAP

The Company’s executive compensation program supports our long-term strategy by tying the vast majority of pay for executives to performance-based compensation.

The three items listed below represent an unranked list of the most important performance metrics used by the Company for linking executive compensation actually paid to the NEOs for 2024 and Company performance, as further described in our CD&A within the sections titled “Elements of Our Executive Compensation Program,” “Long-Term Incentive Compensation” and “2024 Business and Performance Results.”

Adjusted Earnings Per Share* Adjusted Operating Income TSR

*	Adjusted EPS and Adjusted Operating Income are non-GAAP financial measures. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measures.

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Stockholder Proposal

Each year, the Company receives proposals from stockholders pertaining to a variety of different matters that they wish to bring to a stockholder vote. We engage directly with stockholder proponents to discuss their respective proposals and better understand each request. This is in addition to our long-standing stockholder outreach program through which we discuss and seek feedback on our corporate governance practices, executive compensation program, disclosure practices and sustainability and impact programs and goals. For additional information regarding our stockholder engagement program, see “Stockholder Outreach – Governance and Compensation Actions, Stockholder Engagement” on pages 8-9, “Stockholder Outreach and Engagement” on page 55 and for more information on the stockholder proposal process, see “Stockholder Proposals and Other Business for Our Annual Meeting in 2026” on page 113.

As a result of the productive discussions that are part of our stockholder engagement activities, one stockholder proponent withdrew their proposal. In addition, in the event we believe a proposal is improper under SEC rules, the Company may seek to exclude the proposal under the SEC’s “no action letter” process and three proposals were excluded under that process. If a stockholder proposal is not properly withdrawn or otherwise excluded, it is included in the proxy statement.

Stockholders will vote on the following stockholder proposal (Item 4), if properly presented at the 2025 Annual Meeting and if not otherwise properly withdrawn or excluded. In accordance with federal securities regulations, the stockholder proposal and supporting statement appear in the form in which we received it. It is important to note that the stockholder proposal may contain claims that we believe are inaccurate or misleading, although we have not attempted to refute all of them.

Our Board and management have carefully reviewed the proposal and considered what is in the best interests of the Company, its stockholders and other stakeholders. Our Board recommends a vote AGAINST the stockholder proposal for the reasons set forth following the proposal.

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ITEM

4	Stockholder Proposal for Reducing the Threshold for Our Stockholder Right to Act By Written Consent
The Board unanimously recommends a vote AGAINST the John Chevedden Proposal.

On or about December 4, 2025, the Company received the following proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden represents that he has held at least 50 shares of the Company’s stock for at least the past three years and intends to continue to hold such amount through the date of the Company’s next annual meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “John Chevedden Proposal”) in this proxy statement as they were submitted to us:

Proposal 4 - Improve Shareholder Written Consent

Shareholders request that our board of directors take the steps necessary to enable 10% of shares to request a record date to initiate written consent.

Currently it takes the formal backing 35% of all the shares that normally cast ballots at the annual meeting to do so little ask for a record date for written consent.

Plus any action taken by written consent would still need more than 70% supermajority approval from the shares that normally cast ballots at the annual meeting. This 70% requirement gives almost overwhelming supermajority protection to CVS management that will remain unchanged.

Enabling 10% of shares to apply for a record date for written consent makes sense because scores of companies do not even require 01% of stock ownership to do so little as request a record date.

This proposal received understated 37% support at the 2021 CVS annual shareholder meeting when CVS was on a long-term climb to a $106 price in 2022. But since 2022 CVS stock has fallen to $59 in late 2024 - worse yet since this was during a robust stock market. Think of the opportunity cost to CVS shareholders!

To guard against the CVS Board of Directors becoming complacent CVS shareholders need an improved ability to act by written consent to help the Board adopt new strategies when the need arises.

A shareholder ability to act by written consent would be a welcome incentive for CVS Directors to avoid more long-term declines in the CVS stock price since the continued service of the least qualified CVS Directors could be terminated by CVS shareholders acting by written consent. This is a good incentive for the CVS Directors to have for the benefit of all shareholders.

The best strategies for turning around a company do not necessarily come from a company’s existing shareholders.

If CVS continues in its slump, CVS shareholders and potential CVS shareholders will not even consider acquiring CVS shares or more CVS shares, at a cost of an outrageous $18 billion under the current rules, in order to formally initiate written consent to potentially trigger a turnaround of CVS shareholder value. Vote for this long-needed improvement in CVS shareholder written consent.

Please vote yes:

Proposal 4 - Improve Shareholder Written Consent

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Statement of the Board of Directors Recommending a Vote AGAINST the John Chevedden Proposal

The Board considered the John Chevedden Proposal and the Company engaged in discussions with Mr. Chevedden, but no agreement was reached to withdraw the proposal. For the reasons described below, the Board believes that the John Chevedden Proposal is not in the best interests of the Company and its stockholders.

•	We have long-supported our stockholders’ right to act by written consent and were responsive to stockholder interest to strengthen the ability of stockholders to act by written consent over a decade ago. A proposal from Mr. Chevedden substantially identical to the John Chevedden Proposal was rejected by our stockholders at our 2021 Annual Meeting of Stockholders.
•	Our stockholders can take action and share feedback in a multitude of ways, including, but not limited to, by calling and acting at a special meeting, submitting matters for consideration at an annual or special meeting of stockholders pursuant to our by-laws, submitting stockholder proposals for consideration at an annual meeting of stockholders pursuant to Rule 14a-8 and directly engaging with management and the Board.
•	CVS Health is strongly committed to and has demonstrated sound governance practices and is keenly interested in the views and concerns of our stockholders.

Our Stockholder Right to Act by Written Consent

In 2012, the Board presented for stockholder approval an amendment to the Company’s governing documents that strengthened the ability of stockholders to act by written consent. Through this amendment, which was approved by 95% of stockholders who voted (reflecting 76% of all shares outstanding), CVS Health stockholders with 25% of the voting power of our outstanding capital stock (not “35% of all shares that normally cast ballots at the annual meeting”, as the John Chevedden Proposal incorrectly states) can take any action permitted to be taken at an annual or special meeting through a written consent of the stockholders, which would allow our stockholders to act by written consent with less than unanimous approval. The Board considers the current threshold for action by written consent, which is higher than sought in the John Chevedden Proposal, to be the appropriate threshold. The 25% threshold ensures that the matter is of interest to more than a handful of our stockholders. At a 10% threshold, as proposed in the John Chevedden Proposal, as few as two of our larger stockholders would be able to decide whether a matter should be considered by written consent, which would be a significantly lower threshold than that required to call a special meeting (15%). The Board strongly believes that it should be more challenging, not easier, to act by written consent than by calling a special meeting.

A lower threshold could also result in small stockholder groups exerting significant influence over the Company, pushing for actions that are not in the best interests for the Company or stockholders. Additionally, lowering the threshold could allow different stockholder groups to seek to take action by written consent at the same time, each such group selecting issues that may not be in the best interests of the Company or stockholders, and the matters selected could even be contradictory. All of this could create substantial confusion for stockholders. Under the John Chevedden Proposal, it is also unclear whether stockholders seeking to take action by written consent would be required to satisfy any holding requirements with respect to our common stock or otherwise provide any information about themselves.

Furthermore, a proposal similar to the John Chevedden Proposal, also submitted by Mr. Chevedden, was rejected by a majority of stockholder votes at our 2021 Annual Meeting of Stockholders and, aside from the John Chevedden Proposal itself, management is unaware of any stockholder concerns related to the Company’s current threshold for action by written consent.

Our Stockholders Can Take Action and Share Feedback in a Multitude of Ways

Aside from the rights to act by written consent and to submit stockholder proposals for consideration at our annual stockholder meetings, stockholders have a number of ways to take action at CVS Health. For example, our stockholders have had the right to call a special meeting of stockholders since 2010. An action by written consent asks for action without a meeting of the stockholders, but many stockholders prefer stockholder meetings. At an annual or special stockholder meeting, stockholders can hear from management and the board of directors, ask

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questions and different viewpoints can be aired. An action by written consent could disenfranchise our stockholders. Stockholders with only a majority of our outstanding common stock would be able to take action on a matter without the Board, management or stockholders ever having the opportunity to express their views and ask questions. In addition, because an action by written consent is not presented before all stockholders, like matters at an annual or special meeting, some stockholders may not even know the action was taking place until after it happens. A proxy statement distributed to stockholders in advance of a special or annual meeting provides stockholders with sufficient time and information to consider the matters presented for consideration. Our stockholders have expressed their satisfaction with our current special meeting threshold. In 2018, over 98% of stockholders who voted (76% of shares outstanding) approved an amendment to our Amended and Restated Certificate of Incorporation that lowered the threshold required for stockholders to call a special meeting of stockholders from 25% of the voting power of our outstanding capital stock to 15% of the voting power. In addition, because we value also an open dialogue with our stockholders, we regularly solicit feedback regarding the governance provisions we have in place, which we believe is significantly more cost-effective than engaging stockholders through a special meeting. This direct feedback from stockholders (through dialogue as well as votes on the stockholder proposals) reflects our stockholders’ agreement that our current corporate governance practices, including our current threshold of 15% for calling a special meeting, meet their expectations.

We are Committed to Good Corporate Governance Practices, including the Right to Call Special Meetings

Our Board continues to believe that the 25% threshold approved by our stockholders is the appropriate threshold and balances and promotes the interests of all of our stockholders, particularly when viewed together with our robust corporate governance practices and the many stockholder protections that we have in place. CVS Health is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. The special meeting rights are just some of the examples of our Board’s commitment to sound corporate governance principles. Others include:

•	comprehensive stockholder engagement throughout the year,
•	implemented a lead independent director with robust responsibilities,
•	annual election of all directors,
•	majority voting in director elections,
•	separation of the roles of CEO, Executive Chair of the Board and Lead Independent Director,
•	right of stockholders to call special meetings at a 15% threshold,
•	no supermajority voting requirements,
•	no stockholder rights plan (also known as a poison pill),
•	annual say-on-pay vote,
•	proxy access, and
•	most importantly for purposes of this proposal, the right of stockholders to act by written consent.

The Board believes that CVS Health’s existing 25% ownership threshold for calling for an action by written consent strikes the appropriate balance between allowing stockholders to vote on important matters that arise between annual meetings and protecting against the risk that a small group of stockholders could attempt an action by written consent that serves a narrow agenda not favored by a meaningful proportion of stockholders. We therefore continue to believe that the threshold to request an action by written consent should continue to be 25% of our stockholders.

For these reasons, the Board believes that the John Chevedden Proposal is not in the best interests of CVS Health and its stockholders.

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Ownership of and Trading in Our Stock

Executive Officer and Director Stock Ownership Requirements

CVS Health has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders and, as such, the Board maintains stock ownership guidelines for all directors, as well as for the officers serving on the Company’s ELT and all corporate-level executive vice presidents and senior vice presidents. Persons subject to the guidelines must achieve compliance with the applicable ownership requirements within five years of becoming subject to the requirements. Our NEOs, who appear in the SCT beginning on page 83, must maintain ownership levels as set forth in the table below. Shares included in the calculation to assess compliance with the guidelines include shares owned outright, unvested RSUs, shares held in the Deferred Stock Compensation Plan and shares purchased through our Employee Stock Purchase Plan. Unexercised stock options and unearned PSUs do not count toward satisfying the guidelines. The Board believes that these requirements emphasize the importance of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. To further reinforce this commitment, the Board annually reviews this policy and compliance by directors and executives.

Executive Name	Multiple of Salary Required	In Compliance
J. David Joyner	7x	Yes
Thomas F. Cowhey	4x	Yes
Heidi B. Capozzi	4x	Yes
Tilak Mandadi	4x	Yes
Prem S. Shah	4x	Yes

All non-employee directors must own a minimum of 10,000 shares of CVS Health common stock, which has a value of $666,500 based on the March 17, 2025 closing price of our common stock of $66.65 or approximately 8 times the amount of the annual cash retainer ($83,750). Directors must attain this minimum ownership level within five years of being elected to the Board and must retain this minimum ownership level for at least six months after leaving the Board. The current level of stock pay in the director’s mix of annual compensation is intended to facilitate the directors’ ability to meet the ownership level within this timeframe. Each of our directors has timely attained the minimum ownership level, and Dr. Balser, Ms. Norwalk and Messrs. Kirby, Sansone and Shulman are on track to meet this requirement.

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Share Ownership of Directors and Certain Executive Officers

The following table shows the shares of our common stock beneficially owned, as of March 17, 2025, of each director, each Named Executive Officer appearing in the SCT and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares. Except as indicated, none of the shares listed below has been pledged as collateral.

	Amount and Nature of Beneficial Ownership
Name	Common Stock		Percent of Common Stock	Rights to Acquire Beneficial Ownership of Shares		Total
Fernando Aguirre	37,555	(1)	*	0		37,555
Jeffrey R. Balser, M.D., Ph.D.	9,652		*	0		9,652
C. David Brown II	123,765		*	82,952	(9)	206,717
Heidi B. Capozzi	0		—	0		0
Thomas F. Cowhey	45,256		*	56,100	(10)	101,356
Alecia A. DeCoudreaux	2,970		*	35,349	(11)	38,319
Nancy-Ann M. DeParle	34,169		*	3,678	(11)	37,847
Roger N. Farah	4,124		*	36,815	(11)	40,939
Anne M. Finucane	28,964	(2)	*	12,318	(12)	41,282
J. David Joyner	46,717		*	33,049	(13)	79,766
J. Scott Kirby	8,566		*	0		8,566
Karen S. Lynch	506,079	(3)	*	1,272,584	(14)	1,778,663
Tilak Mandadi	40,414		*	69,312	(15)	109,726
Michael F. Mahoney	45,767	(4)	*	0		45,767
Jean-Pierre Millon	112,217	(5)	*	0		112,217
Leslie V. Norwalk	2,200		*	0		2,200
Larry M. Robbins	12,324,799	(6)	*	2,968	(11)	12,327,767
Guy P. Sansone	8,360		*	0		8,360
Mary L. Schapiro	11,844		*	24,727	(16)	36,571
Prem S. Shah	48,282	(7)	*	193,641	(17)	241,923
Douglas H. Shulman	2,200		*	0		2,200
All directors, executive officers and former executive officers as a group (24 persons)	13,472,400	(8)	1.1%	1,941,592	(18)	15,413,992

*	Less than 1%.
(1)	Includes 668 shares held by Mr. Aguirre’s spouse and adult children as to which Mr. Aguirre disclaims beneficial ownership.
(2)	Consists of 8,964 shares held in a revocable trust of which Ms. Finucane and her spouse are co-trustees, and 20,000 shares held in a grantor retained annuity trust, of which Ms. Finucane’s spouse is the sole trustee.
(3)	Includes 491,341 shares held in a revocable trust and 14,738 shares held in a charitable remainder unitrust. Ms. Lynch is the sole trustee of both trusts.
(4)	Includes 39,356 shares held in trusts for the benefit of Mr. Mahoney and his spouse of which he and his spouse are co-trustees; and 210 shares held in trusts for the benefit of Mr. Mahoney’s children, as to which Mr. Mahoney disclaims beneficial ownership.
(5)	Consists of 112,217 shares held in a family trust of which Mr. Millon and his spouse are co-trustees.
(6)	Consists of 11,946,799 shares held for the accounts of Glenview Capital Master Fund, Ltd., Glenview Offshore Opportunity Master Fund, Ltd. (the “GO Fund”), Glenview Healthcare Master Fund, L.P., and GCM Suggestivist I Master Fund, L.P. (the “Glenview Investment Funds”), of which Mr. Robbins serves as investment manager, and 378,000 shares that are subject to cash-settled swaps held in the accounts of the GO Fund. Mr. Robbins shares voting and dispositive power over the shares held by the Glenview Investment Funds and the swaps help by the GO Funds, and may be deemed to beneficially own such shares and swaps. Mr. Robbins has disclaimed beneficial ownership of the shares held by the Glenview Investment Funds, except to the extent of any pecuniary interest he may have therein. These shares are custodied at prime brokerage accounts and are subject to pledge, collateral and rehypothecation agreements pursuant to market-standard agreements with such custodians.
(7)	Includes 5,092 shares held through the 401(k) Plan by Mr. Shah and 15,317 shares held in a grantor retained annuity trust, of which Mr. Shah is the sole trustee.

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(8)	Directors and executive officers as a group have sole voting and investment power over 455,015 shares, shared voting and investment power with respect to 12,638,507 shares (including 5,092 shares held through the 401(k) Plan by Mr. Shah), and disclaim beneficial ownership of 378,878 shares.
(9)	Consists of 75,176 deferred stock units resulting from shares constituting deferred non-employee director compensation, which do not have current voting rights (“Deferred Director Units”) and are distributable in a lump sum on the date Mr. Brown retires or resigns and 7,776 Deferred Director Units that are distributable in installments beginning on the date Mr. Brown retires or resigns.
(10)	Includes 47,965 shares that Mr. Cowhey has the right to acquire currently or within 60 days of March 17, 2025, upon the exercise of options and 8,135 shares he will receive upon settlement of RSUs that will vest and settle within 60 days of March 17, 2025.
(11)	Consists of Deferred Director Units that are distributable in a lump sum on the date the director retires or resigns.
(12)	Consists of 8,864 Deferred Director Units that are distributable in a lump sum on the date Ms. Finucane retires or resigns and 3,454 Deferred Director Units that are distributable in installments beginning on the date Ms. Finucane retires or resigns.
(13)	Includes 25,979 shares that Mr. Joyner has the right to acquire currently or within 60 days of March 17, 2025, upon the exercise of options and 7,070 shares he will receive upon settlement of RSUs that will vest and settle within 60 days of March 17, 2025.
(14)	Also includes 1,263,072 shares that Ms. Lynch has the right to acquire currently or within 60 days of March 17, 2025, upon the exercise of options and SARs and 9,512 shares she will receive upon settlement of RSUs that will vest and settle within 60 days of March 17, 2025.
(15)	Includes 65,228 shares that Mr. Mandadi has the right to acquire currently or within 60 days of March 17, 2025, upon the exercise of options and 4,084 shares he will receive upon settlement of RSUs that will vest and settle within 60 days of March 17, 2025.
(16)	Consists of 21,771 Deferred Director Units that are distributable in a lump sum on the date Ms. Schapiro retires or resigns and 2,956 Deferred Director Units that are distributable in installments beginning on the date Ms. Schapiro retires or resigns.
(17)	Includes 184,762 shares that Mr. Shah has the right to acquire currently or within 60 days of March 17, 2025, upon the exercise of options and 5,369 shares he will receive upon settlement of RSUs that will vest and settle within 60 days of March 17, 2025, and 3,510 Deferred Officer Units.
(18)	Includes 1,739,275 shares that executive officers and a director have the right to acquire currently or within 60 days of March 17, 2025, upon the exercise of options or SARs or upon settlement of RSUs that will vest and settle within 60 days of March 17, 2025; 3,510 Deferred Officer Units; and 198,807 Deferred Director Units.

Share Ownership of Principal Stockholders

We have been notified by the entities in the following table that each is the beneficial owner (as defined by the rules of the SEC) of more than five percent of CVS Health’s outstanding common stock as of the record date, March 17, 2024. According to the most recent Schedule 13G filed by each of these beneficial owners with the SEC, these shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned		Percent of Class Owned
Common Stock	The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	117,681,195	(1)	9.14%	(1)
Common Stock	BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	104,561,659	(2)	8.30%	(2)
Common Stock	Dodge & Cox(3) 555 California Street San Francisco, CA 94104	63,030,690	(3)	5.00%	(3)

(1)	Information based on a Schedule 13G/A filed February 13, 2024. The Vanguard Group, Inc. (“Vanguard”), directly or through its subsidiaries, holds CVS Health common stock for the benefit of various investors. Vanguard and/or its subsidiaries have sole voting power with respect to none of these shares, shared voting power with respect to 1,662,275 of these shares, sole dispositive power with respect to 111,954,367 of these shares and shared dispositive power with respect to 5,726,828 of these shares.
(2)	Information based on a Schedule 13G/A filed October 24, 2024. BlackRock, Inc. (“BlackRock”) is the parent holding company of a number of subsidiaries that hold CVS Health common stock for the benefit of various investors. BlackRock and/or its subsidiaries have sole voting power with respect to 93,976,550 of these shares, sole dispositive power with respect to all of these shares, and no shared voting or dispositive power with respect to these shares.
(3)	Information based on a Schedule 13G filed November 13, 2024. Dodge & Cox, directly or through its subsidiaries, holds CVS Health common stock for the benefit of various investors. Dodge & Cox and/or its subsidiaries have sole voting power with respect to 59,793,915 of these shares, sole dispositive power with respect to all of these shares and no shared voting power or shared dispositive power with respect to these shares.

Delinquent Section 16(a) Report

Section 16(a) of the Securities Exchange Act of 1934, as amended, and related regulations require our directors, certain of our officers and persons who own more than 10% of our common stock, to file with the SEC reports regarding their initial ownership and changes in ownership of our common stock. To our knowledge, no person beneficially owns more than 10% of our common stock. Based solely on a review of reports filed with the SEC and written representations by our directors and officers, we believe that during 2024, all of our directors and officers subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis. However, one Form 4 report was filed in March 2025 on behalf of one of our directors, Anne M. Finucane, related to a gift of shares by Ms. Finucane to a donor-advised charitable family foundation in November 2022 that was not timely reported due to an administrative error.

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Other Information

Information About the Annual Meeting and Voting

The Board of Directors of CVS Health is soliciting your proxy to vote at our Annual Meeting of Stockholders on May 15, 2025 (or at any adjournment of the meeting, referred to as the Annual Meeting). This proxy statement summarizes the information you need to know to vote at the Annual Meeting.

Our proxy statement and proxy card are being mailed or transmitted to stockholders entitled to vote at the Annual Meeting beginning on or about April 4, 2025.

Date, Time and Place of the Annual Meeting

Date and Time May 15, 2025 8:00 a.m., Eastern Time	The Annual Meeting will be held entirely online via live audio webcast, to allow our stockholders to more easily participate regardless of their geographic location. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders.

Place The Annual Meeting will be held exclusively online at www.virtualshareholdermeeting.com/CVS2025	If you are a registered stockholder or beneficial owner of common stock holding shares at the close of business on March 17, 2025 (the record date), you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/CVS2025 (the “Annual Meeting website”) and logging in by entering the 16-digit control number found on your proxy card, Notice of Internet Availability, or voter instruction form, as applicable.

You are entitled to vote at the Annual Meeting and at any adjournment thereof if you were a holder of the Company’s common stock as of the close of business on March 17, 2025.

You may log into the virtual Annual Meeting beginning at 7:45 a.m., Eastern Time on May 15, 2025 and the Annual Meeting will begin promptly at 8:00 a.m., Eastern Time. If you experience any technical difficulties during the meeting, a toll-free number will be available on the Annual Meeting website for assistance.

As always, we strongly encourage you to vote your shares prior to the Annual Meeting.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS Health common stock at the close of business on the record date, which is March 17, 2025. As of the record date, there were 1,262,383,827 shares of common stock outstanding. Each share of CVS Health common stock that you own entitles you to one vote.

The Bank of New York Mellon presently holds shares of common stock as Trustee under the 401(k) Plan. Each participant in the 401(k) Plan instructs the Trustee of the 401(k) Plan how to vote his or her shares. As to shares with respect to which the Trustee receive no timely voting instructions, the Trustee votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions. The results of the voting will be held in strict confidence by the Trustee. Please note that the cut-off date by which participants of the 401(k) Plan must submit their vote to the tabulator in order to be counted is 11:59 p.m. Eastern Time on Monday, May 13, 2024.

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Types of Ownership of Our Stock

If your shares are registered in your name with CVS Health’s transfer agent, EQ Shareowner Services, you are the “stockholder of record” of those shares. This proxy statement and any accompanying materials have been provided directly to you by CVS Health.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this proxy statement and any accompanying documents have been provided to you by your broker, bank or other holder of record, which is your “nominee.” As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instruction card provided by your nominee or by following the nominee’s instructions for voting by telephone or on the Internet.

Voting

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Stockholders of record may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the Annual Meeting and change your vote, if desired.

If you are a beneficial owner, you will receive instructions from your nominee that you must follow in order for your shares to be voted. Many of the institutions that act as nominees offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you owned as of the record date.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations.

The Board and the Company’s management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the agenda items referred to in this proxy statement.

Revoking Your Proxy Card

If you are a stockholder of record, you may revoke your proxy card by:

•	sending in another signed proxy card with a later date;
•	providing subsequent telephone or Internet voting instructions;
•	notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy card; or
•	voting during the virtual Annual Meeting by following the instructions available on the Annual Meeting website.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your nominee.

Virtual Annual Meeting Rules of Conduct

1.	All stockholders must enter the virtual Annual Meeting room through the Annual Meeting website, using their 16-digit control number found on their proxy card or voting information form. To log in, follow the instructions on the Annual Meeting website. If you have trouble logging in or need assistance, please call Broadridge at 844-986-0822 (US) or 303-562-9302 (International).
2.	Recording of the Annual Meeting is strictly prohibited. All webcast lines will be muted upon entering the virtual Annual Meeting.
3.	A webcast playback will be available 24 hours following the completion of the Annual Meeting on the Annual Meeting website.
4.	Only stockholders of record on the record date for the Annual Meeting, March 17, 2025, or their proxy holders, are permitted to attend, vote or submit questions in the virtual Annual Meeting.

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5.	In order to use the time of all attendees as effectively as possible, we will address the official business of the Annual Meeting first, strictly following the agenda which will be posted on the Annual Meeting website. There will be a brief business presentation and a question and answer period following the official business portion of the Annual Meeting.
6.	Stockholders will be able to vote during the Annual Meeting by clicking on the “Vote Now” button on the Annual Meeting website. If you have voted your shares prior to the start of the Annual Meeting, your vote will have been received prior to the Annual Meeting by the Company’s Inspector of Elections and there will be no need to vote those shares during the Annual Meeting, unless you wish to revoke or change your vote.
7.	Questions or comments may be submitted using the “Ask a Question” area of the Annual Meeting website, during either the official business portion of the Annual Meeting, or during the business presentation and question and answer period following the official business portion of the Annual Meeting. In order for the Company to address as many stockholders as possible, we ask that questions or comments be limited to a maximum of two per stockholder. Please ensure that questions are concise and cover only one topic per question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.
8.	The time allotted to address questions or comments from stockholders during the Annual Meeting is limited. While the Company will address as many as possible questions during this time, questions pertinent to matters in the Annual Meeting agenda that are not answered during the Annual Meeting will be addressed as soon as practical after the Annual Meeting either by, depending upon the subject matter and relevance, engagement or written response posted to the Company’s Investor Relations website at www.investors.cvshealth.com.
9.	The views and concerns of all stockholders are welcome; however, the business purpose of the Annual Meeting will be strictly observed, and the Chair or the Secretary may rule that certain questions or comments are out of order, including: questions that are not related to the business at hand; questions that are not relevant to the business of the Company; questions relating to pending or threatened litigation; and comments or questions that are derogatory in nature, or related to personal matters or personal grievances.

Proxy Solicitation

We are soliciting this proxy on behalf of our Board and will bear the solicitation expenses. We are making this solicitation by mail, but we may also solicit by telephone or e-mail. We have hired Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor, New York, NY 10036, for a fee of $30,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they so request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

Under SEC rules, a single annual report and proxy statement or Notice of Internet Availability may be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive, conserves natural resources and reduces mailing and printing expenses for the Company. Nominees with accountholders who are stockholders may be householding our proxy materials. As indicated in the notice previously provided by these nominees to our stockholders, a single annual report and proxy statement or Notice of Internet Availability will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement or Notice of Internet Availability, please notify your nominee so that separate copies may be delivered to you. Beneficial owners who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact their nominee. Stockholders of record who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability at their address and would prefer that their communications be householded, or stockholders of record who are currently participating in householding and would prefer to receive separate copies of our proxy materials, should contact our transfer agent, EQ Shareowner Services, by writing to P.O. Box 64874, St. Paul, MN 55164-0874; by calling toll-free, 877-287-7526; or by e-mailing to stocktransfer@eq-US.com.

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Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the Annual Meeting of holders of shares representing a majority of the shares entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for purposes of establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

Item 1: Election of Directors

Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote.

A “majority of votes cast” means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that director’s election and will have no effect on the vote.

All other Items	For Items 2, 3, and 4, approval is by affirmative vote (at a meeting at which a quorum is present) of a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy and entitled to vote. Abstentions are counted as shares present or represented and voting and have the effect of a vote against. Broker non-votes are not counted as shares present or represented and voting and have no effect on the vote.

Broker Voting

Under the NYSE Listed Company Manual, if the record holder of your shares (usually a nominee) holds your shares in its name, your nominee is permitted to vote your shares on Item 2, Ratification of the Appointment of Our Independent Registered Public Accounting Firm, in its discretion, even if it does not receive voting instructions from you. On all other Items, your nominee is not permitted to vote your shares without your instructions and uninstructed shares are considered broker non-votes.

Stockholder Proposals and Other Business for Our Annual Meeting in 2026

If you want to submit a proposal for possible inclusion in our proxy statement for the 2026 Annual Meeting of Stockholders, you must ensure your proposal is received by us on or before Friday, December 5, 2025 and is otherwise in compliance with SEC rules.

Under our proxy access by-law, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in CVS Health’s By-laws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2026 Annual Meeting of Stockholders, the nominations must be received by our Corporate Secretary and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our last annual meeting, which would be no earlier than Wednesday, November 5, 2025 and no later than Friday, December 5, 2025.

In addition, if a stockholder would like to present business at an annual meeting of stockholders that is not to be included in our proxy statement, the stockholder must provide the Company with the notice and other information as required in its By-laws. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must also provide the Company with the notice and other information required by our By-laws and the universal proxy rules. Such notice, including all information required by our By-laws and the universal proxy rules, must be addressed to our Corporate Secretary and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting by 5:00 p.m., Eastern Time, which would be no earlier than Thursday, January 15, 2026 and no later than Friday, February 13, 2026 (since Saturday, February 14, 2026 is not a business day, the notice must be received no later than 5:00 p.m., Eastern Time on the immediately preceding business day).

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Other Matters

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Website addresses, hyperlinks and QR codes are included for reference only. The information contained on websites referred to and/or linked to in this proxy statement (other than CVS Health’s website to the extent specifically referred to herein as required by the SEC’s rules) is not part of this proxy solicitation and is not incorporated by reference into this proxy statement or any other proxy materials. References to competitors and other companies throughout this proxy statement are for illustrative or comparison purposes only and do not indicate that these companies are CVS Health’s only competitors or are CVS Health’s closest competitors.

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Annex A

Reconciliation of Certain Amounts to the Most Directly Comparable GAAP Measure

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures the Company discloses that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

The MP&D Committee has elected to use Management Incentive Plan (“MIP”) Adjusted Operating Income and Performance Stock Unit Adjusted Earnings Per Share (“PSU Adjusted EPS”), which are non-GAAP financial measures, in connection with assessing and making determinations related to executive compensation matters. The MP&D Committee carefully selected these performance metrics taking into account feedback from our stockholder engagement efforts, and sets goals based on available information. These non-GAAP financial measures include adjustments, which are reviewed by the MP&D Committee, to the most comparable GAAP financial measures to exclude the impact of certain items when these items are not reflective of the Company’s underlying business performance.

Adjusted EPS

Adjusted EPS is calculated by dividing adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges, gains/losses on early extinguishment of debt, losses on assets held for sale as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

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The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024		Year Ended December 31, 2023
In millions, except for per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$4,614	$3.66	$8,344	$6.47
Non-GAAP adjustments:
Amortization of intangible assets(1)	2,025	1.61	1,905	1.48
Net realized capital (gains) losses(2)	(117)	(0.09)	497	0.38
Acquisition-related transaction and integration costs(3)	243	0.19	487	0.38
Restructuring charges(4)	1,179	0.93	507	0.39
Office real estate optimization charges(5)	30	0.02	46	0.04
Opioid litigation charge(6)	100	0.08	—	—
Gain on early extinguishment of debt(7)	(491)	(0.39)	—	—
Loss on assets held for sale(8)	—	—	349	0.27
Tax impact of non-GAAP adjustments(9)	(745)	(0.59)	(863)	(0.67)
Adjusted income attributable to CVS Health	$6,838	$5.42	$11,272	$8.74
Weighted average diluted shares outstanding		1,262		1,290

Adjusted Operating Income

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income, which is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges and losses on assets held for sale. The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. The following is a reconciliation of consolidated operating income to adjusted operating income for the years ended December 31, 2024 and 2023:

In millions	Year Ended December 31, 2024	Year Ended December 31, 2023
Operating income (GAAP measure)	$8,516	$13,743
Amortization of intangible assets(1)	2,025	1,905
Net realized capital (gains) losses(2)	(117)	497
Acquisition-related transaction and integration costs(3)	243	487
Restructuring charges(4)	1,179	507
Office real estate optimization charges(5)	30	46
Opioid litigation charge(6)	100	—
Loss on assets held for sale(8)	—	349
Adjusted operating income	$11,976	$17,534

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MIP Adjusted Operating Income

The Company uses MIP Adjusted Operating Income as a measure in the MIP. The Company defines MIP Adjusted Operating Income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and net realized capital gains or losses, and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges and losses on assets held for sale. In 2023, MIP Adjusted Operating Income also excludes the net operating results associated with acquired businesses. The following is a reconciliation of consolidated operating income to MIP Adjusted Operating Income for the years ended December 31, 2024 and 2023:

In millions	Year Ended December 31, 2024	Year Ended December 31, 2023
Operating income (GAAP measure)	$8,516	$13,743
Amortization of intangible assets(1)	2,025	1,905
Net realized capital (gains) losses(2)	(117)	497
Acquisition-related transaction and integration costs(3)	243	487
Restructuring charges(4)	1,179	507
Office real estate optimization charges(5)	30	46
Opioid litigation charge(6)	100	—
Loss on assets held for sale(8)	—	349
Net operating results associated with acquired businesses(10)	—	99
MIP adjusted operating income	$11,976	$17,633

2024 PSU Adjusted EPS

PSU Adjusted EPS is calculated by dividing PSU adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines PSU adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges, gains/losses on early extinguishment of debt, net realized capital gains or losses in excess of $100 million and the corresponding income tax benefit or expense related to the items excluded from PSU adjusted income attributable to CVS Health. The following is a reconciliation of net income attributable to CVS Health to PSU adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and PSU Adjusted EPS for the year ended December 31, 2024:

	Year Ended December 31, 2024
In millions, except for per share amounts	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$4,614	$3.66
Amortization of intangible assets(1)	2,025	1.61
Acquisition-related integration costs(3)	243	0.19
Restructuring charges(4)	1,179	0.93
Office real estate optimization charges(5)	30	0.02
Opioid litigation charge(6)	100	0.08
Gain on early extinguishment of debt(7)	(491)	(0.39)
Net realized capital gains(11)	(17)	(0.01)
Tax impact of non-GAAP adjustments(9)	(771)	(0.61)
Adjusted income attributable to CVS Health	$6,912	$5.48
Weighted average diluted shares outstanding		1,262

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End Notes

(1)	The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
(2)	The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
(3)	During the year ended December 31, 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health, Inc. (“Signify Health”) and Oak Street Health, Inc. (“Oak Street Health”). During the year ended December 31, 2023, the acquisition-related transaction and integration costs relate to the acquisitions of Signify Health and Oak Street Health.
(4)	During the year ended December 31, 2024, the restructuring charges include a store impairment charge, corporate workforce optimization costs, including severance and employee-related costs, stock-based compensation charges, other asset impairment and related charges associated with the discontinuation of certain non-core assets. During the third quarter of 2024, the Company finalized an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with this restructuring plan, the Company completed a strategic review of its retail business and determined that it plans to close additional retail stores in 2025, and, accordingly, it recorded a store impairment charge to write down the associated operating or financing lease right-of-use assets and property and equipment. In addition, during the third quarter of 2024, the Company also conducted a review of its various strategic assets and determined that it would discontinue the use of certain non-core assets, at which time impairment losses were recorded to write down the carrying value of these assets to the Company’s best estimate of their fair value. During the year ended December 31, 2023, the restructuring charges include severance and employee-related costs, asset impairment charges and a stock-based compensation charge. During the second quarter of 2023, the Company developed an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with the development of this plan and the recently completed acquisitions of Signify Health and Oak Street Health, the Company also conducted a strategic review of its various transformation initiatives and determined that it would terminate certain initiatives.
(5)	The office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the Company’s evaluation of corporate office real estate space in response to its ongoing flexible work arrangement.
(6)	During the year ended December 31, 2024, the opioid litigation charge relates to a change in the Company’s accrual related to ongoing opioid litigation matters.
(7)	During the year ended December 31, 2024, the gain on early extinguishment of debt relates to the Company’s repayment of approximately $2.6 billion of its outstanding senior notes in December 2024, pursuant to its tender offer for such senior notes.
(8)	During the years ended December 31, 2023, the loss on assets held for sale relates to the Company’s Omnicare® long-term care (“LTC”) business within the Pharmacy & Consumer Wellness segment. During 2022, the Company determined that its LTC business was no longer a strategic asset and committed to a plan to sell it, at which time the LTC business met the criteria for held-for-sale accounting and its net assets were accounted for as assets held for sale. During the first quarter of 2023, an additional loss on assets held for sale was recorded to write down the carrying value of the LTC business to the Company’s best estimate of the ultimate selling price which reflected its estimated fair value less costs to sell. As of September 30, 2023, the Company determined the LTC business no longer met the criteria for held-for-sale accounting and, accordingly, the net assets associated with the LTC business were reclassified to held and used at their respective fair values.
(9)	The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.
(10)	Represents the net adjusted operating income/loss associated with acquired businesses, Signify Health and Oak Street Health, for the period ended December 31, 2023. Signify Health and Oak Street Health were acquired during the first and second quarter of 2023, respectively.
(11)	Represents the net realized capital gains or losses in excess of $100 million, which are excluded in accordance with 2024 PSU plan design. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities.

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CVS Health’s Healthy 2030 Impact Report Highlights

Our Strategy

Healthy 2030

Our Healthy 2030 impact strategy outlines how we are creating a more equitable health care system and sustainable future. It reinforces our Company’s strategy and is embedded in our purpose-driven culture. Healthy 2030 is constructed through our four-pillar framework – Healthy People, Healthy Business, Healthy Community and Healthy Planet. We are focused on making a meaningful, measurable impact within each of the pillars outlined below. We believe this strategy is achievable without materially adversely affecting our operating results and/or cash flows.

Healthy People	Healthy Business
We are building a world of health around every individual. We connect people to the care they need, put medicine and wellness within reach and drive greater affordability, simplicity, and convenience in everything we do. Whether we are increasing access to health care and services or making investments to support our communities to improve health outcomes, we are utilizing our expertise and resources to improve people’s health.	We are purpose-driven – all of us. We have an opportunity to harness the power of our greatest strength – our talented and diverse workforce of more than 300,000 colleagues - to reimagine health care in America and make health care more affordable, accessible, and simpler. Together, we set high standards and hold ourselves to them. We work daily to create value for everyone who trusts and relies on us and ensure every action we take is done ethically and transparently. We support our colleagues’ education and growth with scholarships, promote and develop leadership skills through training and development courses and continue strengthening our pipeline to our workforce through job training and skill building programs in our communities. We integrate governance and partnership across our business units.

Healthy Community	Healthy Planet
We are strengthening our communities by addressing the unique barriers to improving health outcomes locally. We support organizations centering their work on heart health, mental health, women’s health, healthy aging and climate-related health impacts. We also invest in the resources needed for communities to take proactive steps toward a healthier future. This includes addressing food insecurity, improving access to workforce training and educational opportunities nationwide. When a natural disaster or other incident affects the communities where we live and work, we swiftly take action to ensure our response addresses our colleagues’ and customers’ evolving needs. Our colleagues are also making a difference by donating their time and talents with organizations that are meaningful to them. Together, we make a lasting impact by driving a holistic approach and collaboration across these community programs, investments and organizations.	We recognize that the health of the planet affects human health and our access to health care and nutritious food – from the impacts of extreme weather, to air and water quality, to the mental health and medicinal benefits from biodiversity and nature. We continue to invest in initiatives and programs that focus on improving the health of our planet by advancing our sustainability commitments and addressing the environmental factors that contribute to health inequities. We were one of the first companies in the world to have our net-zero targets validated by the net-zero methodology of the Science-Based Targets Initiatives (“SBTi”). We continue to reduce greenhouse gas emissions and source renewable energy on the path to achieving net-zero emissions across our value chain by 2050. We also drive packaging innovation and efforts to reduce unnecessary plastics and waste across the enterprise.

To read more about our Healthy 2030 strategy and annual impact, please visit www.cvshealth.com/impact.

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Healthy 2030

2024 Awards & Recognition

S&P Global Sustainability Yearbook 2024

Just Capital Industry Leader
183rd out of 940 and 1st of 10 food and drug retailers

Dow Jones Sustainability Index (“DJSI”)

12th straight year on DJSI North America Index

Named to FTSE4Good Index Disability Equality Index “Best Place to Work for Disability Inclusion” 100% score Recognized as a VETS Indexes 3-Star Employer

Select 2024 Performance Highlights

Healthy People	Over 90% of eligible HUMIRA® prescriptions converted to a lower-cost biosimilar, delivering approximately $1 billion in net client savings[1]	~350,000 virtual care visits through our direct-to-consumer and business-to-business virtual care programs, including mental health

Healthy Business	~16M hours spent by colleagues in learning and development courses	72K+ positions filled by internal candidates

Healthy Community	$239M+ in community support through the CVS Health Foundation, corporate grants, in-kind donations and other initiatives	84K+ colleague volunteer hours

Healthy Planet	100K+ megawatt-hours of renewable energy utilized	~361K lbs. of non-recyclable material eliminated from our store brands portfolio

[1]	Since 4/1/24 formulary change.

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MIX
Paper from responsible sources
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CVS Health®

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CVS HEALTH CORPORATION

C/O EQUINITI SHAREOWNER SERVICES

P.O. BOX 64945

ST. PAUL, MN 55164-0945

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 14, 2025 for shares held directly and by 11:59 P.M. ET on May 12, 2025 for shares held in the 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CVS2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 14, 2025 for shares held directly and by 11:59 P.M. ET on May 12, 2025 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V63005-P24724	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CVS HEALTH CORPORATION
The Board of Directors recommends you vote FOR each of the Nominees:

1.	Election of Directors		For	Against	Abstain
Nominees:

	1a.	Fernando Aguirre	☐	☐	☐

	1b.	Jeffrey R. Balser, M.D., Ph.D.	☐	☐	☐

	1c.	C. David Brown II	☐	☐	☐

	1d.	Alecia A. DeCoudreaux	☐	☐	☐

	1e.	Roger N. Farah	☐	☐	☐

	1f.	Anne M. Finucane	☐	☐	☐

	1g.	J. David Joyner	☐	☐	☐

	1h.	J. Scott Kirby	☐	☐	☐

	1i.	Michael F. Mahoney	☐	☐	☐

	1j.	Leslie V. Norwalk	☐	☐	☐

	1k.	Larry M. Robbins	☐	☐	☐

	1l.	Guy P. Sansone	☐	☐	☐

	1m.	Douglas H. Shulman	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2025 Annual Meeting of Stockholders of CVS Health Corporation and any adjournment thereof.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the Appointment of Our Independent Registered Public Accounting Firm for 2025.	☐	☐	☐

3.	Say on Pay, a Proposal to Approve, on an Advisory Basis, the Company's Executive Compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

4.	Stockholder Proposal for Reducing the Threshold for Our Stockholder Right to Act By Written Consent.	☐	☐	☐

NOTE: In their discretion, the proxies may vote on such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2025 Annual Meeting of Stockholders and Proxy Statement and the 2024 Annual Report to
Stockholders are available at www.proxyvote.com and at www.cvshealthannualmeeting.com.

V63006-P24724

CVS HEALTH CORPORATION
Annual Meeting of Stockholders
May 15, 2025 8:00 A.M., ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) J. David Joyner and Roger N. Farah, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CVS HEALTH CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., ET on May 15, 2025, virtually http://www.virtualshareholdermeeting.com/CVS2025 and any adjournment or postponement thereof.

Additional Voting Instructions for Certain CVS Health Employees: To the extent the undersigned is a participant in the CVS Health Future Fund 401(k) Plan (the "401(k) Plan"), the undersigned hereby instructs The Bank of New York Mellon, as trustee under the 401(k) Plan, to vote as indicated on the reverse side, all shares of CVS Health common stock held in the 401(k) Plan as to which the undersigned would be entitled to give voting instructions if present at the Annual Meeting. Shares held under the 401(k) Plan for which voting instructions are not properly completed, signed, or received in a timely manner (no later than 11:59 P.M., ET on May 12, 2025), will be voted in the same proportion as those shares for which voting instructions were properly completed and signed and received in a timely manner, as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. All participant votes will be kept confidential by the trustee(s) of the 401(k) Plan.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side